  As filed with the Securities and Exchange Commission on September 17, 1998
                                                    Registration No. 333-
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                             --------------------
                                    FORM S-4

                         REGISTRATION STATEMENT UNDER
                          THE SECURITIES ACT OF 1933

                             --------------------

                            EAST WEST BANCORP, INC.
            (Exact Name of Registrant as Specified in Its Charter)

          Delaware                              6712                          95-4703316
(State or other Jurisdiction           (Primary Standard Industrial        (I.R.S. Employer
of Incorporation or Organization)      Classification Code Number)       Identification Number)

                             415 Huntington Drive
                         San Marino, California  91108
                                 626-583-3500
    (Address, Including Zip Code and Telephone Number, Including Area Code,
                 of Registrant's Principal Executive Offices)

                                  Dominic Ng
               Chairman, President, and Chief Executive Officer
                             415 Huntington Drive
                         San Marino, California  91108
                                 626-583-3500
(Name, Address, Including Zip Code, and Telephone Number Including Area Code,
                             of Agent for Service)

COPIES TO:
Gordon M. Bava, Esq.                     Douglas P. Krause, Esq.     Michael W. Zarlenga, Esq.
Manatt, Phelps & Phillips, LLP            Senior Vice President    Manatt, Phelps & Phillips, LLP
11355 West Olympic Boulevard               and General Counsel          1501 M Street, N.W.
Los Angeles, California  90064-1614          East-West Bank                  Suite 700
310-312-4000                             415 Huntington Drive        Washington, D.C.  20005
                                         San Marino, CA  91108             202-463-4300
                                              626-583-3500

       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------
 TITLE OF EACH CLASS OF                         PROPOSED MAXIMUM         PROPOSED MAXIMUM
 SECURITIES TO BE             AMOUNT TO          OFFERING PRICE              AGGREGATE             AMOUNT OF
 REGISTERED                 BE REGISTERED          PER UNIT*              OFFERING PRICE*       REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------
Common Stock, $0.001        23,775,000
 par value per share....      shares                 $6.02               $143,125,500.00           $42,222.02
----------------------------------------------------------------------------------------------------------------

* Estimated solely for the purposes of calculating the registration fee and calculated pursuant to Rule 457(f) (2). There is no market for the common stock of East-West Bank, the securities to be canceled in the exchange. Therefore, the registration fee has been calculated based on the book value per share of East-West Bank as of August 31, 1998, the latest practicable date prior to the date of filing of this Registration Statement.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                        [LETTERHEAD OF EAST-WEST BANK]



                     WRITTEN CONSENT STATEMENT/PROSPECTUS

                           _______________ __ , 1998

Dear Shareholder:

     The enclosed Written Consent Statement/Prospectus is provided by the Board of Directors of East-West Bank (the "Bank") in connection with the solicitation of consent of our shareholders for approval of the formation of a bank holding company for the Bank. Upon approval of the Plan of Reorganization and Merger Agreement dated September __, 1998 (the "Plan of Reorganization"), the Bank will become a subsidiary of the newly formed holding company, East West Bancorp, Inc. (the "Company"). Written consents for approval of this action are being solicited from all shareholders of the Bank.

     The enclosed Written Consent Statement/Prospectus is also provided by the Board of Directors in connection with the solicitation of consent of our shareholders, as prospective shareholders of the holding company, for approval of the Company's 1998 Employee Stock Incentive Plan (the "Company Incentive Plan") and for approval of the Company's 1998 Employee Stock Purchase Plan (the "Purchase Plan").

     The Company is a newly-formed Delaware corporation, organized at the direction of the Bank's Board of Directors for the purpose of becoming a bank holding company. In accordance with the Plan of Reorganization, as more fully described in the attached Written Consent Statement/Prospectus, the Company will acquire all of the outstanding shares of the Bank by issuing, subject to certain limitations, common stock in the Company to each of the Bank's shareholders, in exchange for all of the outstanding shares of the Bank's common stock. After this exchange you will have the same number of shares in the Company as you currently have in the Bank.

     It is important to note that your stock in the Company will have a value equal to the value of your stock in the Bank and therefore the exchange will take place without any recognition of gain or loss for federal income tax purposes. No changes in the Bank's directors, officers, or other personnel are contemplated as a result of the formation of the bank holding company. Additionally, after formation of the bank holding company, the Bank will continue its present business and operations under the name of East-West Bank.

     The Company Incentive Plan is intended to replace the Bank's 1998 Employee Stock Incentive Plan ("Bank Incentive Plan"). The Company Incentive Plan would reserve 1,902,000 shares of common stock of the Company. In addition, the Company Incentive Plan would allow for the granting of options and other stock based incentives to directors, officers, employees, as well as consultants, advisors and others having a business relationship with the Company and the Bank by attracting and retaining competent managerial personnel, added incentive for high levels of performance and for unusual efforts to increase the earnings of the Company and the Bank. The terms and conditions of the Company Incentive Plan are described in the Written Consent Statement/Prospectus.

     The Company has adopted the Purchase Plan to provide eligible employees of the Company and its subsidiaries the opportunity to participate in the ownership of the Company by acquiring the right to purchase shares of the Company's common stock at a discount. The Purchase Plan covers a total of 1,000,000 shares of common stock of the Company. Stockholders are being asked to approve the Purchase Plan. The terms and conditions of the Purchase Plan are described in the Written Consent Statement/Prospectus.

     You are urged to read the attached documents carefully as they contain the terms of the Reorganization, facts concerning the business, results of operations, financial condition, and properties of both the Company and the Bank. It is very important that your shares be represented because the affirmative vote of a majority of the outstanding shares of the Bank is required to approve the Plan of Reorganization, the Company Incentive Plan and the Purchase Plan. It is therefore essential that all shareholders vote.

     You are urged to fill in, date, sign and mail the enclosed Written Consent form in the enclosed self-addressed postage prepaid envelope.

     It is expected that the enclosed Written Consent Statement/Prospectus and accompanying Consent form will be mailed or delivered to shareholders of the Bank on or after __________ __, 1998. We hope that the Written Consent Statement/Prospectus will answer any questions you may have concerning the proposed Reorganization, the Company Incentive Plan and the Purchase Plan. If you have any questions, concerning this Written Consent Statement/Prospectus or the accompanying proxy, or if you need any help voting your shares, please telephone Douglas P. Krause, Senior Vice President, General Counsel and Corporate Secretary of East-West Bank at (626) 583-3587.

     Your interest and participation are appreciated.

                                Sincerely,



                                Dominic Ng
                                Chairman, President, and Chief Executive Officer

                     PROSPECTUS OF EAST WEST BANCORP, INC.
                                      AND
                  WRITTEN CONSENT STATEMENT OF EAST-WEST BANK

                               23,775,000 SHARES
                                      OF
                     EAST WEST BANCORP, INC. COMMON STOCK

     East-West Bank, a California state chartered bank (the "Bank") is reorganizing as a bank holding company (the "Reorganization"). As part of the Reorganization, the Bank will become a wholly-owned subsidiary of East West Bancorp, Inc. (the "Holding Company"), a Delaware corporation which was formed in August, 1998. Upon the completion of the Reorganization, the Holding Company will own all of the shares of Common Stock, $1.00 stated value, of the Bank ("Bank Common Stock"), and the current shareholders of East-West Bank ("Bank Shareholders") will own all of the shares of common stock, $0.001 par value, of the Holding Company ("Company Common Stock") in substantially the same proportions as their ownership of the Bank.

     The Reorganization must be approved by a majority of the outstanding shares of the Bank, by the Board of Governors of the Federal Reserve System, by the Federal Deposit Insurance Corporation and by the California Department of Financial Institutions. The Reorganization will not go forward if the Bank does not receive these approvals.

     This Written Consent Statement/Prospectus is also being furnished to Bank Shareholders to approve, as prospective shareholders of the Company, the Company's 1998 Employee Stock Incentive Plan (the "Company Incentive Plan") that would reserve 1,902,000 shares of the Company Common Stock and the Company's 1998 Employee Stock Purchase Plan (the "Purchase Plan") that would reserve 1,000,000 shares of Company Common Stock.

     The Company, a Delaware corporation, has filed this Prospectus of the Company and Written Consent Statement of the Bank (collectively the "Written Consent Statement/Prospectus") with the Securities and Exchange Commission (the "SEC") as part of a Registration Statement on Form S-4 (the "Registration Statement"), pursuant to the Securities Act of 1933, as amended (the "Securities Act"), for the purpose of registering up to 23,775,000 shares of the Company Common Stock, in connection with the Reorganization.

     The Reorganization will be accomplished through a merger of East West Merger Co., Inc. ("Merger Co."), a wholly-owned subsidiary of the Company, with and into the Bank, with the Bank being the surviving entity. As a result of the merger, the Bank will become a wholly-owned subsidiary of the Company and Bank Shareholders will receive an equal number of shares of Company Common Stock for their shares of Bank Common Stock.

     The Company has never issued capital stock to the public and consequently no public market for Company Common Stock exists. See "Market Price of and Dividends on Company Common Stock and Bank Common Stock - Market Information."

     In addition to the approvals of the regulatory agencies and the shareholders of the Company, Merger Co. and the Bank, consummation of the Reorganization requires the fulfillment of certain other conditions, as more fully described in this Written Consent Statement/Prospectus. See "The Reorganization - Terms of the Plan of Reorganization - Conditions to the Reorganization," "- Termination of Plan of Reorganization," and " - Regulatory Approvals," herein. Adoption of the Company Incentive Plan and the Purchase Plan each require the approval of the shareholders of the Bank as prospective shareholders of the Company. See "Approval of The East West Bancorp, Inc. 1998 Employee Stock Incentive Plan" and "Approval of The East West Bancorp, Inc. 1998 Employee Stock Purchase Plan."

     This Written Consent Statement/Prospectus is being first mailed or delivered to shareholders of the Bank on or about ___________________, 1998.

     SEE "RISK FACTORS AND INVESTMENT CONSIDERATIONS" ON PAGE 1 FOR CERTAIN INFORMATION THAT SHOULD BE CONSIDERED BY HOLDERS OF BANK COMMON STOCK.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SEC PASSED UPON THE ACCURACY OR ADEQUACY OF THIS WRITTEN CONSENT STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE SECURITIES OFFERED BY THIS PROSPECTUS ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF THE BANK OR THE COMPANY AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, BANK INSURANCE FUND, OR ANY OTHER GOVERNMENTAL AGENCY.

          The date of this Written Consent Statement/Prospectus is _________________, 1998.

                             AVAILABLE INFORMATION

     This prospectus is part of a registration statement on Form S-4 we filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

     The Company is a newly formed corporation that was organized at the direction of the Bank's Board of Directors to acquire control of the Bank and thereby become a bank holding company. For further information regarding the Reorganization, see the Plan of Reorganization which is included as Annex I. Since the Company is newly formed, it has not been required to make filings subject to the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and there is currently no public market for its common stock. Upon consummation the Reorganization, the Company expects to become subject to the information, reporting and proxy solicitation requirements of the Exchange Act.

     The Bank also is not subject to the information, reporting and proxy solicitation requirements of the Exchange Act.

     This Written Consent Statement/Prospectus does not contain all of the information set forth in the Registration Statement. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's Website at "http://www.sec.gov."

                               TABLE OF CONTENTS

                                                                                                     Page
                                                                                                     ----
Summary............................................................................................   (i)

Summary Selected Consolidated Financial Data.......................................................   (v)

Risk Factors and Investment Considerations.........................................................    1

Solicitation of Written Consents...................................................................    9

The Reorganization.................................................................................   11

Capitalization.....................................................................................   18

Comparison of The Rights of Holders of Company Common Stock and Bank Common Stock..................   18

Restrictions on Acquisition of The Company.........................................................   22

Management's Discussion and Analysis of Financial Condition and Results of Operations of The Bank..   25

Business...........................................................................................   44

Supervision and Regulation.........................................................................   66

Market Price of and Dividends on Company Common Stock and Bank Common Stock........................   72

Management.........................................................................................   73

Certain Relationships and Related Transactions.....................................................   79

Approval of East West Bancorp, Inc. 1998 Employee Stock Incentive Plan.............................   79

Approval of East West Bancorp, Inc. 1998 Employee Stock Purchase Plan..............................   83

Commission's Position on Indemnification for Securities Act Liabilities............................   85

Changes in and Disagreements with Accountants on Accounting and Financial Disclosures..............   85

Experts............................................................................................   85

Legal Matters......................................................................................   85

Index to Financial Statements......................................................................   86

                                    SUMMARY

     This summary highlights selected information from this document and may not contain all the information that is important to you. To understand the stock offering fully, you should read carefully this entire document, including the consolidated financial statements and the notes to the consolidated financial statements of East-West Bank. References in this document to "we", "us", "our" and the "Bank" refer to East-West Bank. In certain instances where appropriate, "us" or "our" refers collectively to East West Bancorp, Inc. and East-West Bank. References in this document to the "Company" refer to East West Bancorp, Inc. All per share information contained in this document has been adjusted to reflect the 118,875 for 550,000 reverse stock split effective June 11, 1998.

BANK HOLDING COMPANY REORGANIZATION

Parties to the Plan
 of Reorganization.......  East West Bancorp, Inc.
                           415 Huntington Drive
                           San Marino, California  91108
                           (626) 583-3500

                           The Company is not an operating company and has not engaged in any significant business to date. It was formed in August 1998 as a Delaware corporation to be the holding company for the Bank.

                           East-West Bank
                           415 Huntington Drive
                           San Marino, California  91108
                           (626) 583-3500

                           The Bank is a California state-chartered bank.  The
                           Bank was originally chartered in 1973 as a federal savings association focused primarily on the Chinese-
                           American community. The Bank converted to a California-chartered commercial bank in July 1995.
                           The Bank specializes in lending for commercial, construction, and residential real estate projects and financing international trade. See "Business."

                           East West Merger Co., Inc.
                           415 Huntington Drive
                           San Marino, California  91108
                           (626) 583-3500

                           Merger Co. is a California corporation organized as a wholly-owned subsidiary of the Company in August
                           1998. Merger Co.'s sole purpose is to merge with the Bank in order to facilitate the Company's acquisition of the Bank. See "The Reorganization -
                           Organizational Transactions."

Rights of Dissenting
 Shareholders............  Bank Shareholders do not have dissenters'
                           rights with respect to the Reorganization.

CONSENT SOLICITATION/
 SUMMARY OF VOTING
 PROCEDURES

Record Date..............  ___________ __, 1998 (the "Record Date").

                                      (i)

Consent Required.........  A majority of the issued and outstanding shares of
                           Bank Common Stock (the "Required Vote") must consent
                           to approve the Plan of Reorganization.  See
                           "Solicitation of Written Consents - Written Consent
                           and Revocability of Written Consents."

                           A majority of the outstanding shares of Merger Co.
                           and the Company must also consent to the Plan of Reorganization. The Bank, as the sole shareholder of the Company, and the Company, as the sole shareholder of Merger Co., have approved the Plan of Reorganization. See "The Reorganization - Terms of the Plan of Reorganization - Conditions to the Reorganization."

Receipt of Consents......  We must receive your written consent by 5:00 p.m.,
                           Pacific Time, on ____________, 1998 (unless extended
                           by the Bank) to be counted in the vote on the
                           Reorganization.

Voting...................  You are entitled to vote based on the number of shares of the Bank you owned on the Record Date.
                           Only shareholders on the Record Date are entitled to
                           vote.

The Reorganization.......  The Reorganization will be accomplished by the merger of Merger Co. into the Bank. The Bank will survive
                           the merger and continue to be known as "East-West
                           Bank" and will continue its current business and
                           operations as a California state-chartered bank in
                           essentially the same manner as it was conducted prior
                           to the Reorganization.  Each share of Bank Common
                           Stock outstanding immediately prior to the
                           Reorganization will automatically represent one share
                           of Company Common Stock.  After the Reorganization,
                           all of the Bank Common Stock will be owned by the
                           Company.  See "The Reorganization - General" and "-
                           Terms of the Reorganization -  Conversion."

Reasons for the
 Reorganization..........  The Bank's Board of Directors believes that the bank holding company structure will provide
                           greater  flexibility in terms of operations,
                           expansion, and diversification.  The Company
                           anticipates that its initial principal business and
                           activity will be to serve as the bank holding company
                           for the Bank.  See "The Reorganization - Reasons for
                           Reorganization."

Significant Differences
 between the Company and
 the Bank................  The Company's charter documents contain certain provisions that the Bank's charter documents do not
                           have relating to the Board of Directors and certain
                           business combinations, all of which may be deemed to
                           have "anti-takeover" effects, including a
                           "classified" Board of Directors and a two-thirds
                           voting requirement to approve certain "Business
                           Combinations" involving a "Interested Stockholder,"
                           and to approve or amend certain provisions of the
                           Certificate of Incorporation.  See "Comparison of the
                           Rights of Holders of Company Common Stock and Bank
                           Common Stock."

Benefits to Directors and
 Officers of the
 Reorganization..........  The Reorganization will not directly provide any substantive benefits to directors and officers of the
                           Bank, who will continue to be directors and officers
                           of the Company.

                                     (ii)

                           Officers and directors will participate in the Company Incentive Plan and the Purchase Plan, which will permit our executive officers and directors to acquire shares of Company Common Stock by way of option or at a discount. See "Approval of Company's
                           1998 Employee Stock Incentive Plan" and "Approval of
                           Company's 1998 Employee Stock Purchase Plan."

Conditions to the
 Reorganization and
 Regulatory Approvals....  The Reorganization is subject to the following conditions:

                           .  Approval of the Board of Directors and
                              shareholders of the Bank, Merger Co., and the Company

                           . Approval by the Federal Reserve Board, the FDIC, and the Commissioner of the California Department of Financial Institutions (the "Commissioner").

                           The Company filed an application to acquire the Bank
                           (the "Holding Company Application") with the Federal
                           Reserve Board on September __, 1998. The Bank filed an application for approval of the merger (the
                           "Merger Application") with the FDIC on September __,
                           1998.  The Company filed an application (the "State
                           Application") to acquire control of the Bank with the Commissioner on September __, 1998.

Certain Federal Income
 Tax Consequences........  The Bank expects that the Reorganization will not result in the recognition of gain or loss by the
                           Bank's shareholders if they exchange their Bank
                           Common Stock solely for Company Common Stock.  The
                           Bank will terminate the Reorganization if it believes
                           the Reorganization will result in unfavorable federal
                           income tax results.  See "The Reorganization -
                           Certain Federal Income Tax Consequences."

Recommendations..........  The Board of Directors of the Bank has approved the
                           Plan of Reorganization and unanimously recommends
                           that shareholders approve the Plan of Reorganization.
                           The Bank's directors, executive officers, and their
                           affiliates, who beneficially owned in the aggregate
                           less than 1% of the outstanding shares Bank Common
                           Stock as of the Record Date, intend to vote for the
                           approval of the Plan of Reorganization.  The Bank,
                           which owns 100% of the outstanding Company Common
                           Stock, has approved the Plan of Reorganization.  See
                           "Bank Holding Company Reorganization -
                           Recommendations."

COMPANY INCENTIVE PLAN

Summary of the Plan......  The Company Incentive Plan is designed to replace the
                           Bank Incentive Plan. The Company Incentive Plan
                           reserves 1,902,000 shares of Company Common Stock to
                           be issued pursuant to awards.  See "Approval of East
                           West Bancorp, Inc. 1998 Employee Stock Incentive
                           Plan."

Consent Required.........  A majority of the outstanding shares of the Bank, as prospective shareholders of the Company, are required
                           to approve the Company Incentive Plan.  See "Approval
                           of East West Bancorp, Inc. 1998 Employee Stock
                           Incentive  Plan."

                                     (iii)

STOCK PURCHASE PLAN

Summary of the Plan......  The Purchase Plan permits full-time and certain part-
                           time employees of the Company and the Bank to acquire
                           Company Common Stock at a discount. 1,000,000 shares
                           of Company Common Stock are reserved for issuance
                           under the Purchase Plan.  See "Approval of East West
                           Bancorp, Inc. 1998 Employee Stock Purchase Plan."

Consent Required.........  A majority of the outstanding shares of the Bank, as prospective shareholders of the Company, are required
                           to approve the Purchase Plan.  See "Approval of East
                           West Bancorp, Inc. 1998 Employee Stock Purchase
                           Plan."

                                     (iv)

                 SUMMARY SELECTED CONSOLIDATED FINANCIAL DATA

     The following table presents a summary of selected financial information which should be read in conjunction with the Bank's consolidated financial statements and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Written Consent Statement/Prospectus. The consolidated financial information at and for the six months ended June 30, 1998 and 1997 is derived from financial statements that have not been audited but, in the opinion of management, contains all adjustments, consisting of normal and recurring accruals, necessary to present fairly the financial position and results of operations of the Bank at and for such periods. The results of operations for the six months ended June 30, 1998 are not necessarily indicative of the results of operations that may be expected for the year ending December 31, 1998, or for any future periods.

SUMMARY FINANCIAL AND OTHER DATA


                                           AT JUNE 30,                                 AT DECEMBER 31,
                                   ------------------------    ------------------------------------------------------------------
                                      1998          1997          1997          1996          1995          1994          1993
                                   ----------    ----------    ----------    ----------    ----------    ----------    ----------
                                                          (In thousands, except per share and other data)
BALANCE SHEET DATA:
Total assets.....................  $1,808,713    $1,647,837    $1,734,339    $1,621,547    $1,371,140    $1,319,752    $1,112,913
Cash and cash equivalents (1)....     245,035       351,318       347,601       292,570       183,070        27,145        27,760
Loans receivable, net............     969,394       867,004       934,850       862,640       776,476       825,971       754,355
Mortgage-backed securities
 and investment  securities
 available for sale..............     508,353       371,664       374,810       406,468       353,435        34,018        78,911
Mortgage-backed securities
 and investment securities
 held to maturity................          --            --            --            --            --       369,628       192,643
Real estate investment (2).......      14,351            --        14,388            --            --            --            --
Nonperforming loans(3)...........       4,378        19,815        10,893        11,819         7,496        14,586        17,941
Real estate acquired through
 foreclosure.....................       5,386         2,321         3,217         3,491         6,388         8,197         8,653
Total nonperforming assets(3)....      16,043        28,373        21,597        20,795        21,488        35,507        35,043

Deposits.........................   1,239,280     1,158,582     1,235,072     1,182,886     1,157,469     1,066,946       963,191
Short-term borrowings(4).........     155,953       300,000       139,000       244,000        19,691       107,293         9,164
Federal Home Loan Bank
 advances........................     257,000        46,000       211,000        55,000        61,000        56,000        56,000
Notes payable....................       1,615            --         1,615            --            --            --            --
Total liabilities................   1,665,837     1,517,917     1,598,929     1,495,898     1,249,160     1,242,204     1,035,996
Fair value of net assets
 acquired in excess
 of purchase price, net..........       2,651         3,066         2,858         3,274         3,690         4,105         4,520
Stockholders' equity.............     140,225       126,854       132,552       122,375       118,290        73,443        72,397
Shares outstanding...............      23,775        23,775        23,775        23,775        23,775        23,775        23,775
Book value per share.............       $5.90         $5.34         $5.58         $5.15         $4.98         $3.09         $3.05

OTHER DATA:
Number of:
  Full-service customer
   facilities....................          22            21            22            21            21            20            21
  Full-time equivalent
   employees.....................         369           360           365           329           276           316           375

__________________
(1) Cash and cash equivalents include cash, amounts due from banks, and short term investments with maturities of less than three months (such as federal funds sold and securities purchased pursuant to resale agreements.)
(2) Consists of the Bank's investment in limited partnerships that were formed to develop and operate several apartment complexes designed as high quality affordable housing for lower income tenants throughout the country.
(3) Nonperforming loans consist of nonaccrual loans and loans delinquent 90 days or more but still accruing interest, and nonperforming assets consist of nonperforming loans, restructured loans, real estate acquired through foreclosure or deed-in-lieu thereof and repossessions (such as automobiles), net of chargeoffs and writedowns.
(4) Short-term borrowings include federal funds purchased and securities sold under agreements to repurchase ("reverse repurchase agreements").

                                      (v)

SUMMARY OF OPERATIONS

                                         FOR THE SIX MONTHS                              FOR THE YEAR ENDED
                                            ENDED JUNE 30,                                    DECEMBER 31,
                                      ------------------------    ------------------------------------------------------------------

                                         1998          1997          1997          1996          1995          1994          1993
                                      ----------    ----------    ----------    ----------    ----------    ----------    ----------
                                                              (In thousands, except per share and other data)
OPERATIONS DATA:
Interest and dividend income......     $58,997       $51,785      $107,092       $96,876       $85,355       $76,202       $67,138
Interest expense..................      33,346        30,139        62,646        57,268        54,376        41,517        33,439
                                       -------       -------      --------       -------       -------       -------       -------
Net interest income...............      25,651        21,646        44,446        39,608        30,979        34,685        33,699
Provision for loan losses.........       3,325         2,838         5,588         4,398         6,200         4,155         6,928
                                       -------       -------      --------       -------       -------       -------       -------
Net interest income after
 provision for loan losses........      22,326        18,808        38,858        35,210        24,779        30,530        26,771
Noninterest income................       4,277         4,247         8,493         5,571         3,502         3,286         4,036
SAIF recapitalization expense               --            --            --         7,040            --            --            --
Noninterest expense...............      15,994        14,584        29,010        28,049        26,585        27,382        30,393
                                       -------       -------      --------       -------       -------       -------       -------
Earnings before provision for
 income taxes.....................      10,609         8,471        18,341         5,692         1,696         6,434           414
Provision for income taxes               3,764         3,457         7,330         2,486           653         2,112          (194)
                                       -------       -------      --------       -------       -------       -------       -------
Net earnings (1)..................     $ 6,845       $ 5,014      $ 11,011       $ 3,206       $ 1,043       $ 4,322       $   608
                                       =======       =======      ========       =======       =======       =======       =======


PER SHARE DATA:
Basic and diluted earnings per
 share(2).........................     $  0.29       $  0.21      $   0.46       $  0.13       $  0.04       $  0.18       $  0.03
Average number of shares
 outstanding......................      23,775        23,775        23,775        23,775        23,775        23,775        23,775

KEY OPERATING RATIOS
PERFORMANCE RATIOS (3):
Return on assets(4)(8)............        0.81%         0.65%         0.70%         0.22%         0.08%         0.34%         0.06%
Return on common equity(4)........       10.08          8.45          8.91          2.71          1.13          5.91          0.94
Interest rate spread(5)...........        2.74          2.48          2.48          2.42          2.19          2.75          3.25
Net interest margin(6)............        3.18          2.90          2.92          2.82          2.47          2.88          3.33
Noninterest expense to
 assets(4)(7).....................        1.83          1.82          1.77          2.34          1.94          2.08          2.71
Efficiency ratio(4)(8)............       51.73         54.36         52.87         75.61         74.39         69.61         78.11

ASSET QUALITY RATIOS:
Nonperforming assets to
 total assets at end of
 period(9)........................        0.89          1.72          1.25          1.28          1.57          2.69          3.15
Nonperforming loans to
 total gross loans at end
 of period(9).....................        0.44          2.25          1.15          1.35          0.95          1.74          2.33
Allowance for loan losses
 to total gross loans at
 end of period....................        1.44          1.30          1.29          1.15          1.11          1.73          1.93
Allowance for loan losses
 to nonperforming loans at
 end of period(9).................      324.65         57.70        112.67         85.32        116.53         99.51         82.75

__________________
(1) Excluding the one-time Savings Association Insurance Fund ("SAIF") recapitalization assessment, net earnings for the year ended December 31, 1996 were $7.4 million.
(2) Basic and diluted earnings per share (excluding the SAIF recapitalization assessment) for the year ended December 31, 1996 were $0.31.
(3) With the exception of end of period ratios, ratios for 1998, 1997, and 1996 are based on average daily balances, while ratios for 1995, 1994 and 1993 are based on average monthly balances during the periods presented. Ratios for the six months ended June 30, 1998 and 1997 are annualized.
(4) Excluding the SAIF recapitalization assessment, the Bank's return on assets, return on common equity, noninterest expense to assets and efficiency ratios were 0.51%, 6.26%, 1.83% and 59.89%, respectively, during the year ended December 31, 1996.
(5) Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(6) Net interest margin represents net interest income as a percentage of average interest-earning assets.
(7) Represents noninterest expense excluding the amortization of intangibles, as a percentage of average total assets.
(8) Represents noninterest expense, excluding the amortization of intangibles, divided by the aggregate of net interest income before provision for loan losses and noninterest income.
(9) Nonperforming loans consist of nonaccrual loans and loans delinquent 90 days or more but still accruing interest, and nonperforming assets consist of nonperforming loans, restructured loans, real estate acquired through foreclosure or deed-in-lieu thereof and repossessions (such as automobiles), net of chargeoffs and writedowns.

                                     (vi)

                  RISK FACTORS AND INVESTMENT CONSIDERATIONS

     In addition to the other information in this document, you should consider carefully the following risk factors in evaluating whether to approve the Reorganization.

     When used in this Written Consent Statement/Prospectus, the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "believe" or similar expressions are intended to identify "forward-looking statements." Prospective Investors should be aware that all forward-looking statements are necessarily speculative and not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Various risks and uncertainties, including, without limitation, regional and national economic conditions, changes in levels of market interest rates, credit risks of lending activities, and competitive and regulatory factors, could affect the Company's and the Bank's financial performance and could cause the Company's and the Bank's actual results for future periods to differ materially from those anticipated or projected. The risks highlighted herein should not be assumed to be the only factors that could affect future performance of the Bank and the Company.

INCREASED LENDING RISKS ASSOCIATED WITH EXPANSION INTO COMMERCIAL BANKING AND CONSTRUCTION ACTIVITIES

     With the change in the Bank's business strategy to focus on commercial banking activities, the Bank's commercial and multi-family real estate loans, construction loans and commercial business loans have and are expected to continue to increase. Loans secured by commercial real estate are generally larger and involve a greater degree of risk than residential mortgage (1 to 4 family) loans. Because payments on loans secured by commercial and multi-family real estate properties are often dependent on successful operation or management of the properties, repayment of such loans may be subject to a greater extent to the then prevailing conditions in the real estate market or the economy. Moreover, construction financing is generally considered to involve a higher degree of credit risk than long-term financing on improved, owner-occupied real estate. Risk of loss on a construction loan is dependent largely upon the accuracy of the initial estimate of the property's value at completion of construction or development compared to the estimated cost (including interest) of construction. If the estimate of value proves to be inaccurate, the Bank may be confronted with a project, when completed, having a value which is insufficient to assure full repayment.

     Although the Bank seeks to minimize the above risks through its underwriting and credit administration policies, there can be no assurance that such risks would not materialize, in which event the Bank's financial condition, results of operations, cash flows and business prospects could be materially adversely affected.

DEPENDENCE ON REAL ESTATE

     At June 30, 1998, approximately 84% of the Bank's loans were secured by real estate. The value of the Bank's real estate collateral has been, and could in the future continue to be, adversely affected by any economic recession and any resulting adverse impact on the real estate market in Southern California, such as that experienced during the early years of this decade. See "- Economic Conditions and Geographic Concentrations."

     The Bank's primary lending focus has historically been real estate-mortgage, construction, and to a lesser extent, commercial business lending. Even after the Bank's conversion to a commercial bank in 1995, a majority of the Bank's loans continue to be secured by real estate. At June 30, 1998, real estate mortgage, construction, and commercial business loans comprised approximately 79%, 4%, and 15%, respectively, of the total loans in the Bank's portfolio. All of the real estate-mortgage and construction loans, and approximately 28% of the commercial business loans, were secured fully or in part by deeds of trust on underlying real estate. This real estate dependence increases the risk of loss in both the Bank's loan portfolio and its holdings of other real estate owned if economic conditions in California deteriorate in the future.

INTEREST RATE RISK

     The income of the Bank depends to a great extent on "interest rate differentials" and the resulting net interest margins (i.e., the difference between the interest rates earned on the Bank's interest-earning assets such as loans and investment securities, and the interest rates paid on the Bank's interest-bearing liabilities such as deposits and borrowings). These rates are highly sensitive to many factors which are beyond the Bank's control, including general economic conditions and the policies of various governmental and regulatory agencies, in particular, the Federal Reserve Board. Changes in monetary policy, including changes in interest rates, will influence the origination of loans, the purchase of investments and the generation of deposits and affect the rates received on loans and investment securities and paid on deposits, which could adversely affect the Bank.

     The Bank is party to certain derivative contracts, including interest rate swaps and interest rate cap agreements. These contracts are entered into for purposes of reducing the Bank's interest rate risk and not for trading purposes. The unamortized premiums of such hedging contracts are included in other assets.

     The interest rate swaps involve no exchange of principal either at inception or upon maturity; rather, they involve the periodic exchange of interest payments arising from an underlying notional principal amount.
Interest rate swaps entered into for purposes of modifying the interest rate characteristics of certain loans within the Bank's loan portfolio are recorded at their initial cost, and unrealized gains or losses resulting from changes in their fair value are not recorded in the Bank's financial statements. The unamortized premiums paid for interest rate swaps represent the cost basis of such instruments resulting from a prior mark-to-market adjustment upon the sale of a previously hedged item and subsequent redesignation to the current hedged item. Revenues or expenses associated with these agreements are accounted for on an accrual basis and are recognized as an adjustment to interest income, based on the interest rates currently in effect for such contracts.

     The Bank enters into interest rate cap agreements for purposes of hedging against fluctuations in the fair value of the Bank's investment securities classified as available-for-sale. The interest rate cap agreements involved the payment of a one-time premium to a counterparty who, if interest rates rise above a predetermined level, will make payments to the Bank at an agreed-upon rate for the term of the agreement until such time as interest rates fall below the cap level. The premiums paid for the interest rate caps are amortized to interest income on investments over the term of the agreements. The interest rate cap agreements are reported at their estimated fair value, with unrealized gains and losses recognized as a separate component of stockholders' equity (net of tax effect) consistent with the hedged securities. Payments received on the cap agreements are accrued and recognized as interest income on investments.

     Upon termination or sale of a hedged item or if a hedge otherwise ceases to be effective, the related hedging contract is accounted for at fair value, with resulting gains or losses being recorded in earnings, together with the gain or loss upon termination or sale of the hedged item, if applicable. If such hedging contracts are subsequently redesignated as a hedge, their fair value upon redesignation becomes their new cost basis which is amortized into earnings over the remaining life of the instruments. Significant interest rate fluctuations can materially and adversely affect the Bank's operations and cash flows.

     At June 30, 1998, the Bank's consolidated financial statements reflected $383,000 of unrealized losses (net of tax effects) with respect to interest rate cap agreements as a separate component of stockholders' equity (net of tax effects), and such interest rate cap agreements had an aggregate notional amount of $36 million. The Bank's consolidated financial statements did not reflect unrealized losses on interest rate swaps of approximately $1.0 million as of such date, which interest rate swaps had an aggregate notional amount of $28.5 million.

ECONOMIC CONDITIONS IN ASIA

     Most of the Bank's trade finance loans are related to trade with Asia. In addition, many depositors and loan customers have business ties in Asia.
Adverse economic and political conditions in Asia, including currency devaluation, crises in leadership succession, or military conflict, may increase the Bank's exposure to economic and transfer risk. Transfer risk may increase because of an entity's incapacity to obtain the foreign exchange needed to meet its obligations or to provide liquidity.

RISKS RELATED TO TRADE FINANCING

     At June 30, 1998, 8% of the Bank's loan portfolio consisted of loans made to finance international trade activities. Of these loans, 93% were related to import financing. These financings are generally made through letters-of-credit, whereby the Bank becomes liable to pay the beneficiary (i.e., a manufacturer) the amount drawn against the credit. Changes in monetary policy, including changes in interest rates, governmental regulation of international trade activities, currency valuation, price competition, competition from other financial institutions, and general economic conditions could impact the amount of goods imported to and exported from the United States and the number and extent of importers' need for the Bank's trade finance credit, which could have a material adverse effect on the Bank's financial condition, results of operations, cash flows and business prospects.

POTENTIAL VOLATILITY OF DEPOSITS

     At June 30, 1998, 30% of the dollar value of the Bank's total deposits was represented by time certificates of deposits in excess of $100,000. As such, these deposits are considered volatile and could be subject to withdrawal. Withdrawal of a material amount of such deposits would adversely impact the Bank's liquidity, profitability, business prospects, results of operations and cash flows.

DIVIDENDS

     The Company does not expect to pay a dividend on the Common Stock following the Reorganization. Because the Company will initially conduct no other activity than the management of its investment in the Bank, the Company will initially be dependent on the Bank for income. The ability of the Bank to pay cash dividends in the future will depend on the Bank's profitability, growth, and capital needs. In addition, the California Financial Code restricts the ability of the Bank to pay dividends. There can be no assurance that the Company or the Bank will pay any dividends in the future, or if paid, such dividends will not be discontinued. For a discussion of certain restrictions on the Bank's ability to pay dividends, see "Supervision and Regulation - The Bank
- Dividends and Other Transfers of Funds."

COMPETITION

     In California generally, and in the Bank's primary market area specifically, major banks dominate the commercial banking industry. By virtue of their larger capital bases, such institutions have substantially greater lending limits than those of the Bank. In obtaining deposits and in making loans, the Bank competes with these larger commercial banks and other financial institutions, such as savings and loan associations and credit unions, which offer most services which traditionally were offered only by banks. In addition, the Bank competes with other institutions such as money market funds, brokerage firms, and even retail stores seeking to penetrate the financial services market. During periods of declining interest rates, competitors with lower costs of capital may solicit the Bank's customers to refinance their loans. Furthermore, during periods of economic slowdown or recession, the Bank's borrowers may face financial difficulties and be more receptive to offers from the Bank's competitors to refinance their loans. There can be no assurance the Bank will be able to compete with these lenders.

     As of June 30, 1998, a majority of the Bank's loans were outstanding to borrowers of Chinese ethnicity. Many of these individuals and businesses have connections with Taiwan, Hong Kong, and China. During the last few years, agency branches of banks based in Taiwan, have appeared in California and full service banks in the Bank's market area have changed ownership to Asian owners. These banks and agency branches have targeted Asian (primarily ethnic Chinese) individuals and businesses in California. Continued expansion of these strategies and the proliferation of additional Asian financial institutions could increase competition for the Asian customer base of the Bank which could have a material adverse effect on the Bank's financial condition, business prospects, results of operations and cash flows.

GOVERNMENT REGULATION AND LEGISLATION

     The Company and the Bank are subject to extensive state and federal regulation, supervision, and legislation which govern almost all aspects of the operations of the Company and the Bank. Such laws are subject to change from time to time and are primarily intended for the protection of consumers, depositors, and the deposit insurance funds and not for the protection of shareholders of the Company. We cannot predict what effect any presently contemplated or future changes in the laws or regulations or their interpretations would have on the Company, but it could be material and adverse.

ECONOMIC CONDITIONS AND GEOGRAPHIC CONCENTRATIONS

     The Bank's operations are located and concentrated primarily in Southern California, and are likely to remain so for the foreseeable future. At June 30, 1998, approximately 83% of the Bank's loan portfolio was real estate-related loans, of which 80% were related to collateral located in Southern California. The performance of these loans may be affected by changes in California's economic and business conditions. While the Southern California economy has recently exhibited positive economic trends, there can be no assurance such trends will continue. A deterioration in economic conditions could have a material adverse effect on the quality of the Bank's loan portfolio and the demand for its products and services. In addition, during periods of economic slowdown or recession, the Bank may experience a decline in collateral values and an increase in delinquencies and defaults. A decline in collateral values and an increase in delinquencies and defaults increase the possibility and severity of losses. California real estate is also subject to certain natural disasters, such as earthquakes, floods and mud slides, which are typically not covered by the standard hazard insurance policies maintained by borrowers. Uninsured disasters may render borrowers unable to repay loans made by the Bank. The occurrence of adverse economic conditions or natural disasters in California could have a material adverse effect on the Bank's financial condition, results of operations, cash flows and business prospects.

NEW MANAGEMENT AND BOARD OF DIRECTORS

     In connection with the implementation of its business strategy over the last few years, the Bank hired several new officers at the level of Senior Vice President or above to manage new or enhanced functions. Other than Dominic Ng, President and Chief Executive Officer, and Julia Gouw, Executive Vice President and Chief Financial Officer, who have been with the Bank for approximately 6 years and approximately 9 years, respectively, a majority of the remaining senior management team has been with the Bank for only an average of approximately 3 1/2 years.

     With the exception of Mr. Ng and Ms. Gouw, the entire board of directors resigned in connection with the recent sale of the Bank's common stock by its two former shareholders. A majority of the current directors were recently appointed to fill the vacancies created and have only had a limited period of time to become familiar with the business and operations of the Bank. For information with respect to the Directors, see "Management."

RELIANCE ON KEY EMPLOYEES AND OTHERS

     The Bank is dependent upon the continued services of its key employees, including Dominic Ng, President and Chief Executive Officer, and Julia Gouw, Executive Vice President and Chief Financial Officer. The loss of the services of any such employee, or the failure of the Bank to attract and retain other qualified personnel, could have a material adverse effect on the Bank's financial condition, results of operations, cash flows and business prospects. The Bank has entered into employment agreements with Mr. Ng and Ms. Gouw for periods of three years each, which agreements will provide for certain payments in connection with such executives' termination without cause or following a change in control of the Bank and certain other circumstances. Such payments, if required, could be material, particularly if triggered by a change in control of the Bank. See "Management - Employment and Change in Control Agreements."

     The Bank does not maintain any life insurance with respect to any of its officers, except with regard to a non-qualified deferred compensation plan.

ADEQUACY OF ALLOWANCE FOR ESTIMATED  LOSSES

     The Bank's allowance for estimated losses on loans was $14.2 million or 1.44% of total loans and 324.65% of total nonperforming loans at June 30, 1998. Material future additions to the allowance for estimated losses on loans may be necessary if material adverse changes in economic conditions occur and the performance of the Bank's loan portfolio deteriorates. In addition, future additions to the Bank's allowance for losses on other real estate owned may also be required in order to reflect changes in the markets for real estate in which the Bank's other real estate owned is located and other factors which may result in adjustments which are necessary to ensure that the Bank's foreclosed assets are carried at the lower of cost or fair value, less estimated costs to dispose of the properties. Moreover, the FDIC and the California Department of Financial Institutions ("DFI"), as an integral part of its examination process, periodically review the Bank's allowance for estimated losses on loans and the carrying value of its assets. The Bank was most recently examined by the FDIC and the DFI in this regard during the second quarter of 1998. Increases in the provisions for estimated losses on loans and foreclosed assets would adversely affect the Bank's financial condition and results of operations.

ACCOUNTING TREATMENT

     The Bank recently underwent a change in control. Based upon the representations of each investor that such investor was not acting in concert with any other investor, it is the Bank's understanding that generally accepted accounting principles did not require the Bank to revalue the assets and liabilities of the Bank in the Bank's financial statements to reflect consummation of the change in control. In the event that some or all of the investors were deemed to be acting in concert, then there is a substantial likelihood that generally accepted accounting principles would require a step-up in accounting basis (analogous to the purchase method of accounting for business combinations) with respect to the change in control. If a change in accounting basis were required, the Bank's assets and liabilities would be reflected on the Bank's consolidated financial statements based on their estimated fair values at the consummation date, and goodwill would be recorded to the extent that the consideration paid to the Bank's former shareholders exceeded the aggregate net fair value of the Bank's net assets. Any change in accounting basis could have a material adverse effect on the Bank's regulatory capital ratios, could result in the failure of the Bank to meet its regulatory capital requirements and could have a material adverse effect on the ability of the Bank to pay dividends. In addition, the amortization of any goodwill recorded as a result of such accounting treatment would significantly reduce the earnings of the Bank in future periods and could adversely affect the ability of the Bank to pay dividends.

ANTI-TAKEOVER PROVISIONS

     The Company's Certificate of Incorporation and Bylaws include provisions that could delay, defer, or prevent a takeover attempt that may be in the best interests of shareholders. These provisions include, among other things, requirements that (i) shareholders give advance notice with respect to nomination of candidates for election as directors and certain proposals they may wish to present for a shareholder vote; (ii) special meetings of shareholders may only be called by the Company's Board of Directors, Chairman of the Board, President, or at the written request of holders of not less than 10% of the voting power of all outstanding voting shares of the Company; (iii) the members of the board of directors serve for staggered three year terms; and (iv) certain business combinations and other transactions with a "Interested Stockholder" be approved by a supermajority vote. These requirements in certain circumstances may have the effect of delaying, deferring or preventing a change in control of the Company, may discourage bids for Company Common Stock at a premium over the current market price of the Company Common Stock and may adversely affect the market price, and the voting and other rights of the holders, of Company Common Stock. See "Comparison of Rights of Holders of Company Common Stock and Bank Common Stock - Description of Capital Stock - Company Common Stock."

CERTAIN OWNERSHIP RESTRICTIONS UNDER CALIFORNIA AND FEDERAL LAW

     Federal law prohibits a person or group of persons "acting in concert" from acquiring "control" of a bank holding company unless the Federal Reserve Board has been given 60 days prior written notice of such proposed acquisition and within that time period the Federal Reserve Board has not issued a notice disapproving the proposed acquisition or extending for up to another 30 days the period during which such a disapproval may be issued. An acquisition may be made prior to the expiration of the disapproval period if the Federal Reserve Board issues written notice of its intent not to disapprove the action. Under a rebuttable presumption established by the Federal Reserve Board, the acquisition of more than 10% of a class of voting stock of a bank with a class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (such as the Common Stock), would, under the circumstances set forth in the presumption, constitute the acquisition of control. In addition, any "company" would be required to obtain the approval of the Federal Reserve Board under the BHC Act, before acquiring 25% (5% in the case of an acquiror that is, or is deemed to be, a bank holding company) or more of the outstanding Company Common Stock, or such lesser number of shares as constitute control.

     Under the California Financial Code, no person shall, directly or indirectly, acquire control of a California licensed bank or a bank holding company unless the Commissioner has approved such acquisition of control. A person would be deemed to have acquired control of the Company under this state law if such person, directly or indirectly, has the power (i) to vote 25% or more of the voting power of the Company or (ii) to direct or cause the direction of the management and policies of the Company. For purposes of this law, a person who directly or indirectly owns or controls 10% or more of the Common Stock would be presumed to control the Company.

SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of the Reorganization, the Company will have outstanding 23,775,000 shares of Company Common Stock. The shares of Company Common Stock will be immediately eligible for sale in the public market without restriction upon consummation of the Reorganization. Future sales of substantial amounts of Company Common Stock after the Reorganization, or the perception that such sales could occur, could have a material adverse effect on the market price of the Company Common Stock. In addition, upon consummation of the Reorganization, options to acquire up to 8.0% of the shares of Company Common Stock at an exercise price equal to the market value of the Company Common Stock on the date of grant will be reserved for issuance to directors and certain employees of the Company, the Bank, and the Bank's subsidiaries (1,902,000 shares) under the Company Incentive Plan, 1,000,000 shares of Company Common Stock will be reserved for issuance to employees of the Company, the Bank, and the Bank's subsidiaries under the Purchase Plan, and warrants to acquire up to 2.0% of the Company Common Stock will be held by Friedman, Billings, Ramsey & Co., Inc. (475,500 shares) at an exercise price of $10. No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for further sale, will have on the market price of the Company Common Stock.
For additional information, see "Anti-takeover Provisions in Company's Certificate of Incorporation and Bylaws - Shares Authorized."

ABSENCE OF PUBLIC MARKET; VOLATILITY IN STOCK PRICE

     There currently is no trading market for the Company Common Stock or Bank Common Stock. There can be no assurance that an active public trading market will develop after the Reorganization, or that, if developed, it will be sustained. As a result of the lack of a trading market, the market price of the Company Common Stock may experience fluctuations that are unrelated to the operating performance of the Company and the Bank. In particular, the price of the Company Common Stock may be affected by general market price movements as well as developments specifically related to the financial services sector, including interest rate movements, quarterly variations, or changes in financial estimates by securities analysts and a significant reduction in the price of the stock of another participant in the financial services industry.

TECHNOLOGY AND COMPUTER SYSTEMS

     Advances and changes in technology can significantly impact the business and operations of the Bank. The Bank faces many challenges including the increased demand for providing computer access to bank accounts and the systems to perform banking transactions electronically. The Bank's business and operations are susceptible to negative impacts from computer system failures, communication and energy disruption, and unrestrained disruptions and unethical individuals with the technological ability to cause disruptions or failures to the Bank's data processing systems.

     Many computer programs were designed and developed utilizing only two digits in date fields, thereby creating the inability to recognize the year 2000 or years thereafter. This year 2000 issue creates risks for the Bank from unforseen or unanticipated problems in its internal computer systems as well as from computer systems of the Federal Reserve Bank, correspondent banks, customers, and vendors. Failures of these systems or untimely corrections could have a material adverse impact on the Bank's ability to conduct its business and results of operations.

     The Bank's computer systems and programs are designed and supported by companies specifically in the business of providing such products and services. The Bank has formed a Year 2000 committee comprised of certain of the Bank's officers to effectively deal with the year 2000 issue. The committee's year 2000 plan includes awareness seminars, evaluations of existing hardware, software, ATMs, vaults, alarm systems, communication systems, and other electrical devices, testing critical application programs and systems, both internally and externally, establishing a contingency plan, and upgrading hardware and software as necessary. The lending staff of the Bank has been compiling a list of borrowers with commitments in excess of $1,000,000. The Chief Credit Officer of the Bank and his staff have reviewed these lists and contacted borrowers in order to "risk-rank" each borrower's exposure to Year 2000 issues.

     The Year 2000 Committee believes that the Bank's most critical systems are its deposit, loan, and general ledger data systems and that these systems will be Year 2000 compliant, as such services are performed by an outside vendor which has indicated to the Bank that its system will be Year 2000 compliant by December 31, 1999. Failure to be Year 2000 compliant could have a material adverse effect on the Bank's business prospects and results of operations. A flaw in core deposit, loan or other accounting systems discovered too late to either make necessary corrections or to switch to another data processing company would require the Bank to perform manually such accounting for an indefinite period of time.

     The Bank has budgeted $882,000 for future expenses for hardware and software upgrades, a portion of which is related to the Year 2000 issue. This includes approximately $510,000 of hardware purchases and $372,000 in other
related expenses, such as software testing and implementation services.   As of
June 30, 1998, expenses incurred as a result of the Year 2000 issue were deemed to be minimal.

ENVIRONMENTAL RISKS

     The Bank, in its ordinary course of business, acquires real property securing loans that are in default, and there is a risk that hazardous substances or waste, contaminants or pollutants could exist on such properties. The Bank may be required to remove or remediate such substances from the affected properties at its expense, and the cost of such removal or remediation may substantially exceed the value of the affected properties or the loans secured by such properties. Furthermore, the Bank may not have adequate remedies against the prior owners or other responsible parties to recover its costs. Finally, the Bank may find it difficult or impossible to sell the affected properties either prior to or following any such removal. In addition, the Bank may be considered liable for environmental liabilities in connection with its borrowers' properties, if, among other things, it participates in the management of its borrowers' operations. The occurrence of such an event could have a material adverse effect on the Bank's financial condition, results of operations, cash flows and business prospects.

                       SOLICITATION OF WRITTEN CONSENTS

RECEIPT OF CONSENTS

     We must receive your written consent by 5:00 p.m., Pacific Time, on ____________, 1998 (unless extended by the Bank) (the "Approval Date") to be counted in the vote on the Plan of Reorganization, the Company Incentive Plan and the Stock Purchase Plan. The votes will be tabulated by U.S. Stock Transfer Co., the Bank's transfer agent and registrar.

     Shareholders who wish to vote "YES" for the Plan of Reorganization, the Company Incentive Plan, and the Stock Purchase Plan should complete, sign and return the written consent which accompanies this Written Consent Statement/Prospectus. Each Shareholder's attention is directed to the written consent and instructions accompanying this Written Consent Statement/Prospectus. Written consents must be delivered in person or by mail or by other delivery service to U.S. Stock Transfer Co. at the following address on, or prior to, the Approval Date:

                            U.S. Stock Transfer Co.
                        1745 Gardena Avenue, Suite 200
                              Glendale, CA  91204

WHO MAY VOTE

     Only Bank shareholders on the Record Date may vote. You are entitled to vote based on the number of shares of Bank Common Stock you have on the Record Date.

     There were issued and outstanding 23,775,000 shares of Bank Common Stock on the Record Date. The Bank has no other class of stock outstanding. Consent to the Plan of Reorganization, the Company Incentive Plan, and the Stock Purchase Plan may be given by any person who is a record holder of shares of Bank Common Stock, or by his or her duly authorized agent.

     If you hold your Bank Common Stock in "street name" and you fail to instruct your broker or nominee as to how to vote your Bank Common Stock, your broker or nominee will not be permitted, pursuant to applicable stock exchange rules, to vote your Bank Common Stock with respect to the Plan of Reorganization, the Company Incentive Plan, or the Stock Purchase Plan.

VOTE REQUIRED

     In order for the Plan of Reorganization to be approved, shareholders holding a majority of the outstanding Bank Common Stock must approve the Plan of Reorganization.

     In order for the Company Incentive Plan and the Stock Purchase Plan to be approved, shareholders holding a majority of the outstanding Bank Common Stock, voting as shareholders of the Company, must approve the Company Incentive Plan and the Stock Purchase Plan. If the Plan of Reorganization is NOT approved, the votes for the Company Incentive Plan and the Stock Purchase Plan will be counted as votes by the shareholders of the Bank.

     You may vote YES or NO or you may ABSTAIN from voting on the Plan of Reorganization, the Company Incentive Plan, and the Stock Purchase Plan. If you do not submit a written consent or you send a written consent marked ABSTAIN, you will be counted as having voted AGAINST the Plan of Reorganization, the Company Incentive Plan and the Stock Purchase Plan. Broker (or other custodian) non-votes will also have the effect of a vote AGAINST the Plan of Reorganization, the Company Incentive Plan, and the Stock Purchase Plan.

     You may vote only using the written consent provided, and only during the solicitation period, which ends __________, 1998 or at a later date the Bank may announce. You must return the completed written consent to the Bank before the solicitation period expires. If we receive your written consent signed but unmarked, it will be counted as a vote FOR the Plan of Reorganization, the Company Incentive Plan, and the Stock Purchase Plan.

     All questions as to the form of all documents and the validity (including time of receipt) of all approvals will be determined by the Bank and such determinations will be final and binding. The Bank reserves the absolute right to waive any of the defects or irregularities in any approval of the Plan of Reorganization, the Company Incentive Plan, and the Stock Purchase Plan, or preparation of the form of written consent. The Bank's interpretation of the terms and conditions of the Plan of Reorganization will be final and binding. The Bank shall be under no duty to give notification of any defects or irregularities in any approval of the Plan of Reorganization, the Company Incentive Plan and the Stock Purchase Plan, or preparation of the form of written consent and shall not have any liability for failing to give such notification.

REVOCATION OF CONSENT

     You may withdraw or change your written consent before the solicitation period expires. You will need to complete and mail a substitute written consent, AND a letter stating that you are revoking your previous vote.

EXPENSES OF THIS SOLICITATION

     This solicitation of Written Consents is made on behalf of the Board of Directors of the Bank and the Company, and the Bank will bear all expenses of solicitation, including preparing, assembling, printing and mailing this Written Consent Statement/Prospectus.

     To the extent permitted by applicable law, consents may be solicited by the management of the Bank or by third parties. Although there is no formal agreement to do so, the Bank may reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding these proxy materials to their principals. The Bank does not intend to utilize the services of other individuals or entities not employed by or affiliated with the Bank in connection with the solicitation of Written Consents. No party will receive any compensation contingent upon solicitation of a favorable vote or success of the Reorganization.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     Management knows of no person or entity, including any "group" as that term is used in (S)13(d)(3) of the 1934 Act, who or which is the beneficial owner of more than 5% of the outstanding shares of Bank Common Stock on the Record Date. Management is not aware of any change in control of the Bank or of any arrangement which may, at a subsequent date, result in a change of control of the Bank, other than the Reorganization. For information concerning the ownership of Bank Common Stock by directors and executive officers of the Company and the Bank, see "Management - Directors."

                              THE REORGANIZATION

GENERAL

     The Board of Directors of the Bank has unanimously approved the formation of a holding company for the Bank, to be known as East West Bancorp, Inc., through the Reorganization described in this Written Consent
Statement/Prospectus, and unanimously recommends that Bank Shareholders vote to approve the Reorganization.

     The following discussion is only a summary of the Reorganization. Shareholders should refer to the complete Plan of Reorganization attached as Annex I.

     At the Effective Time of the Reorganization (defined below), Merger Co. will be merged into the Bank, and the Bank will survive the Merger. As a result of the Merger, each outstanding share of Bank Common Stock will be converted into Company Common Stock on a one-for-one basis. As a result of the Reorganization, the current Bank Shareholders will become the sole shareholders of the Company and the Company will become the sole shareholder of the Bank. Upon consummation of the Reorganization, the Bank will continue the Bank's present business and operations under the name "East-West Bank," as a wholly-owned subsidiary of the Company and under the Articles of Incorporation and Bylaws of the Bank. The consolidated capitalization, assets, liabilities, income, and financial statements of the Company immediately following the Reorganization will be substantially the same as those of the Bank immediately prior to the consummation of the Reorganization. See "Capitalization."

REASONS FOR REORGANIZATION

     In the opinion of the Bank's Board of Directors, the bank holding company structure will permit greater flexibility in responding to evolving changes in the banking and financial services industries and meeting the competition of other financial institutions. The Bank's Board of Directors believes that a bank holding company is an entity which can provide greater operating and financial flexibility and will permit expansion into a broader range of financial services and other business activities.

     Management of the Bank believes that a bank holding company will permit Bank shareholders to participate in the ownership of a more flexible entity for financing and growth within the banking and financial services industries. A bank holding company may provide more alternatives in the raising of funds required by the Bank or by the Company under changing conditions in financial and monetary markets.

     Flexibility in financing also will be provided by the Company's authorized capitalization of 50,000,000 shares of Company Common Stock, $0.001 par value per share, and 5,000,000 shares of Holding Company Preferred Stock, $0.001 par value per share. If the Reorganization is approved, up to 23,775,000 shares of Company Common Stock will be issued to the shareholders of the Bank, up to 1,705,350 shares of Company Common Stock may be issued pursuant to outstanding stock option and incentive grants, up to 196,650 shares will be available for future grants issued under the Company Incentive Plan, up to 1,000,000 shares will be available for future issuance under the Purchase Plan, and up to 475,500 shares of Company Common Stock will be reserved for issuance upon the exercise of outstanding warrants to purchase Bank Common Stock, leaving 22,847,500 shares of authorized but unissued Company Common Stock. These shares will be available for issuance from time to time to raise additional capital, for acquisitions or for any other corporate purposes and, to the extent authorized by law, may be issued without further action by the Company's shareholders. The Company currently has no plans, arrangements, or understandings related to the issuance of additional shares.

     The Reorganization will also provide certain flexibility for acquiring or establishing other banking operations. For example, in the event an opportunity for the acquisition of another bank were to develop, it might be desirable to maintain the separate existence of the other bank after the acquisition rather than merging it into the Bank. The existence of a bank holding company would allow such an acquisition.

     It is also anticipated that the new corporate structure can be used advantageously to engage in other activities that are closely related to banking, either directly, or indirectly through newly formed subsidiaries or by acquiring companies already established in such fields. Such activities are limited by the Bank Holding Company Act of 1956, as amended (the "BHC Act").

     The Bank does, and it is anticipated that the Company will, from time to time engage in discussions regarding acquisitions of other financial institutions and corporations engaged in activities that are closely related to banking. Should the Bank or the Company be presented with an acquisition opportunity, the Bank or the Company, as applicable, expects to make a determination whether or not to and the manner in which such opportunity should be pursued, which may require the prior approval or consent of the Federal Reserve Board and/or the Commissioner. See "Supervision and Regulation - The
Company."   As of the date of this Written Consent Statement/Prospectus, the
Company and the Bank do not have any specific agreements or commitments to acquire any other financial institution or corporation.

     Management of the Bank believes that the Reorganization will enhance the Bank's ability to satisfy ever changing and expanding needs of present customers for banking and banking-related services and to continue to attract new customers for financial services. The recommended corporate form will better suit expansion into new areas of service than would the existing structure.

     The Company anticipates that during the initial months following the consummation of the Reorganization, the principal business and activity of the Company will be to manage its investment in the Bank Common Stock.

ORGANIZATIONAL TRANSACTIONS

     At the direction of the Board of Directors of the Bank, the Company was incorporated under the laws of the State of Delaware on August 27, 1998 for the purpose of becoming a bank holding company by acquiring all of the outstanding Bank Common Stock. The Bank currently owns 100% of the outstanding capital stock of the Company.

     At the direction of the Board of Directors of the Bank and the Company, Merger Co. was incorporated under the laws of the State of California on August 27, 1998 for the purpose of merging with the Bank in order to facilitate the Company's acquisition of the Bank. In order to capitalize Merger Co., Merger Co. will issue 100 shares of common stock of Merger Co. (the "Merger Co. Common Stock") to the Company for $100. Prior to the Effective Time of the Reorganization, the Company will be the sole shareholder of Merger Co.

     Upon consummation of the Reorganization, Merger Co. will be merged with and into the Bank with the Bank being the surviving entity of the merger. The 100 shares of Merger Co. Common Stock held by the Company will be converted into Bank Common Stock. Concurrently with the merger, the capital stock of the Company held by the Bank will be canceled and the Bank Common Stock held by Bank Shareholders will be converted to Company Common Stock.

TERMS OF THE PLAN OF REORGANIZATION

     CONVERSION. At the Effective Time of the Reorganization (defined below), the shares of common stock of the Bank, Merger Co., and the Company, parties to the Plan of Reorganization, shall be converted and exchanged as described herein.

     Each share of Bank Common Stock issued and outstanding immediately prior to the Effective Time of the Reorganization will, at the Effective Time of the Reorganization, automatically become and be converted into the right to receive one (1) share of Company Common Stock.

     Each share of Merger Co. Common Stock issued and outstanding immediately prior to the Effective Time of the Reorganization will, on and after the Effective Time of the Reorganization, be converted into one (1) share of Bank Common Stock and, as a result, at the Effective Time of the Reorganization, all of the common stock of the Bank will be owned by the Company.

     Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time of the Reorganization will, at the Effective Time of the Reorganization, be canceled.

     At the Effective Time of the Reorganization, the Bank shareholders will be the shareholders of the Company. As shareholders of the Company, they will have essentially the same rights to govern the Company's activities as they have with respect to the Bank; however, as shareholders of the Company, they will not be entitled to vote on matters requiring the approval of Bank shareholders. Shareholders of the Company will be entitled to vote with respect to matters affecting the Company which will own 100% of the voting rights in the Bank. A discussion of those rights is contained in the section entitled "Comparison of Bank Common Stock and Company Common Stock."

     EFFECTIVE TIME OF THE MERGER. The Merger will be effective at the time the Plan of Reorganization is filed in the office of the Secretary of State of California (the "Effective Time of the Reorganization"). The Effective Time of the Reorganization will not occur until (i) all requisite board of directors, shareholders, and regulatory approvals and consents for the merger and the Reorganization are obtained; (ii) the expiration of any applicable waiting periods under the BHC Act and the Bank Merger Act; and (iii) the satisfaction of all of the requirements of law and conditions specified in the Plan of Reorganization or the approvals of regulatory agencies. There is no date by which the Effective Time of the Reorganization must occur.

     INTERESTS OF CERTAIN PERSONS IN THE MERGER. The Plan of Reorganization provides that the directors of the Bank immediately prior to the Effective Time of the Reorganization will be directors of the Bank immediately after the Reorganization. Additionally, the officers and other employees of the Bank immediately prior to the Effective Time of the Reorganization will all be employed in substantially the same capacities by the Bank immediately after the Reorganization. Directors and executive officers of the Bank are the beneficial owners of 231,000 shares of Bank Common Stock.

     EMPLOYEE BENEFITS. Upon consummation of the Reorganization, the Bank Incentive Plan will be terminated. All grants under Bank Incentive Plan will be converted into the right to receive the grant pursuant to the Company Incentive Plan upon identical terms and conditions, and for an identical exercise price, if any. The Company will assume all of the Bank's obligations with respect to such outstanding grants. The Company Incentive Plan proposes to reserve 1,902,000 shares of Company Common Stock for issuance pursuant to the exercise of options. See "Approval of East West Bancorp, Inc. 1998 Employee Stock Incentive Plan."

     All other employee benefits and benefit plans of the Bank in effect immediately prior to the Effective Time of the Reorganization will be unchanged by the Reorganization, except that any plan which refers to Bank Common Stock will, following consummation of the Reorganization, be deemed to refer instead to Company Common Stock and will become the employee benefits and benefit plans solely of the Bank.

     CONDITIONS TO THE REORGANIZATION. The obligations of each of the parties to the Plan of Reorganization to consummate the Reorganization are subject to the satisfaction, on or before the Effective Time of the Reorganization, of the following conditions (i) approval of the terms of the Reorganization including the Plan of Reorganization, by the shareholders of the Bank owning at least a majority of the capital stock of the Bank; (ii) approval of the Plan of Reorganization by a majority of the outstanding shares of the Company and Merger Co.; (iii) approval by a majority of the Board of Directors of both the Bank and Merger Co. of the merger; (iv) approval of the Plan of Reorganization by the Company; (v) all consents and approvals prescribed by law, including, without limitation, the approval of the Federal Reserve Board, the FDIC, and the Commissioner, for the consummation of the Reorganization; and (vi) all other requirements prescribed by law which are necessary for the consummation of the Reorganization including, but not limited to, the expiration of any applicable waiting periods under the Bank Merger Act and the BHC Act. The Plan of Reorganization does not provide for an outside closing date for the transactions contemplated herein.

     The directors of the Bank, Merger Co., and the Company have unanimously approved the Plan of Reorganization. The Bank, as the sole shareholder of the Company, and the Company, as the sole shareholder of Merger Co., have approved the Plan of Reorganization. The Company has filed an application for prior approval to become a bank holding company pursuant to Section 3(a)(1) of the BHC Act with the Federal Reserve Board and an application to acquire control of the Bank under Section 700 of the California Financial Code with the Commissioner. In addition, the Bank and Merger Co. have filed applications for approval of the merger with the FDIC and the Commissioner. See "The Reorganization - Regulatory Approvals."

     TERMINATION OF PLAN OF REORGANIZATION. The Plan of Reorganization may be terminated before the Effective Time of the Reorganization if (i) the number of shares voting against the Reorganization is such that the Board of Directors of the Bank determines that it is inadvisable to consummate the Reorganization;
(ii) any action, consent, or approval, governmental or otherwise, necessary to permit the Bank to conduct all or any part of the business activities of the Bank prior to the Effective Time of the Reorganization, shall not have been obtained; or (iii) for any other reason the consummation of the Reorganization is inadvisable in the opinion of the Board of Directors of the Bank, Merger Co., or the Company. If the holders of a majority of the outstanding shares of Bank Common Stock fail to approve the Reorganization, or the transaction is otherwise terminated, as provided above, then the business of the Bank would continue to operate under the ownership of its existing shareholders.

     No assurances can be given as to when or if all conditions will be satisfied.

EXCHANGE OF SHARE CERTIFICATES

     As soon as practicable after consummation of the Reorganization, the Company will mail to each holder of record of Bank Common Stock immediately prior to the Effective Time of the Reorganization, a letter of transmittal which is to be used by each such Bank Shareholder to return to the Company the stock certificates representing Bank Common Stock owned by him or her, which certificates should be duly endorsed in blank by such Bank Shareholder. As soon as practicable after receiving such certificates from a Bank Shareholder, together with the duly executed letter of transmittal and any other items specified by the letter of transmittal, the Company will deliver to such Bank Shareholder new certificates evidencing the appropriate number of shares of Company Common Stock. PLEASE DO NOT SEND YOUR STOCK CERTIFICATES WITH THE WRITTEN CONSENT.

     If the new certificates are to be delivered to a person other than the record holder of the certificates of Bank Common Stock surrendered in exchange therefor (i) the certificate so surrendered must be properly endorsed or accompanied by appropriate stock powers and otherwise be in proper form for transfer; (ii) the transfer must otherwise be proper; and (iii) the person requesting the transfer must pay to the Company any transfer or other taxes payable by reason of the transfer or must establish to the satisfaction of the Company that such taxes have been paid or are not required to be paid.

COSTS OF REORGANIZATION

     The costs of the Reorganization to the Company and the Bank are estimated at approximately $130,000. If the Reorganization is consummated, costs of the Reorganization will be assumed and paid, to the extent properly allocated, by the Company and the Bank. In the event the Reorganization is not consummated, such costs as have been incurred, including the cost of organizing the Company and Merger Co., will be assumed and paid by the Bank.

REGULATORY APPROVALS

     Federal and California law and regulations provide that certain acquisition transactions, such as the Reorganization, may not be consummated unless approved in advance by applicable regulatory authorities. The Plan of Reorganization provides that the Company, the Bank, and Merger Co. shall proceed expeditiously and cooperate fully in the procurement of any consents and approvals and in the taking of any other action and the satisfaction of all requirements, prescribed by law or otherwise, necessary for consummation of the Reorganization, including the preparation and submission of applications required to be filed with the FDIC, the Commissioner and the Federal Reserve Board. Receipt of all requisite regulatory approvals and consents is a condition precedent to the consummation of the Reorganization.

     An application for prior approval of the Company to acquire the Bank was a filed with the Federal Reserve Board on September __, 1998. The Merger Application was filed with the FDIC on September __, 1998. The State Application was filed with the Commissioner on September __, 1998. There can be no assurances that the required approvals will be obtained, or as to conditions or timing of such approvals.

     Although neither the Company nor the Bank is aware of any reason why the requisite approvals of and consents to the Reorganization would not be granted, there can be no assurance such approvals and consents will be obtained or that, if obtained, such approvals and consents will not include conditions which would be of a type that would relieve the Company, the Bank, or Merger Co. from their obligation to consummate the Reorganization and Reorganization.

DISSENTING SHAREHOLDERS' RIGHTS

     Pursuant to the provisions of California law, shareholders of the Bank will not have dissenting rights in the Reorganization.

ACCOUNTING TREATMENT

     Because the Reorganization is a reorganization with no change in ownership interests, the consolidated financial statements of the Company and the consolidated financial statements of the Bank will retain the former bases of accounting of the Bank and will be presented substantially identical to the Bank's consolidated financial statements prior to the Reorganization.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following discussion is limited to certain federal income tax consequences of the proposed Reorganization and does not discuss state, local, or foreign tax consequences or all of the tax consequences that might be relevant to shareholders of the Bank.

     The Bank believes that the Reorganization will qualify for federal income tax purposes as tax free reorganization under the Internal Revenue Code of 1986, as amended (the "Code"). This belief is conditioned upon the accuracy of certain assumptions made by the Bank. Neither this summary nor the belief of the Bank is binding on the IRS and no ruling from the IRS or opinion of counsel has been sought or will be sought with respect to such tax consequences. The Bank will terminate the Reorganization if it believes that the Reorganization will result in unfavorable federal income tax consequences.

     Based upon the condition that the Reorganization will qualify as a tax free reorganization under the Code, the Bank believes that:

     (a) No gain or loss will be recognized by the Bank, Merger Co., or the Company as a result of the Reorganization;

     (b) No gain or loss will be recognized by the shareholders of the Bank upon receipt of the Company Common Stock in exchange for their shares of Bank Common Stock pursuant to the Reorganization;

     (c) The basis of the Company Common Stock received by the shareholders of the Bank pursuant to the Reorganization will be the same as the basis of the shares of Bank Common Stock surrendered in exchange therefor;

     (d) The holding period of the Company Common Stock received by shareholders of the Bank pursuant to the Reorganization will include the holding period of the Bank Common Stock surrendered in exchange therefor, provided that such Bank Common Stock is held as a capital asset on the date of consummation of the Reorganization;

     (e) A holder of an outstanding option granted under the Bank Incentive Plan will not recognize income, gain, or loss solely as a result of the exchange of the outstanding option for an identical option issued under the Company Incentive Plan.

     (f) The assumption by the Company of outstanding incentive stock benefits granted under the Bank Incentive Plan will not be deemed a modification of the stock incentives under Section 424(h) of the Code.

     THE BANK'S SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO SPECIFIC TAX CONSEQUENCES TO THEM OF THE REORGANIZATION INCLUDING TAX RETURN REPORTING REQUIREMENTS AND THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER APPLICABLE TAX LAWS.

RESTRICTIONS ON AFFILIATES

     The obligation of the Bank and the Company to consummate the Reorganization is subject to the condition that each person who is an "affiliate" of the Bank for purposes of Rule 144 promulgated under the

Securities Act, execute and deliver a letter to the effect that, among other things; (i) such person will not dispose of any shares of Company Common Stock to be received by such affiliate pursuant to the Plan of Reorganization (a) in violation of the Securities Act or the rules and regulations of the SEC promulgated thereunder (and, accordingly, that any public offering or sale of such shares will require either registration under the Securities Act or compliance with the resale provision of Rule 145 or the availability of another exemption from the registration requirements of the Securities Act), or (b) prior to such time as financial results covering at least 30 days of postmerger combined operations have been published; and (ii) such person consents to the placing of a legend on the certificate evidencing such shares referring to the issuance of such shares in a transaction to which Rule 145 is applicable and to the giving of stop-transfer instructions to the Company's transfer agent with respect to such certificates. For purposes of Rules 144 and 145, affiliates include the Bank's directors and executive officers.

RECOMMENDATIONS

     The Bank's Board of Directors has reviewed the Plan of Reorganization and believes that, for the reasons set forth in this Written Consent Statement/Prospectus, the proposed Reorganization, is fair to and in the best interests of the Bank and Bank Shareholders. On September __, 1998, the Bank's Board of Directors unanimously approved the Plan of Reorganization and recommended that the Plan of Reorganization be submitted to Bank Shareholders for their consent. THE BANK'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT BANK STOCKHOLDERS CONSENT TO THE PLAN OF REORGANIZATION.

                                CAPITALIZATION

     If the Reorganization had been consummated and the Company had owned all of the issued and outstanding capital stock of the Bank prior to June 30, 1998, the financial condition and results of operations of the Company and the Bank would have been the same in all material respects as that shown in the Bank's financial statements included in Bank's Consolidated Financial Statements and Notes thereto included with this Prospectus.

     The following table sets forth the actual capitalization of the Bank at June 30, 1998, the proposed capitalization of Merger Co. and the Company immediately prior to consummation of the Reorganization, and the pro forma capitalization of the Bank and the Company on a consolidated basis to reflect the consummation of the Reorganization.

                                        Historical         Pro Forma Capitalization at June 30, 1998
                                      Capitalization    ------------------------------------------------
                                      of the Bank at                                       Consolidated
                                      June 30, 1998        Company         Merger Co.        Company
                                     ----------------   --------------   --------------   --------------
SHAREHOLDERS' EQUITY:

  Preferred Stock (1).............               --                --               --               --

  Common Stock (2)................       $ 23,775,000           $ 0.10             $100     $     23,775

  Additional Paid-in Capital......         86,225,408            99.90              --       109,976,633

  Retained Earnings, net..........         30,224,889              --               --        30,224,889

Total Shareholders' Equity........        140,225,297              100              100      140,225,297

______________
(1) The Bank and Merger Co. do not have shares of preferred stock authorized. The Company has authorized 5,000,000 shares of preferred stock, par value $0.001, none of which are issued and outstanding.
(2) The Bank has authorized 50,000,000 shares of common stock, $1.00 par value per share, of which 23,775,000 shares are issued and outstanding. The Company has authorized 50,000,000 shares of common stock, $0.001 par value per share, of which 100 shares issued and outstanding. Upon consummation of the Reorganization, the Company will have 23,775,000 shares of Company Common Stock issued and outstanding. Merger Co. has authorized 100 shares of common stock, no par value per share, of which 100 shares are issued and outstanding.

          COMPARISON OF THE RIGHTS OF HOLDERS OF COMPANY COMMON STOCK
                             AND BANK COMMON STOCK
GENERAL

     The Bank is a banking corporation organized under the laws of the State of California, and the rights of Bank Shareholders are governed by the California Financial Code, the California Corporations Code (the "Corporations Code"), the Articles of Incorporation of the Bank (the "Bank Articles"), and the bylaws of the Bank (the "Bank Bylaws"). Upon consummation of the Reorganization, the Bank Shareholders will become shareholders of the Company ("Company Shareholders"). The Company is a corporation organized under the laws of the State of Delaware, and the rights of Company Shareholders are governed by the Delaware General Corporation Law, other applicable Delaware statutes, the Certificate of Incorporation of the Company (the "Company Certificate"), and the bylaws of the Company (the "Company Bylaws").

DESCRIPTION OF CAPITAL STOCK

     BANK COMMON STOCK. The Bank is authorized by its Articles of Incorporation, as amended, to issue 50,000,000 shares of Bank Common Stock, stated value $1.00 per share. At June 30, 1998, 23,775,000 shares of Bank Common Stock were issued and outstanding. Holders of Bank Common Stock are entitled to one vote, in person or by proxy, for each share of Bank Common Stock held of record in the shareholder's name on the books of the Bank as of the record date on any matter submitted to the vote of the shareholders, except that in connection with the election of directors, the shares may be voted cumulatively. Cumulative voting entitles a shareholder the right to vote the number of shares he or she owns, multiplied by the number of directors to be elected. This total number of votes may be cast for one candidate or may be distributed on the same principle among as many candidates as the shareholder desires.

     Each share of Bank Common Stock has the same rights, privileges and preferences as every other share and will share equally in the Bank's net assets upon liquidation or dissolution. The Bank Common Stock has no preemptive, conversion, or redemption rights or sinking fund provisions.

     California law prohibits a California state-chartered bank from lending on the security of its own stock.

     Shareholders are entitled to dividends when, as and if declared by the Bank's Board of Directors out of funds legally available therefor subject to certain restrictions on payment of dividends imposed by the California Financial Code and other applicable regulatory limitations.

     COMPANY COMMON STOCK. The Company is authorized by the Company Certificate to issue 50,000,000 shares of Company Common Stock, par value $0.001 per share, and 5,000,000 shares of Company Preferred Stock, par value $0.001 per share. As of the date hereof, 100 shares of Company Common Stock were issued and outstanding and owned of record by the Bank. Holders of Company Common Stock are entitled to one vote, in person or by proxy, for each share of Company Common Stock held of record in the shareholder's name on the books of the Company as of the record date on any matter submitted to the vote of the shareholders. Company Shareholders have no right to cumulate their votes in the election of directors.

     The Company Certificate provides that the Board of Directors is divided into three classes, each of which contains approximately one-third of the whole number of the members of the Board. The members of each class are elected for a term of three years, with the terms of office of all members of one class expiring each year so that approximately one-third of the total number of directors is elected each year. The Company Certificate also provides that any vacancy occurring in the Board, including a vacancy created by an increase in the number of directors, shall be filled by a vote of two-thirds of the directors then in office and any director so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of the class to which the director has been chosen expires. The classified Board is intended to provide for continuity of the Board of Directors and may have the effect of making it more difficult and time consuming for a stockholder group to fully use its voting power to gain control of the Board of Directors without consent of the incumbent Board of Directors of the Company.

     The Company Certificate also requires the approval of the holders of at least two-thirds of the Company's outstanding shares of voting stock to approve certain "Business Combinations" (as defined therein) involving a "Interested Stockholder" (as defined therein) except in cases where the proposed transaction has been approved in advance by two-thirds of those members of the Company's Board of Directors who are unaffiliated with the Interested Stockholder and were directors prior to the time when the person became an Interested Stockholder. The term "Interested Stockholder" is defined to include any individual, corporation, partnership, or other person or entity which, together with its "Affiliates" and "Associates" (as defined therein), beneficially owns in the aggregate ten percent (10%) or more of the outstanding shares of voting stock of the Company, and any Affiliate or Associate of any such individual, corporation, partnership, or other person or entity. This provision of the Company Certificate applies to any "Business Combination," which is defined to include: (i) any merger or consolidation of the Company or any of its subsidiaries with or into any Interested Stockholder; (ii) any sale, lease, exchange, mortgage, pledge, transfer, or other disposition (in one transaction or in a series of related transactions) to any Interested Stockholder of assets of the Company or any subsidiary having a fair market value of $1 million or more; (iii) the adoption of any plan or proposal for the liquidation or dissolution of the Company proposed by or on behalf of any Interest Stockholder or any Associate or Affiliate thereof; and (iv) any reclassification of securities (including any reverse stock split) or recapitalization, or any merger or consolidation of the Company with any of its subsidiaries or any similar transaction, which has the effect of increasing the percentage of the outstanding shares of the Company which are directly or indirectly owned by an Interested Stockholder or any Associate or Affiliate thereof.

     Under Delaware law, absent this provision, business combinations, including mergers, consolidations, and sales of substantially all of the assets of a corporation must, subject to certain exceptions, be approved by the vote of the holders of a majority of the outstanding shares of common stock of the Company and any other affected class of stock. The increased stockholder vote required to approve a business combination may have the effect of foreclosing mergers and other business combinations which a majority of stockholders deem desirable and place the power to prevent such a merger or combination in the hands of a minority of stockholders.

     Each share of Company Common Stock has the same rights, privileges, and preferences as every other share and will share equally with every other share of Company Common Stock in the Company's net assets upon liquidation of dissolution. Company Common Stock will have no preemptive, conversion, or redemption rights or sinking fund provisions and all of the issued and outstanding shares of Company Common Stock, when issued, will be fully paid and nonassessable. The Company Certificate also provides that amendments to the Company Certificate must be approved by a majority vote of its Board of Directors and also by a majority of the outstanding shares of its voting stock, provided, however, that under certain circumstances, an affirmative vote of at least two-thirds of the outstanding voting stock entitled to vote is required to amend or repeal certain provisions of the Company Certificate, including the provisions relating to approval of certain business combinations, the number and classification of directors, director and officer indemnification by the Company, limitation of liability; and amendment of the Company's Bylaws and Certificate of Incorporation.

     Shareholders are entitled to dividends when, as and if declared by the Company's Board of Directors out of funds legally available therefor (and after satisfaction of the prior rights of holders of outstanding preferred stock, if any) subject to certain restrictions on payment of dividends imposed by the Delaware General Corporation Law.

     WARRANTS. The Bank issued Warrants to Friedman, Billings, Ramsey & Co., Inc. (the "Placement Agent") in connection with the sale of the Bank's outstanding shares by its former shareholders (the "Offering"). The Warrants permit the Placement Agent to purchase 475,500 shares of Bank Common Stock, which is equal to 2.0% of the Bank Common Stock sold in the Offering. The Warrants are exercisable for a five-year period commencing June 12, 1998, at an exercise price of $10.00 per share. The shares of Bank Common Stock underlying the Warrants are subject to the provisions of the Registration Rights Agreement between the Company, the Placement Agent, and the investors in the Offering.

     The Warrants contain anti-dilution provisions providing for appropriate adjustments of the exercise price and the number of underlying shares of Bank Common Stock which may be purchased upon exercise in the event of any recapitalization, reclassification, stock dividend, stock split or similar transaction, including the Reorganization. The Warrants do not entitle the Placement Agent to any rights as a stockholder of the Bank unless and until the Warrants are exercised and the underlying shares of Bank Common Stock are purchased thereunder.

     If the Reorganization is approved, the Warrants held by the Placement Agent will be exercisable for an equivalent number of shares of Company Common Stock.

CLASSIFICATION OF BOARD OF DIRECTORS

     The Bank Articles do not permit the Bank's Board of Directors to be divided into classes with any class having a term of office of longer than one year. Each director of the Bank must be elected annually. However, the Company Certificate and Bylaws provide for its Board of Directors to be divided into classes with each class having a term of three years.

DIVIDEND RESTRICTIONS

     Because the Bank is a state-charted bank, its ability to pay dividends or make distributions to its shareholders is subject to restrictions set forth in the California Financial Code. The California Financial Code restricts the amount available for cash dividends by state-chartered banks to the lesser of retained earnings or the bank's net income for its last three fiscal years (less any distributions to stockholders made during such period). In the event a bank has no retained earnings or net income for its last three fiscal years, cash dividends may be paid in an amount not exceeding the net income for such bank's last preceding fiscal year only after obtaining the prior approval of the Commissioner. The Commissioner may order the bank to refrain from making a proposed distribution if the making of the distribution by the bank would be unsafe or unsound.

     The Company's ability to pay cash dividends is limited by the provisions of Delaware law, which permits the payment of dividends from surplus or, if no surplus exists, from net profits for the fiscal year in which the dividend is declared and the preceding fiscal year. However, if the Company were determined to be a quasi-California corporation as defined pursuant to Section 2115 of the California General Corporation Law ("CGCL"), different and more restrictive limitations on the payment of dividends would apply.

     Pursuant to Section 2115 of the CGCL under certain circumstances, certain provisions of the CGCL may be applied to foreign corporations qualified to do business in California notwithstanding the law of the jurisdiction where the corporation is incorporated. Such a corporation is referred to as a "quasi-California" corporation. The Company has qualified to do business in the State of California. Section 2115 is applicable to foreign corporations which have more than half of their stockholders of record residing in California and more than half of their business deriving from California. Initially, the Company's sole business will be managing its investment in its wholly-owned subsidiary, the Bank, which has substantially all of its property, employees, and operations in California. However, as of the Record Date, more than half of the Company's stockholders of record did not reside in California. Following the consummation of the Reorganization, the Company expects that the Company Common Stock will be held by more stockholders of record located both within and without California. If the Company were determined to be a quasi-California corporation, it would have to comply with California law with respect to, among other things, distributions to stockholders. Under the CGCL, a corporation is prohibited from paying dividends unless (i) the retained earnings of the corporation immediately prior to the distribution exceeds the amount of the distribution; (ii) the assets of the corporation exceed 1-1/4 times its liabilities; or (iii) the current assets of the corporation exceed its current liabilities, but if the average pre-tax net earnings of the corporation before interest expense for the two years preceding the distribution was less than the average interest expense of the corporation for those years, the current assets of the corporation must exceed 1-1/4 times its current liabilities. There can be no assurance that stockholders of record that reside outside California will continue to make up a majority of the stockholders of the Company or the Company will continue to qualify for an exemption from the application of the CGCL.

                  RESTRICTIONS ON ACQUISITION OF THE COMPANY

     The following discussion is a summary of certain provisions of California and Federal law and regulations and Delaware corporate law, as well as the Certificate of Incorporation and Bylaws of the Company, relating to stock ownership and transfers, the Board of Directors, and business combinations, all of which may be deemed to have "anti-takeover" effects. The description of these provisions is necessarily general and reference should be made to the actual law and regulations and to the Certificate of Incorporation and Bylaws of the Company.

CALIFORNIA AND FEDERAL BANKING LAW

     Federal law prohibits a person or group of persons "acting in concert" from acquiring "control" of a bank holding company unless the Federal Reserve Board has been given 60 days prior written notice of such proposed acquisition and within that time period the Federal Reserve Board has not issued a notice disapproving the proposed acquisition or extending for up to another 30 days the period during which such a disapproval may be issued. An acquisition may be made prior to the expiration of the disapproval period if the Federal Reserve Board issues written notice of its intent not to disapprove the action. Under a rebuttable presumption established by the Federal Reserve Board, the acquisition of more than 10% of a class of voting stock of a bank with a class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (such as the Common Stock), would, under the circumstances set forth in the presumption, constitute the acquisition of control. In addition, any "company" would be required to obtain the approval of the Federal Reserve Board under the BHC Act, before acquiring 25% (5% in the case of an acquiror that is, or is deemed to be, a bank holding company) or more of the outstanding Company Common Stock, or such lesser number of shares as constitute control.

     Under the California Financial Code, no person shall, directly or indirectly, acquire control of a California licensed bank or a bank holding company unless the Commissioner has approved such acquisition of control. A person would be deemed to have acquired control of the Company under this state law if such person, directly or indirectly, has the power (i) to vote 25% or more of the voting power of the Company or (ii) to direct or cause the direction of the management and policies of the Company. For purposes of this law, a person who directly or indirectly owns or controls 10% or more of the Common Stock would be presumed to control the Company.

ANTI-TAKEOVER PROVISIONS IN COMPANY'S CERTIFICATE OF INCORPORATION AND BYLAWS

     Although the Boards of Directors of the Bank and the Company are not aware of any effort that might be made to obtain control of the Company after the Reorganization, the Boards of Directors, as discussed below, believe it is appropriate to include certain provisions in the Company's Certificate of Incorporation to protect the interests of the Company and its stockholders from takeovers which the Board of Directors of the Company might conclude are not in the best interests of the Bank, the Company, or the Company's stockholders.

     The following discussion is a general summary of certain material provisions of the Company's Certificate of Incorporation and Bylaws and certain other regulatory provisions, which may be deemed to have an "anti-takeover" effect. The following description of certain of these provisions is necessarily general and, with respect to provisions contained in the Company's Certificate of Incorporation and Bylaws, reference should be made in to the document in question, which are part of the Registration Statement filed with the SEC.

     ELECTION OF DIRECTORS. Certain provisions of the Company Certificate and Bylaws will impede changes in majority control of the Board of Directors. The Company Certificate provides that the Board of Directors of the Company will be divided into three classes, with directors in each class elected for three-year staggered terms except for the initial directors. Thus, it would take two annual elections to replace a majority of the Company's Board. The Company Certificate provides that the size of the Board of Directors may be increased or decreased only if two-thirds of the directors then in office concur in such action. The Certificate of Incorporation also provides that any vacancy occurring in the Board of Directors, including a vacancy created by an increase in the number of directors, shall be filled for the remainder of the unexpired term by a majority vote of the directors then in office. Finally, the Company Certificate and the Bylaws impose certain notice and information requirements in connection with the nomination by stockholders of candidates for election to the Board of Directors or the proposal by stockholders of business to be acted upon at an annual meeting of stockholders.

     The Company Certificate provides that a member of the Board of Directors of the Company may be removed for cause by the affirmative vote of at least a majority of the outstanding shares of capital stock of the Company entitled to vote generally in the election of directors (considered for this purpose as one class) cast at a meeting of the stockholders called for that purpose. In addition, a member of the Board of Directors of the Company may be removed without cause by the affirmative vote of at least two-thirds of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) cast at a meeting of the stockholders called for that purpose.

     ABSENCE OF CUMULATIVE VOTING. The Company's Certificate of Incorporation provides that there shall be no cumulative voting rights in the election of directors.

     AUTHORIZED SHARES. The Certificate of Incorporation authorizes the issuance of 50,000,000 shares of Company Common Stock and 5,000,000 shares of Company Preferred Stock. The shares of Company Common Stock and Company Preferred Stock were authorized in an amount greater than that to be issued in the Reorganization to provide the Company's Board of Directors with as much flexibility as possible to effect, among other transactions, financings, acquisitions, stock dividends, stock splits and employee stock options.
However, these additional authorized shares may also be used by the Board of Directors consistent with its fiduciary duty to deter future attempts to gain control of the Company. The Board of Directors also has sole authority to determine the terms of any one or more series of Company Preferred Stock, including voting rights, conversion rates, and liquidation preferences. As a result of the ability to fix voting rights for a series of Company Preferred Stock, the Board has the power, to the extent consistent with its fiduciary duty, to issue a series of Company Preferred Stock to persons friendly to management in order to attempt to block a post-tender offer merger or other transaction by which a third party seeks control, and thereby assist management to retain its position. The Company's Board currently has no plans for the issuance of additional shares, other than the issuance of additional shares upon exercise of stock options.

     PROCEDURES FOR CERTAIN BUSINESS COMBINATIONS. The Certificate of Incorporation requires the affirmative vote of at least two-thirds of the voting power of all outstanding shares of the Company regardless of class and voting together as a single voting class in order for the Company to engage in or enter into certain Business Combinations.

     AMENDMENT TO CERTIFICATE OF INCORPORATION AND BYLAWS. Amendments to the Company's Certificate of Incorporation must be approved by the Company's Board of Directors. In addition, amendments must be approved by a majority of the outstanding shares of the Company's voting stock, provided, however, that approval by at least two-thirds of the outstanding voting stock is required for certain provisions (i.e., provisions relating to the number, classification, election and removal of directors; amendment of Bylaws; call of special stockholder meetings; director liability; certain business combinations; power of indemnification; and amendments to provisions relating to the foregoing in the Certificate of Incorporation) in certain situations.

     The Bylaws may be amended by a majority vote of the Board of Directors or the affirmative vote of the holders of at least two-thirds of the outstanding shares of the Company entitled to vote in the election of Directors cast at a meeting called for that purpose.

     PURPOSE AND TAKEOVER DEFENSIVE EFFECTS OF THE COMPANY CERTIFICATE AND BYLAWS. The Boards of Directors of the Bank and the Company believe that the provisions described above are prudent and will reduce the Company's vulnerability to takeover attempts and certain other transactions which have not been negotiated with and approved by the Board of Directors of the Company. The Boards of Directors believe these provisions are in the best interests of the Bank and of the Company and its stockholders. In the judgment of the Board of Directors, the Company's Board will be in the best position to determine the true value of the Company and to negotiate more effectively for what may be in the best interests of its stockholders. Accordingly, the Board of Directors believes that it is in the best interests of the Company and its stockholders to encourage potential acquirors to negotiate directly with the Board of Directors of the Company and that these provisions will encourage such negotiations and discourage hostile takeover attempts. It is also the view of the Board of Directors that these provisions should not discourage persons from proposing a merger or other transaction at prices reflective of the true value of the Company and which is in the best interests of all stockholders.

     Attempts to take over financial institutions and their holding companies have become increasingly common. Takeover attempts which have not been negotiated with and approved by the Board of Directors present to stockholders the risk of a takeover on terms which may be less favorable than might otherwise be available. A transaction which is negotiated and approved by the Board of Directors, on the other hand, can be carefully planned and undertaken at an opportune time in order to obtain maximum value for the Company and its stockholders, with due consideration given to matters such as the management and business of the acquiring corporation and maximum strategic development of the Company's assets.

     EFFECT OF TAKEOVER DEFENSES ON STOCKHOLDER INTERESTS. An unsolicited takeover proposal can seriously disrupt the business and management of a corporation and cause it great expense. Although a tender offer or other takeover attempt may be made at a price substantially above the current market prices, such offers are sometimes made for less than all of the outstanding shares of a target company. As a result, stockholders may be presented with the alternative of partially liquidating their investment at a time that may be disadvantageous, or retaining their investment in an enterprise that is under different management and whose objectives may not be similar to those of the remaining stockholders.

     POTENTIAL NEGATIVE IMPACT OF TAKEOVER DEFENSES ON STOCKHOLDER INTERESTS. Despite the belief of the Bank and the Company as to the benefits to stockholders of these provisions of the Company Certificate and Bylaws, these provisions may also have the effect of discouraging a future takeover attempt which would not be approved by the Company's Board, but pursuant to which stockholders may receive a substantial premium for their shares over then-current market prices. As a result, stockholders who might desire to participate in such a transaction may not have any opportunity to do so. Such provisions will also render the removal of the Company's Board of Directors and of management more difficult. The Boards of Directors of the Bank and the Company, however, have concluded that the potential benefits outweigh the possible disadvantages.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                CONDITION AND RESULTS OF OPERATIONS OF THE BANK

     The following discussion is intended to provide information to facilitate the understanding and assessment of significant changes and trends related to the financial condition of the Bank and the results of its operations. This discussion and analysis should be read in conjunction with the Bank's audited and unaudited consolidated financial statements and the notes thereto included elsewhere in this report.

GENERAL

     The Company has only recently been formed and, accordingly, has no results of operations at this time. As a result, the following discussion principally reflects the operations of the Bank. The Bank's results of operations are primarily dependent on its net interest income, which is the difference between the interest income earned on its assets, primarily loans and investments, and the interest expense on its liabilities, primarily deposits and borrowings. Net interest income may be affected significantly by general economic and competitive conditions and policies of regulatory agencies, particularly those with respect to market interest rates. The results of operations are also significantly influenced by the level of non-interest expenses, such as employee salaries and benefits, non-interest income, such as fees on deposit-related services, and the Bank's provision for loan losses.

     Through its network of 22 retail branches, the Bank provides a wide range of personal and commercial banking services to small and medium-sized businesses, business executives, professionals and other individuals. The Bank offers multilingual services to all of its customers in English, Spanish, Cantonese and Mandarin. The Bank offers a variety of deposit products which includes the traditional range of personal and business checking and savings accounts, time deposits and individual retirement accounts, travelers' checks, safe deposit boxes, and Master Card and Visa merchant deposit services.

OPERATING STRATEGY

     The Bank's strategy is to become the premier commercial bank in California serving the unique personal and business banking needs of customers engaged in business or having family ties with or origins from the Asia Pacific region with experienced personnel having language capability and cultural sensitivity appropriate for the region. The Bank intends to implement this strategy through the following principal measures which have been initiated in recent years:

     CONVERSION TO COMMERCIAL BANK. The Bank intends to continue the process of converting its business, operations, and culture to that of a commercial bank from that of a traditional savings and loan association. Until its conversion to a commercial bank in 1995, the Bank had focused on the commercial banking needs of its customers within the limits of a federal savings bank charter and traditional savings and loan culture and capacity. In July 1995, the Bank converted its federal savings bank charter to a California commercial bank charter. In addition to this legal conversion, the Bank also identified necessary enhancements to its information and operating systems, policies, and procedures, as well as the appropriate personnel necessary for the Bank to operate as a commercial bank. The Bank also restructured its balance sheet to reduce interest rate risk and implemented a new marketing strategy emphasizing commercial real estate loans, trade finance, and the generation of lower cost demand deposits.

     ENHANCED MANAGEMENT. As part of its strategy to become a full-service commercial bank, the Bank added several experienced commercial bankers to its senior management team with in-depth knowledge of the business practices and cultures of the Asia Pacific region. Since 1995, the Bank has added officers at the level of Senior Vice President or above with division or departmental responsibility in the areas of Commercial Lending, Commercial Services, International Banking, Legal, and Retail Banking. It is likely that additional experienced officers will be added as management deems necessary to fully implement the Bank's strategy.

     BALANCE SHEET RESTRUCTURING. Since commencing business in 1973, the Bank has largely engaged in a traditional savings and loan business. This has meant making predominately long-term residential and multi-family real estate loans primarily with adjustable rates tied to the Eleventh District Cost of Funds Index ("COFI"). COFI-based loans, which tend to respond more slowly to changes in interest rates, are funded by short-duration, interest-bearing liabilities. In an effort to reduce its interest-rate risk as well as to enhance the Bank's operating results, the Bank has taken the following steps in recent years:

     . Selling COFI-based loans and replacing them with commercial and other loans the interest rates of which respond more quickly to changes in interest rates as compared to COFI-based loans.

     . Ceased the origination of COFI-based single-family residential mortgage loans for the Bank's portfolio. Substantially all new COFI-based and fixed-rate single-family residential loans are sold into the secondary market.

     . Commenced a policy of emphasizing the origination and purchase of commercial real estate, multi-family real estate, and commercial business loans.

     . Provided for the swap of fixed interest rates on commercial real estate loans to floating rates based on the London Interbank Borrowing Rate ("LIBOR").

     .    Increased the volume of non-interest bearing demand deposits.

     This strategy, coupled with the Bank's emphasis on increasing its commercial loan portfolio, has resulted in a balance sheet which is substantially more reflective of a commercial bank.

ASSET/LIABILITY MANAGEMENT

     Asset/liability management is concerned with the timing and magnitude of the repricing of assets and liabilities. It is the objective of the Bank to manage risks associated with interest rate movements. In general, management's strategy is to maximize net interest income and net portfolio value ("NPV") while maintaining an acceptable level of risk to changes in interest rates. NPV is defined as the net present value of an institution's existing assets, liabilities and off-balance sheet instruments. The Bank's asset/liability management strategy is formulated and monitored by the Asset/Liability Committee which meets regularly to review, among other things, the sensitivity of the Bank's assets and liabilities to interest rate changes, the book and market values of assets and liabilities, unrealized gains and losses on its available-for-sale portfolio (including those attributable to hedging transactions), purchase and securitization activity, and maturities of investments and borrowings. The Asset/Liability Committee coordinates with the Bank's Board of Directors to monitor its overall asset and liability composition.

     The Asset/Liability Committee is authorized to utilize a wide variety of off-balance sheet financial techniques to assist them in the management of interest rate risk. Derivative positions are integral components of the Bank's asset/liability management strategy. Therefore, the Bank does not believe it is meaningful to separately analyze the derivatives components of its risk management activities in isolation from their related positions.

     The Bank utilizes derivative instruments, primarily interest rate swap and cap agreements, as part of its management of asset and liability positions in connection with its overall goal of minimizing the impact of interest rate fluctuations on the Bank's net interest margin or its stockholder's equity. Derivatives are used as hedges against market fluctuations in the Bank's available-for-sale securities portfolio and to effectively convert certain fixed rate commercial real estate loans to floating rate assets. These contracts are entered into for purposes of reducing the Bank's interest rate risk and not for trading purposes. As of June 30, 1998, all interest rate swaps were designated for purposes of converting fixed rate loans to floating rate and interest rate cap agreements were designated as hedges against certain securities in the available-for-sale portfolio.

     The Asset/Liability Committee regularly reviews the Bank's interest rate risk exposure. Because most of the Bank's assets and liabilities reprice relatively frequently, interest rate risk analyses focus primarily on net interest income and NPV exposure in numerous interest rate environments. The Asset/Liability Committee utilizes the analyses to forecast the impact of alternative interest rate environment scenarios on NPV, and evaluate such impacts against the maximum potential changes in NPV that is authorized by the Board of Directors. Emphasis is placed on interest rate risk exposure assuming a 200 basis point shift, up or down, because this is considered to be within the range of probable alternative interest rate scenarios.

     The following table highlights the interest rate sensitivity of the Bank's NPV based on changes in interest rates from zero to plus or minus 400 basis points as of June 30, 1998:

          INTEREST RATE SENSITIVITY OF THE BANK'S NET PORTFOLIO VALUE

                                                                                  NET PORTFOLIO VALUE
                  CHANGE IN RATE                                  AMOUNT                $CHANGE                %CHANGE
               --------------------                           -------------          -------------          -------------
                                                                                (Dollars in thousands)
+400 bp...........................................               $155,212              $(32,207)                   (17)%
+300 bp...........................................                170,005               (17,414)                   (10)
+200 bp...........................................                183,396                (4,023)                    (2)
+100 bp...........................................                186,938                  (481)                     0
   0 bp...........................................                187,419                    --                     --
-100 bp...........................................                180,990                (6,429)                    (3)
-200 bp...........................................                169,142               (18,277)                   (10)
-300 bp...........................................                157,293               (30,126)                   (16)
-400 bp...........................................                146,835               (40,584)                   (22)

     The preceding table indicates that at June 30, 1998, in the event of a sudden and sustained increase or decrease in prevailing interest rates, the Bank's NPV would be expected to decrease. This is primarily due to the negative convexity of the Bank's mortgage-related loans and investment securities, compounded by the utilization of FHLB advances with quarterly call features. At June 30, 1998, the Bank's estimated changes in NPV were within the ranges established by the Board of Directors.

     The calculation is based on the net present value of estimated discounted cash flows utilizing prepayment assumptions and market rates of interest provided by independent broker/dealer quotations, an independent broker/dealer pricing model and other public sources as of June 30, 1998, with adjustments made to reflect the shift in the Treasury and other appropriate yield curves.

     Bank management believes that the assumptions (including pre-payment assumptions) utilized to evaluate the vulnerability of the Bank's operations to changes in interest rates approximate actual experience and considers them reasonable. However, the interest rate sensitivity of the Bank's assets and liabilities and the estimated effects of changes in interest rates on the Bank's NPV could vary substantially if different assumptions were used or actual experience differs from the historical experience on which they are based. Even if interest rates change in the designated amounts, there can be no assurance that the Bank's assets and liabilities would perform as set forth above. Further, the computations do not contemplate any actions the Asset/Liability Committee could undertake in response to changes in interest rates.

     AVERAGE BALANCE SHEET. The following tables set forth for the periods indicated information regarding the total dollar amounts of interest income from interest-earning assets and the resulting average yields, the total dollar amount of interest expense on interest-bearing liabilities and the resulting average costs, net interest income, and the net yield on interest-earning assets.

                                                                          Six Months Ended June 30,
                                                                   ----------------------------------------
                                                                                    1998
                                                                   ----------------------------------------
                                                                   Average Volume    Interest     Yield (1)
                                                                   --------------    --------     ---------
                                                                           (Dollars in thousands)
ASSETS
Interest-earning assets:
  Short-term investments.................................             $  247,825     $ 7,248       5.85%
  Investment securities (2)(3)...........................                373,930      10,193       5.45
  Loans receivable, net (2)(4)...........................                977,753      41,139       8.42
  FHLB stock.............................................                 14,788         417       5.64
                                                                      ----------     -------
    Total interest-earning assets........................              1,614,296      58,997       7.31
                                                                                     -------       ----
Noninterest-earning assets:
    Cash and due from banks..............................                 22,941
    Allowance for loan losses............................                (12,966)
    Other assets.........................................                 56,200
                                                                      ==========
       Total assets......................................             $1,680,471
                                                                      ==========

LIABILITIES AND STOCKHOLDERS EQUITY
Interest-bearing liabilities:
  NOW accounts...........................................             $   77,148         566       1.47
  Money market accounts..................................                 23,339         446       3.82
  Savings deposits.......................................                208,983       2,603       2.49
  Time deposits..........................................                852,428      21,450       5.03
  Short-term borrowings..................................                123,956       3,507       5.66
  FHLB advances..........................................                175,028       4,774       5.46
                                                                      ----------     -------
    Total interest-bearing liabilities...................              1,460,882      33,346       4.57
                                                                                     -------       ----
Noninterest-bearing liabilities:
  Demand deposits........................................                 70,023
  Other liabilities......................................                 13,818
 Stockholders' equity....................................                135,748
                                                                      ----------
  Total liabilities and stockholders' equity.............             $1,680,471
                                                                      ==========
Interest rate spread (5).................................                                          2.74%
                                                                                                   ====
Net interest income and net interest margin (6)..........                            $25,651       3.18%
                                                                                     =======       ====

                                                                          Six Months Ended June 30,
                                                                   ----------------------------------------
                                                                                    1997
                                                                   ----------------------------------------
                                                                   Average Volume    Interest     Yield (1)
                                                                   --------------    --------     ---------
                                                                           (Dollars in thousands)
ASSETS
Interest-earning assets:
  Short-term investments.................................             $  222,674     $ 6,354       5.71%
  Investment securities (2)(3)...........................                386,975      10,996       5.68
  Loans receivable, net (2)(4)...........................                874,508      34,123       7.80
  FHLB stock.............................................                 10,263         312       6.08
                                                                      ----------     -------
    Total interest-earning assets........................              1,494,420      51,785       6.93
                                                                                     -------       ----
Noninterest-earning assets:
    Cash and due from banks..............................                 20,257
    Allowance for loan losses............................                (10,583)
    Other assets.........................................                 30,152
                                                                      ----------
       Total assets......................................             $1,534,246
                                                                      ==========

LIABILITIES AND STOCKHOLDERS EQUITY
Interest-bearing liabilities:
  NOW accounts...........................................             $   75,394         533       1.41
  Money market accounts..................................                 16,744         285       3.40
  Savings deposits.......................................                213,320       2,577       2.42
  Time deposits..........................................                808,160      20,077       4.97
  Short-term borrowings..................................                190,982       5,286       5.54
  FHLB advances..........................................                 49,751       1,381       5.55
                                                                      ----------     -------
    Total interest-bearing liabilities...................              1,354,351      30,139       4.45
                                                                                     -------       ----
Noninterest-bearing liabilities:
  Demand deposits........................................                 50,225
  Other liabilities......................................                 11,001
 Stockholders' equity....................................                118,669
                                                                      ----------
  Total liabilities and stockholders' equity.............             $1,534,246
                                                                      ==========
Interest rate spread (5).................................                                          2.48%
                                                                                                   ====
Net interest income and net interest margin (6)..........                            $21,646       2.90%
                                                                                     =======       ====

(1)  Annualized.
(2) Includes amortization of premiums and accretion of discounts on loans receivable and investment securities. Also includes the amortization of deferred loan fees.
(3) Average balances exclude unrealized gains or losses on available for sale securities.
(4) Average balances include nonperforming loans and are net of discounts and deferred loan fees.
(5) Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(6) Net interest margin represents net interest income as a percent of average interest-earning assets.

                                                                   Year Ended December 31,
                                             ----------------------------------------------------------------------
                                                              1997                                1996
                                             ------------------------------------   -------------------------------
                                                 Average                              Average
                                                  Volume        Interest   Yield      Volume      Interest   Yield
                                             ----------------   --------   ------   -----------   --------   ------
                                                                        (Dollars in thousands)
ASSETS
Interest-earning assets:
  Short-term investments..................        $  212,536    $ 12,409    5.84%   $  193,439     $10,880    5.62%
  Investment securities (1)(2)............           385,965      21,455    5.56       381,361      22,696    5.95
  Loans receivable, net (1)(3)............           915,202      72,577    7.93       819,868      62,706    7.65
  FHLB stock..............................            10,764         651    6.05         9,811         594    6.05
                                                  ----------    --------            ----------     -------
    Total interest-earning assets.........         1,524,467     107,092    7.03     1,404,479      96,876    6.90
                                                                --------    ----                   -------   -----
Noninterest-earning assets:
    Cash and due from banks...............            18,618                            18,467
    Allowance for loan losses.............           (11,172)                           (9,021)
    Other assets..........................            38,110                            34,908
                                                  ----------                        ----------
       Total assets.......................        $1,570,023                        $1,448,833
                                                  ==========                        ==========

LIABILITIES AND STOCKHOLDERS EQUITY
Interest-bearing liabilities:
  NOW accounts............................            78,209       1,173    1.50        76,093       1,070    1.41
  Money market accounts...................            17,565         622    3.54        12,834         402    3.13
  Savings deposits........................           211,619       5,192    2.45       213,637       5,078    2.38
  Time deposits...........................           818,317      41,407    5.06       839,938      43,166    5.14
  Short-term borrowings...................           157,054       8,811    5.61        79,492       4,382    5.51
  FHLB advances...........................            95,450       5,441    5.70        56,451       3,170    5.62
                                                  ----------    --------            ----------     -------
    Total interest-bearing liabilities....         1,378,214      62,646    4.55     1,278,445      57,268    4.48
                                                                --------    ----                   -------   -----
Noninterest-bearing liabilities:
  Demand deposits.........................            56,202                            37,951
  Other liabilities.......................            11,973                            14,204
 Stockholders' equity.....................           123,634                           118,233
                                                  ----------                        ----------
  Total liabilities and stockholders'             $1,570,023                        $1,448,833
   equity.................................        ==========                        ==========
Interest rate spread (4)..................                                  2.48%                             2.42%
                                                                            ====                             =====
Net interest income and net interest
  margin (5)..............................                      $ 44,446    2.92%                  $39,608    2.82%
                                                                ========    ====                   =======   =====

                                                Year Ended December 31,
                                             ------------------------------
                                                         1995
                                             ------------------------------
                                               Average
                                               Volume     Interest   Yield
                                             ----------   --------   -----
                                                (Dollars in Thousands)
ASSETS
Interest-earning assets:
  Short-term investments..................   $   56,266   $ 3,311    5.88%
  Investment securities (1)(2)............      375,462    21,931    5.84
  Loans receivable, net (1)(3)............      814,970    59,648    7.32
  FHLB stock..............................        9,261       465    5.02
                                             ----------   -------
    Total interest-earning assets.........    1,255,959    85,355    6.80
                                                          -------    ----
Noninterest-earning assets:
    Cash and due from banks...............       17,590
    Allowance for loan losses.............      (11,117)
    Other assets..........................       41,227
                                             ----------
       Total assets.......................   $1,303,659
                                             ==========

LIABILITIES AND STOCKHOLDERS EQUITY
Interest-bearing liabilities:
  NOW accounts............................       76,105     1,110    1.46
  Money market accounts...................        6,619       284    4.29
  Savings deposits........................      218,436     4,823    2.21
  Time deposits...........................      777,798    42,543    5.47
  Short-term borrowings...................       41,716     2,290    5.49
  FHLB advances...........................       59,846     3,326    5.56
                                             ----------   -------
    Total interest-bearing liabilities....    1,180,520    54,376    4.61
                                                          -------    ----
Noninterest-bearing liabilities:
  Demand deposits.........................       21,245
  Other liabilities.......................        9,765
 Stockholders' equity.....................       92,129
                                             ----------
  Total liabilities and stockholders'        $1,303,659
   equity.................................   ==========
Interest rate spread (4)..................                           2.19%
                                                                     ====
Net interest income and net interest
  margin (5)..............................                $30,979    2.47%
                                                          =======    ====

     _____________
     (1) Includes amortization of premiums and accretion of discounts on loans receivable and investment securities. Also includes the amortization of deferred loan fees.
     (2) Average balances exclude unrealized gains or losses on available for sale securities.
     (3) Average balances include nonperforming loans and are net of discounts and deferred loan fees.
     (4) Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
     (5) Net interest margin represents net interest income as a percent of average interest-earning assets.

     RATE/VOLUME ANALYSIS. Changes in net interest income are attributable to three factors: (1) a change in the volume of an interest-earning asset or interest-bearing liability, (2) a change in interest rates, or (3) a change attributable to a combination of changes in volume and rate. The following table sets forth certain information regarding changes in interest income and interest expense of the Bank for the periods indicated. For each category of interest-earning asset and interest-bearing liability, information is provided on changes attributable to (a) changes in volume (changes in volume multiplied by the old interest rate); and (b) changes in rates (changes in interest rates multiplied by the old average volume).





                                      Six Months Ended June 30,                      Year Ended December 31,
                                            1998 vs. 1997                1997 vs. 1996                      1996 vs. 1995
                                      -------------------------    -----------------------------  ------------------------------
                                               Changes Due To
                                       Total    Volume    Rates     Total      Changes Due to     Total       Changes Due to
                                      Change     (1)       (1)     Change   Volume (1) Rates (1)  Change    Volume (1)  Rates (1)
                                      ------   -------    -----    ------   ---------  ---------  ------    ---------   --------
                                                                       (Dollars in thousands)
INTEREST-EARNING ASSETS:
Short-term investments............   $   894   $   718   $  176   $ 1,529   $ 1,074   $   455    $ 7,569    $8,072    $  (503)
Investment securities.............      (803)     (371)    (432)   (1,241)      274    (1,515)       765       345        421
Loans receivable, net.............     7,016     4,029    2,987     9,871     7,291     2,580      3,058       358      2,700
FHLB stock........................       105       138      (33)       57        58        (1)       129        28        101
                                     -------   -------   ------   -------   -------   -------    -------    ------    -------
            Total interest income.   $ 7,212   $ 4,513   $2,699   $10,216   $ 8,697   $ 1,519    $11,521    $8,803    $ 2,719
                                     =======   =======   ======   =======   =======   =======    =======    ======    =======

INTEREST-BEARING LIABILITIES:
NOW accounts......................   $    33   $    12   $   21   $   103   $    30   $    73    $   (40)   $   --    $   (40)
Money market accounts.............       161       112       49       220       148        72        118       267       (149)
Savings deposits..................        26       (52)      78       114       (48)      162        255      (106)       361
Time deposits.....................     1,373     1,100      273    (1,759)   (1,111)     (648)       623     3,399     (2,776)
Short term borrowings.............    (1,779)   (1,855)      76     4,429     4,276       153      2,092     2,074         18
FHLB advances.....................     3,393     3,477      (84)    2,271     2,190        81       (156)     (189)        33
                                     -------   -------   ------   -------   -------   -------    -------    ------    -------
            Total interest expense   $ 3,207   $ 2,794   $  413   $ 5,378   $ 5,484   $  (106)   $ 2,892    $5,444    $(2,552)
                                     =======   =======   ======   =======   =======   =======    =======    ======    =======

NET CHANGE IN INTEREST               $ 4,005   $ 1,719   $2,286   $ 4,838   $ 3,213   $ 1,625    $ 8,629    $3,358     $ 5,271
  INCOME..........................   =======   =======   ======   =======   =======   =======    =======    ======     =======


________________

(1) Changes in interest income/expense not arising from volume or rate variances are allocated proportionately to rate and volume.

COMPARISON OF FINANCIAL CONDITION AT JUNE 30, 1998 AND DECEMBER 31, 1997

     Total assets at June 30, 1998 were $1.81 billion, an increase of $74.4 million or 4.3% over December 31, 1997. The increase was primarily due to increases in mortgage-backed securities available for sale of $133.5 million and loans receivable of $34.5 million, which were partially offset by a decline in short-term investments of $103.1 million.

     Mortgage-backed securities available for sale increased from $374.8 million as of December 31, 1997 to $508.4 million as of June 30, 1998, reflecting an increase of $133.5 million or 35.6%. This increase is primarily due to the securitization of $35.9 million of COFI-based adjustable rate loans through the Federal National Mortgage Association ("FNMA") and the replacement of short-term investments in favor of higher yielding mortgage-backed securities, which accounted for the decrease in short-term investments over the same period.

     Loans receivable at June 30, 1998 totaled $969.4 million, an increase of $34.5 million or 3.7% from December 31, 1997. This is primarily attributable to increases in commercial real estate loans of $61.6 million, construction loans of $11.5 million and commercial loans, including trade finance products, of $11.7 million. Increases in these loan categories are offset in part by a decrease in single family residential loans of $54.7 million, resulting primarily from the securitization of approximately $35.9 million of COFI-based loans through FNMA. These activities are consistent with the Bank's strategy of restructuring its balance sheet to reduce its interest-rate risk exposure as well as to enhance its operating results.

     Deposits of $1.2 billion at June 30, 1998, represented an increase of $4.2 million or 0.3% over December 31, 1997. The increase in deposits is related to an increase in non-time deposit accounts of $23.2 million partially offset by a decline in certificates of deposit of $19.0 million. This reflects the Bank's concentrated effort in increasing the volume of low-cost transaction accounts which generate higher fee income than time deposits, which tend to be a more costly source of funds.

     Total liabilities at June 30, 1998 amounted to $1.67 billion, an increase of $66.9 million or 4.2% from December 31, 1997. This increase was primarily due to an increase in FHLB advances of $46.0 million and other short-term borrowings of $17.0 million. The increase in FHLB advances and short-term borrowings is primarily due to additional liquidity needed to accommodate the growing cash demands from commercial lending and commercial deposit accounts. From time to time, the Bank is able to obtain more favorable borrowing rates through FHLB advances compared to reverse repurchase agreements using the same collateral (i.e., mortgage-backed securities), which determines the source of funds opted for by the Bank.

     During the six months ended June 30, 1998, total nonperforming loans decreased by $6.5 million or 59.8%. The decrease was prompted, to a large extent, by a decline in nonperforming commercial real estate loans of $4.1 million primarily due to the foreclosure of two loans, and nonperforming business loans of $1.8 million. See "Business - Non-Performing Assets."

     Stockholders' equity increased $7.7 million or 5.8% during the six months ended June 30, 1998 as a result of net earnings compounded by a net decrease in unrealized losses on available-for-sale securities during the period.

COMPARISON OF FINANCIAL CONDITION AT DECEMBER 31, 1997 AND DECEMBER 31, 1996

     Total assets at December 31, 1997 of $1.73 billion represented an increase of $112.8 million or 7.0% from December 31, 1996. This increase was primarily the result of an increase in cash and cash equivalents of $55.0 million, loans receivable of $72.2 million, and real estate investments of $14.4 million, partially offset by a decrease in investment securities available for sale of $31.7 million.

     Cash and cash equivalents increased $55.0 million or 18.8% due to proceeds generated from sales of investment securities and additional FHLB advances, net of repayments on short-term borrowings and purchases of investment securities.

     Investment securities available for sale of $374.8 million as of December 31, 1997 represents a decrease of $31.7 million or 7.8% when compared to the December 31, 1996 balance of $406.5 million. During 1997, the Bank sold investment securities available for sale with total amortized cost of $619.2 million as a result of increasing prepayments prompted by falling interest rates. The Bank recorded net gains on sale of $2.7 million from these transactions. Proceeds from the sale of these securities, along with funds obtained from additional FHLB advances, were used to purchase mortgage-backed securities totaling $628.3 million and treasury securities amounting to $10.0 million. The remaining decrease in investment securities can be attributed to repayments, maturities and redemptions.

     Loans receivable at December 31, 1997 of $934.9 million represented an increase of $72.2 million, or 8.4%, from $862.6 million at December 31, 1996. Loans receivable increased primarily as a result of increases in commercial real estate loans of $54.4 million, construction loans of $15.4 million, and business loans of $66.7 million. Collectively, these increases in commercial loan products represent a 46% increase over year-end 1996 balances. Partially offsetting these increases is a decline in single family residential loans of $68.8 million from $425.3 million as of December 31, 1996 to $356.5 million as of December 31, 1997. This decrease in single family loans is primarily due to the securitization and sale of $43.5 million of COFI-based loans to FNMA in December 1997. The decrease in single family loans and the corresponding increases in commercial real estate, construction, and business loans is consistent with the Bank's policy of restructuring its balance sheet to be more reflective of a commercial bank.

     Real estate investment amounting to $14.4 million as of December 31, 1997 represents the Bank's investment in six limited partnerships that were formed to develop and operate several apartment complexes designed as high-quality affordable housing for lower income tenants throughout the country. Approximately $17.4 million of federal tax credits are expected to be utilized over the next fifteen years as a result of these investments.

     Deposits exhibited an increase of $52.2 million or 4.4% during 1997 primarily due to increases in non-interest bearing demand accounts of $16.7 million and time deposits of $34.5 million. The increase in non-interest bearing demand accounts is due to the increase in new commercial deposits reflecting a growth of 63% when comparing year-end 1996 to year-end 1997. The increase in time deposits is attributed to the growth in public deposits of $59.9 million from $2.6 million as of December 31, 1996 to $62.5 million as of December 31, 1997, partially offset by intentional runoffs on higher rate customer certificates of deposits.

     Short-term borrowings decreased from $244.0 million as of December 31, 1996 to $139.0 million as of December 31, 1997. This decrease of $105.0 million or 43.0% represents the replacement of reverse repurchase agreements with 5-year fixed rate FHLB advances as a source of funds, which partially accounts for the $156.0 million or 283.6% increase in FHLB advances over the same period. Mortgage-backed securities that were previously pledged against reverse repurchase agreements are now pledged against these advances. Because these advances have a quarterly call feature which enables the FHLB to call the advances due once per quarter, they are more inexpensive than traditional FHLB advances and provide a stable alternative to short-term borrowings. The remaining $51.0 million increase in FHLB advances from year-end 1996 to year-end 1997 was used to purchase mortgage-backed securities.

     Stockholders' equity increased $10.2 million or 8.3% over year-end 1996 due to net earnings offset slightly by unrealized losses on available-for-sale investment securities.

COMPARISON OF FINANCIAL CONDITION AT DECEMBER 31, 1996 AND DECEMBER 31, 1995

     Total assets at December 31, 1996 of $1.62 billion represented an increase of $250.4 million or 18.3% from $1.37 billion at December 31, 1995. This increase is primarily due to increases in short-term investments of $114.2 million, investment securities of $53.0 million, and loans receivable of $86.2 million.

     The increase in short-term investments is largely due to the Bank's overall plan of maintaining liquid assets in anticipation of increased commercial banking activities. During 1996, the Bank carried a higher level of short-term investments to accommodate the cash demands from commercial lending and commercial deposit accounts. The additional liquidity was obtained by pledging available treasury and agency securities against reverse repurchase agreements with various investment banking firms. These reverse repurchase agreements, which had maturities of one month or less, increased from $19.7 million at December 31, 1995 to $244.0 million at December 31, 1996. In addition to providing a source of funds, the Bank's operating results were favorably impacted by the interest spread differential between the short-term investments and the reverse repurchase agreements. For more information on the use of reverse repurchase agreements and other borrowings by the Bank, see "Business - Sources of Funds - Borrowings."

     Investment securities available for sale increased $53.0 million or 15.0% from $353.4 million as of December 31, 1995 to $406.5 million as of December 31, 1996. Additional purchases of mortgage-backed securities by the Bank during 1996 were intended to supplement interest income derived from the loan portfolio. Funds used to purchase these securities were obtained from liquidity provided by reverse repurchase agreements and, to a lesser degree, from the maturity of $60 million in treasury securities during 1996, net of $50 million of new treasury securities purchases.

     Loans receivable at December 31, 1996 of $862.6 million represented an increase of $86.2 million or 11.1% from $776.5 million at December 31, 1995. Loans receivable increased primarily as a result of the Bank's increased commercial banking activities. Commercial real estate, commercial business, and construction loans, collectively, nearly doubled in 1996 when compared to December 31, 1995 levels. Offsetting the increases in commercial real estate, commercial business, and construction loans, single family residential mortgage lending decreased for a number of reasons. As part of the Bank's ongoing effort to improve its exposure to interest rate risk, approximately $25 million of COFI-based adjustable rate mortgage loans were sold to a third party during December 1996. Because COFI-based loans reprice more slowly than most other index-based adjustable rate loans and because most of the Bank's COFI-based loans were limited to annual or semi-annual adjustments, the Bank's interest rate spreads were compressed in a rising interest rate environment. Therefore, the Bank believes that COFI-based loans represent a higher degree of interest rate risk than loans based on other indices.

     Deposits exhibited an increase of $25.4 million or 2.2% during 1996 primarily due to significant increases in money market checking and noninterest-bearing demand accounts. Approximately half of the $19.4 million increase in noninterest-bearing demand accounts is due to an influx of new commercial deposits reflecting a growth of 57% in year-end balances from 1995 to 1996. This is consistent with the increase in the Bank's commercial banking activities.

     Stockholders' equity increased $4.1 million or 3.5% over year-end 1996 due to net earnings compounded by unrealized gains on available-for-sale investment securities.

COMPARISON OF OPERATING RESULTS FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND 1997

     GENERAL. Net income for the first six months of June 30, 1998 totaled $6.8 million or $0.29 per share as compared to $5.0 million or $0.21 per share for the same period in 1997. The increase in net income can be attributed primarily to an increase in net interest income of $4.0 million partially offset by increases in the provision for loan losses of $487,000 and noninterest expense of $1.4 million.

     NET INTEREST INCOME. Net interest income increased $4.0 million or 18.5% from $21.6 million for the six months ended June 30, 1997, due principally to an increase in interest and dividend income of $7.2 million which was partially offset by an increase of $3.2 million in interest expense.

     The increase in interest and dividend income was derived primarily from an increase in the average balance of loans of $103.2 million and an increase in loan yields from 7.80% for the six months ended June 30, 1997 to 8.42% for the six months ended June 30, 1998. Yields increased primarily because of a change in the composition of the loan portfolio whereby lower yielding single family residential mortgage loans were replaced by higher yielding commercial real estate, construction, and business loans consistent with the Bank's increase in commercial banking activities.

     Interest expense increased $3.2 million or 10.6% during the first six months of 1998, as compared to the same period in 1997, due primarily to an increase in the average balances of FHLB advances of $125.3 million and time deposits of $44.3 million partially offset by a decrease in the average balance of short-term borrowings of $67.0 million.

     PROVISION FOR LOAN LOSSES. The provision for loan losses for the six months ended June 30, 1998 increased $487,000 or 17.2%, as compared to the same period in 1997, due primarily to the increase in gross loans receivable of $105.8 million or 12.0% coupled with a higher proportion of commercial and business loans in the Bank's total loan portfolio compared to single family residential mortgage loans. See "Business - Non-Performing Assets - Allowance for Loan Losses" for a discussion of management's procedures in monitoring the adequacy of the allowance for loan losses.

     NONINTEREST INCOME. Noninterest income increased $30,000 or 0.7% to $4.3 million for the six month period ended June 30, 1998. The largest component of noninterest income are fees and service charges which increased $1.2 million due primarily to fees relating to trade finance activities, letters of credit, wire transfer operations, and commercial deposit accounts. Offsetting the increase in fees and service charges is a decline in net gains on sale of securities of $1.1 million.

     NONINTEREST EXPENSE. Noninterest expense increased $1.4 million or 9.7% during the six month period ended June 30, 1998 as compared to the same period in 1997. Noninterest expense is principally composed of compensation and employee benefits, occupancy and other operating expenses. Compensation and employee benefits increased $667,000 or 8.4% due to the hiring of additional personnel, as well as the impact of normal salary and cost increases related to existing employees.

     Deposit insurance premiums and regulatory assessments increased $343,000 or 428.8% for the six months ended June 30, 1998 compared to the same period in 1997. During 1997, the Bank received a partial refund, amounting to $495,000, of the $7.0 million one-time assessment paid by the Bank in 1996 to recapitalize SAIF. No such adjustments were recorded during the six months ended June 30, 1998.

     Occupancy expenses increased $198,000 or 8.8% due to the opening of a new branch office in Cupertino, California which is leased by the Bank, as well as the impact of normal rent adjustments in existing leases.

     Expenses related to other real estate owned ("OREO") operations decreased by $360,000 or 218.2% for the six months ended June 30, 1998 compared to the same period in 1997 primarily due to higher rental income collected on OREO properties compounded by a decrease in recorded provisions for OREO losses.

     Other operating expenses increased $514,000 or 17.5% for the six months ended June 30, 1998 as compared to the same period in 1997, due primarily to amortization recorded in conjunction with real estate investments purchased by the Bank during the latter half of 1997.

     PROVISION FOR INCOME TAXES. The provision for income taxes increased $307,000 or 8.9% during the first six months of 1998 when compared to the same period in 1997, due primarily to the increase in pre-tax earnings which was partially offset by the utilization of tax credits from real estate investments amounting to $837,000. The Bank's effective tax rate was 35.5% and 40.8% for the six months ended June 30, 1998 and 1997, respectively.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

     GENERAL. Net income for the year of December 31, 1997 totaled $11.0 million or $0.46 per share as compared to $3.2 million or $0.13 per share for the year ended December 31, 1996. The increase in net income can be attributed to several factors including increases in net interest and noninterest income during 1997 as well as the payment of a one-time special assessment totaling $7.0 million to recapitalize the SAIF during 1996.

     NET INTEREST INCOME. Net interest income increased $4.8 million or 12.2% from $39.6 million for the year ended December 31, 1996, due principally to an increase in interest and dividend income of $10.2 million which was partially offset by an increase of $5.4 million in interest expense.

     The increase in interest and dividend income was derived primarily from an increase in the average balance of loans from $819.9 million in fiscal 1996 to $915.2 million in fiscal 1997. The yield on loans also increased from 7.65% to 7.93% for this same period. The increase in loan yield is due in part to the efforts of the Bank to increase the proportion of higher-yielding business and commercial loans in its portfolio compared to single family residential mortgage loans.

     Interest expense increased $5.4 million or 9.4% during the year ended December 31, 1997, as compared to the year ended December 31, 1996, due primarily to increases in the average balance of reverse repurchase agreements and FHLB advances of $77.6 million and $39.0 million, respectively. These increases were partially offset by a decrease in the average volume of time deposits of $21.6 million as well as a decrease in the cost these deposits from 5.14% for the year ended December 31, 1996 to 5.06% for the year ended December 31, 1997.

     PROVISION FOR LOAN LOSSES. The provision for loan losses for the year ended December 31, 1997 increased $1.2 million or 27.1%, as compared to the year ended December 31, 1996. This increase is due primarily to an increase in gross loan balances from $874.9 million at December 31, 1996 to $949.5 million at December 31, 1997, primarily commercial real estate and business loans which are deemed to carry a higher level of credit risk compared to single family residential loans. See "Business - Non-Performing Assets - Allowance for Loan Losses" for a discussion of management's procedures in monitoring the adequacy of the allowance for loan losses.

     NONINTEREST INCOME. Noninterest income increased $2.9 million or 52.5% to $8.5 million for the year ended December 31, 1997 from $5.6 million for the year ended December 31, 1996 primarily due to an increase in net gains on sales of securities of $2.7 million compounded by an increase in fees and service charges of $1.0 million relating to standby letters of credit, wire transfer operations and analysis charges on commercial deposit accounts. Partially offsetting these increases is a decline in other operating income of $314,000 due primarily to gains recorded from the sale of approximately $25 million of COFI-based loans during 1996.

     NONINTEREST EXPENSE. Noninterest expense decreased $6.1 million or 17.3% during the year ended December 31, 1997 as compared to the year ended December 31, 1996 primarily due to the payment of the $7.0 million one-time SAIF recapitalization assessment during 1996. Directly correlated to the payment of this assessment, the Bank's annual deposit insurance premium decreased, which to a large extent, accounts for the $2.6 million or 94.6% decrease in deposit insurance premiums and regulatory assessments during the year ended December 1997 when compared to the same period in 1996. As mentioned earlier, the Bank also received a $495,000 partial refund of this special assessment during 1997 which further contributed to the decrease in deposit insurance premiums.

     Compensation and employee benefits increased $2.8 million or 22.1% from $12.9 million during the year ended December 31, 1996, primarily due to the hiring of additional personnel as evidenced by the increase in the number of full-time equivalent employees from 329 to 365 as of December 31, 1996 and 1997, respectively. This is compounded by the impact of normal salary and cost increases related to existing employees.

     Occupancy expenses increased $536,000 or 13.0% due to the opening of a new branch office in Cupertino, California in September 1997, purchases of various software packages, as well as increases in depreciation and amortization expenses related to premises and equipment.

     Expenses from OREO operations decreased $761,000 or 71.7% primarily due to a decrease in recorded provisions for OREO losses of $290,000 compounded by an increase in net gains on sales or OREO properties of $252,000.

     Other operating expenses increased $741,000 or 14.9% for the year ended December 31, 1997 as compared to the year ended December 31, 1996, due to several factors including increases in promotional, legal, telephone, bank and item processing charges and other items related to the overall growth of the Bank.

     PROVISION FOR INCOME TAXES. The provision for income taxes increased $4.8 million or 194.9% during the year ended December 31, 1997 when compared to the year ended December 31, 1996, primarily due to the increase in pre-tax earnings partially offset by the utilization of tax credits from real estate investments purchased by the Bank during the latter half of 1997. The Bank's effective tax rate was 40.0% and 43.7% for the years ended December 31, 1997 and 1996, respectively.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995

     GENERAL. Net income for the year of December 31, 1996 totaled $3.2 million or $0.13 per share as compared to $1.0 million or $0.04 per share for the year ended December 31, 1995. The increase in net income can be attributed to increases in net interest and noninterest income, a decrease in the provision for loan losses, partially offset by increases in noninterest expense and the provision for income taxes.

     NET INTEREST INCOME. Net interest income increased $8.6 million or 27.9% from $31.0 million for the year ended December 31, 1995, due principally to an increase in interest and dividend income of $11.5 million which was partially offset by an increase of $2.9 million in interest expense.

     The increase in interest and dividend income was derived primarily from the increase in interest on short-term investments from $3.3 million for the year ended December 31, 1995 to $10.9 million for the year ended December 31, 1996, reflecting an increase in the average balance of short-term investments from $56.3 million to $193.4 million at December 31, 1995 and 1996, respectively.

     Interest expense increased $2.9 million or 5.3% during the year ended December 31, 1996, as compared to the year ended December 31, 1995, due primarily to increases in the average balance of time deposits of $62.1 million and short-term borrowings of $37.8 million, partially offset by a decrease in the cost of time deposit from 5.47% for the year ended December 31, 995 to 5.14% for the year ended December 31, 1996.

     PROVISION FOR LOAN LOSSES. Provisions for loan losses are charged to operations to maintain an allowance for losses at a level that management considers adequate based upon an evaluation of known and inherent risks, historical loss experience, current economic conditions and other relevant factors. See "Business - Non-Performing Assets - Allowance for Loan Losses" for a discussion of management's procedures in monitoring the adequacy of the allowance for loan losses.

     The provision for loan losses for the year ended December 31, 1996 decreased $1.8 million or 29.1% to $4.4 million from $6.2 million for the year ended December 31, 1995. The decrease in the provision is due to lower provisions related to the real estate loan portfolio. During the year ended December 31, 1995, net chargeoffs attributed to the single family, multifamily, and commercial real estate loan portfolio totaled $12.1 million compared to $2.9 million for the year ended December 31, 1996.

     NONINTEREST INCOME. Noninterest income increased $2.1 million or 59.1% to $5.6 million for the year ended December 31, 1996 from $3.5 million for the year ended December 31, 1995. Approximately $1.4 million of this increase is due to higher fees and service charges collected resulting from the Bank's expanded conduit and correspondent loan programs as well as increased activity in the commercial lending area.

     The remaining $700,000 increase is attributed to net gains on sales of mortgage-backed securities of approximately $500,000 during the year ended December 31, 1996 compared to net losses on sales of mortgage-backed securities of $215,000 for the year ended December 31, 1995.

     NONINTEREST EXPENSE. Noninterest expense increased $8.5 million or 32.0% during the year ended December 31, 1996 from $26.6 million to $35.1 million for the year ended December 31, 1996. The largest component of noninterest expense was compensation and employee benefits which increased $2.1 million or 19.4% from $10.8 million for the year ended December 31, 1995 to $12.9 million for the year ended December 31, 1996. This increase was primarily due to an increase in the number of full-time equivalent employees from 276 as of December 31, 1995 to 329 as of December 31, 1996, reflecting the expansion of the Bank's business activities, particularly the implementation of a new marketing strategy emphasizing commercial real estate and business loans, trade finance and the generation of lower cost demand deposits. Towards this end, the Bank added several experienced commercial bankers to its senior management team with in-depth knowledge of business practices and cultures of the Asia Pacific region.

     Another major contributor to the increase in noninterest expense is the payment of a one-time special assessment imposed on financial institutions to recapitalize the SAIF. During the year ended December 31, 1996, the Bank paid $7.0 million, gross of related tax benefits, towards this special assessment.

     Other operating expenses increased by $393,000 or 8.6% for the year ended December 31, 1996 as compared to the year ended December 31, 1995 as a result of marketing, promotion and stationery expenses related to the Bank's conversion from a savings and loan institution to a full-service commercial bank.

     Net expenses relating to OREO operations decreased by $1.3 million or 54.3% from $2.3 million for the year ended December 31, 1995 to $1.0 million for the year ended December 31, 1996, partially offsetting the increases in compensation and employee benefits and other operating expenses as well as the payment of the one-time recapitalization assessment. The decrease in net OREO expenses is primarily due to a $1.2 million decrease in the provision for OREO losses from $1.9 million to $702,000 during the year ended December 31, 1995 and 1996, respectively.

     PROVISION FOR INCOME TAXES. The provision for income taxes increased $1.8 million or 280.7% during the year ended December 31, 1996 when compared to the year ended December 31, 1995 primarily due to the increase in pre-tax earnings. The Bank's effective tax rate was 43.7% and 38.5% during 1996 and 1995, respectively.

LIQUIDITY AND CAPITAL RESOURCES

     LIQUIDITY. Liquidity is the measurement of the Bank's ability to meet potential cash requirements, including ongoing commitments to repay borrowings, fund investments, originate commercial and real estate loans and purchase loan pools and mortgage-backed securities. The Bank's sources of cash include customer deposits, securitizations, net interest income and borrowings under its reverse repurchase financing facilities, federal funds facility, and the FHLB-San Francisco advances. The Bank's liquidity is actively managed on a daily basis and reviewed periodically by the Asset Liability Committee and the Board of Directors. This process is intended to ensure the maintenance of sufficient funds to meet the needs of the Bank, including adequate cash flow for off-balance sheet instruments.

     At June 30, 1998, the Bank's available borrowing capacity include approximately $170 million in reverse repurchase arrangements with major investment banks, a $30 million fed fund line facility with a correspondent bank and $29 million in unused FHLB advances, which are secured by single-family and multifamily residential loans and investment securities.

     The Bank's uses of cash primarily include the funding of commercial and real estate loans and purchases of investment and mortgage-backed securities.

     CAPITAL RESOURCES. Capital adequacy is the ability of the Bank to support growth while protecting the interests of depositors and the deposit insurance fund. Bank regulatory agencies have developed certain capital ratio requirements, which are used to assist them in monitoring the safety and soundness of financial institutions. Management continually monitors these capital requirements and believes the Bank to be in compliance with these regulations at June 30, 1998. See also "Business - Regulation - The Bank."

     Currently, due to the Bank's high level of capital, utilization of short-term reverse repurchase agreements and repurchase agreements with various primary securities dealers has been transacted to leverage the balance sheet achieving a positive spread with minimal interest rate risk. The actual dollar amount transacted by the Bank will vary depending on a number of factors, including interest spread potential, availability of collateral and management's determination as to the appropriate amount of leverage.

     The following table sets forth the Bank's regulatory capital position at June 30, 1998, as compared to the minimum regulatory capital requirements imposed on the Bank and the requirements under the prompt corrective action regulations to be considered a well-capitalized institution.

                                                            June 30, 1998
                     --------------------------------------------------------------------------------------------
                                                                              Required to be       Excess over
                                            Minimum          Excess over            Well          Required to be
                          Actual            Required       Minimum Required      Capitalized     Well Capitalized
                          ------        ----------------   ----------------   ----------------   ----------------

                     Amount   Percent   Amount   Percent   Amount   Percent   Amount   Percent   Amount   Percent
                     ------   -------   ------   -------   ------   -------   ------   -------   ------   -------
                                                         (Dollars in thousands)
Total Capital (to
 Risk-Weighted
 Assets)..........   $150,542   13.1%   $92,046    8.0%    $58,496    5.1%    $115,058   10.0%   $35,484    3.1%

Tier 1 Capital
 (to Risk-Weighted
 Assets)..........    136,329   11.8     46,023    4.0      90,306    7.8       69,035    6.0     67,294    5.8

Tier 1 Capital
 (to Average
 Assets)..........    136,329    7.9     69,010    4.0      67,319    3.9       86,262    5.0     50,067    2.9

IMPACT OF INFLATION AND CHANGING PRICES

     The consolidated financial statements of the Bank and the notes thereto, presented elsewhere herein, have been prepared in accordance with generally accepted accounting standards, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of the Bank's operations. Unlike most industrial companies, nearly all of the Bank's assets and liabilities are monetary. As a result, interest rates have a greater impact on the Bank's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

IMPACT OF RECENT ACCOUNTING STANDARDS

     In June 1996, the FASB issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." This statement provides standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. A transfer of financial assets in which the transferor surrenders control over those assets is accounted for as a sale to the extent that consideration other than beneficial interests in the transferred assets is received in the exchange. This statement requires that liabilities and derivative securities incurred or obtained by transferors as part of a transfer of financial assets be initially valued at fair value, if practicable. It also requires that servicing rights and other retained interests in the transferred assets be measured by allocating the previous carrying amount between the assets sold, if any, and retained interests, if any, based on their relative fair values at the date of transfer. Furthermore, SFAS No. 125 requires that debtors reclassify financial assets pledged as collateral, and that secured parties recognize those assets and their obligation to return them in certain circumstances in which the secured party has taken control of those assets. Finally, SFAS No. 125 requires that a liability be eliminated if either: (a) the debtor pays the creditor and is relieved of its obligation for the liability, or (b) the debtor is legally released from being the primary obligor under the liability, either judicially or by the creditor. Accordingly, a liability is not considered extinguished by an in-substance defeasance. SFAS No. 125 supersedes SFAS No. 122, "Accounting for Mortgage Servicing Rights," which was adopted by the Bank on January 1, 1997 and which management of the Bank determined had no material impact on the Bank's results of operations or financial position. In December 1996, the FASB issued SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125." SFAS No. 127 deferred for one year the effective date of SFAS No. 125 as it relates to transactions involving secured borrowings and collateral and transfers and servicing of financial assets. This Statement also provides additional guidance on these types of transactions. The statements did not have a material impact on the Bank's results of operations or financial position when adopted.

     In August 1997, the FASB issued SFAS No. 128, "Earnings Per Share." This statement replaces the presentation of primary earnings per share with a presentation of basic earnings per share. The statement also requires dual presentation of basic and diluted earnings per share by entities with complex capital structures and requires a reconciliation of the numerators and denominators between the two calculations. SFAS No. 128 is effective for financial statements issued for periods ending after December 15, 1997, including interim periods. The statement did not have a material impact on the Bank's results of operations or financial position when adopted.

     In August 1997, FASB issued SFAS No. 129, "Disclosure of Information about Capital Structure." This statement establishes standards for disclosing information about capital structure, including pertinent rights and privileges of various securities outstanding. SFAS No. 129 is effective for financial statements for periods ending after December 15, 1997. The statement did not have a material impact on the Bank's results of operations or financial position when adopted.

     In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income." This Statement establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general-purpose financial statements. This statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. This statement requires that an enterprise (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. The statement did not have a material impact on the Bank's results of operations or financial position when adopted.

     In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." This statement establishes standards for the way that public business enterprises report information about operating segments in both annual financial statements and interim financial reports issued to shareholders. The statement also establishes standards for related disclosures about products and services, geographic areas, and major customers. This Statement supersedes SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise," but retains the requirement to report information about major customers. It amends SFAS No. 94, "Consolidation of All Majority-Owned Subsidiaries," to remove the special disclosure requirements for previously unconsolidated subsidiaries. SFAS No. 131 is effective for financial statements for periods beginning after December 15, 1997. Management of the Bank does not believe the statement will have a material impact on the Bank's results of operations or financial position when adopted.

     In February 1998, the FASB issued SFAS No. 132, "Statement on Employers' Disclosures about Pensions and Other Postretirement Benefits." SFAS No. 132 revises employers' disclosures about pension and other postretirement benefit plans. SFAS No. 132 does not change the measurement or recognition of those plans and is effective for fiscal years beginning after December 15, 1997. The statement did not have a material impact on the Bank's results of operations or financial position when adopted.

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 requires companies to record derivatives on the balance sheet as assets or liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. The key criterion for hedge accounting is that the hedging relationship must be highly effective in achieving offsetting changes in fair value or cash flows. SFAS No. 133 is effective for fiscal years beginning after June

15, 1999. Management of the Bank has not yet determined whether the adoption of SFAS No. 133 will have a material impact on the Bank's results of operations or financial position when adopted.

                                 BUSINESS

GENERAL

     The Company has not yet engaged in any substantial business activity. The Company has filed with the Federal Reserve Board its application for prior approval to become a bank holding company through the acquisition of 100% of the voting shares of the Bank pursuant to the BHC Act. Furthermore, the Company and Merger Co. have filed an application with the FDIC, providing for the merger of Merger Co. with and into the Bank. Upon consummation of the Reorganization, the Company will own all of the outstanding Bank Common Stock and the Bank will become a wholly-owned subsidiary of the Company.

     Subject to constraints under the BHC Act, the Company may acquire other financial institutions in the future. During the initial months following the consummation of the Reorganization, the principal business activity of the Company will be to serve as the bank holding company for the Bank. At the present time, the Company has no specific plans to engage in any activities other than acting as a bank holding company for the Bank.

     The Bank is the fifth largest commercial bank headquartered in Los Angeles, California as of June 30, 1998, and one of the largest banks in the United States that focuses on the Chinese-American community. Until June 1998, the Bank was wholly-owned by two shareholders.

     The Bank was chartered by the Federal Home Loan Bank Board on June 20, 1972, as the first federally-chartered savings institution focused primarily on the Chinese-American community, and opened for business at its first office in the Chinatown district of Los Angeles on January 3, 1973. Until the early 1990's, the Bank conducted a traditional savings and loan business by making predominately long-term, single-family residential and commercial and multi-family real estate loans with interest rates tied to the COFI principally within the ethnic Chinese market in Southern California funded primarily with retail savings deposits and advances from the Federal Home Loan Bank of San Francisco. Currently, the Bank specializes in lending for commercial, construction, and residential real estate projects and financing international trade for California companies as it continues to emphasize commercial lending since its conversion to a state-chartered commercial bank on July 31, 1995.

MARKET AREA AND COMPETITION

     The Bank concentrates on marketing its services in the Los Angeles metropolitan area, Orange County, the San Francisco Bay area, and the Silicon Valley area in Santa Clara County, with a particular focus on regions with a high concentration of ethnic Chinese. The ethnic Chinese markets within the Bank's primary market area have experienced rapid growth in recent periods. According to the 1990 Census data, management believes there were an estimated
2.7 million Asian and Pacific Islanders residing in California. As California continues to gain momentum as the hub of the Pacific Rim, the Bank provides important competitive advantages to its customers participating in the Asia Pacific marketplace. Management believes the Bank's customers benefit from its understanding of Asian markets and cultures, its corporate and organizational ties throughout Asia, as well as its international banking products and services. Management believes that this approach, combined with the extensive ties of its management and Board of Directors to the growing Asian and ethnic Chinese communities, provides the Bank with an advantage in competing for customers in its market area.

     The banking and financial services industry in California generally, and in the Bank's market areas specifically, are highly competitive. The increasingly competitive environment is a result primarily of changes in regulation, changes in technology and product delivery systems, and the accelerating pace of consolidation among financial services providers. The Bank competes for loans, deposits, and customers with other commercial banks, savings and loan associations, securities and brokerage companies, mortgage companies, insurance companies, finance companies, money market funds, credit unions, and other nonbank financial service providers. Some of these competitors are larger in total assets and capitalization, have greater access to capital markets and offer a broader range of financial services than the Bank. The Bank has 22 offices located in the following counties: Los Angeles, Orange, San Francisco and Santa Clara. Neither the deposits nor loans of the offices of the Bank exceed 1% of all financial services companies located in the counties in which the Bank operates.

CURRENT BANKING SERVICES

     Through its network of 22 retail branches, the Bank provides a wide range of personal and commercial banking services to small and medium-sized businesses, business executives, professionals, and other individuals. The Bank offers multilingual services to all of its customers in English, Cantonese, Mandarin and Spanish. The Bank offers a variety of deposit products which includes the traditional range of personal and business checking and savings accounts, time deposits and individual retirement accounts, travelers' checks, safe deposit boxes, and Master Card and Visa merchant deposit services.

     The Bank's lending activities include residential and commercial real estate, construction, commercial, trade finance, account receivables, inventory and working capital loans. The Bank provides commercial loans to small and medium-sized businesses with annual revenues that generally range from several million to $200 million. In addition, the Bank provides short-term trade finance facilities for terms of less than one year to U.S. importers, exporters, and manufacturers doing business in the Asia-Pacific region. Management believes that the Bank has not been adversely affected by the recent economic crisis in Asia. The Bank currently has no extensions of credit to foreign or overseas customers. The Bank's commercial borrowers are engaged in a wide variety of manufacturing, wholesale trade, and service businesses.

LENDING ACTIVITIES

     Historically, the principal lending activities of the Bank have consisted of the origination of residential mortgage loans, multi-family real estate loans, and commercial real estate loans. The Bank also originates construction loans, consumer loans, and commercial and trade finance loans. At June 30, 1998, the Bank's gross loan portfolio totaled $986 million of which $302 million or 31% was in residential mortgage loans, $150 million or 15% of the loan portfolio was in multifamily mortgages, $331 million or 34% of the loan portfolio was in commercial real estate loans, $39 million or 4% of the loan portfolio was in construction loans, and $150 million or 15% of the loan portfolio was in commercial and trade finance.

     The following table sets forth selected data related to the composition of the Bank's loan portfolio by type of loan on the date indicated.

                                                                                          December 31,
                                                 June 30,         ------------------------------------------------------------
                                                   1998                  1997                1996                  1995
                                           --------------------   -------------------   -----------------    -----------------
                                            Amount      Percent    Amount     Percent   Amount    Percent    Amount    Percent
                                           --------     -------   --------    -------   ------    -------    ------    -------
                                                                        (Dollars in thousands)
Real estate loans:
   Residential, one to four units......    $301,820     30.6%     $356,478     37.6%   $425,270     48.7%   $474,192      60.4%
   Residential, multifamily............     150,108     15.2       144,147     15.2     141,649     16.2     150,333      19.1
   Commercial and industrial real           330,660     33.6       269,028     28.3     214,599     24.5     142,423      18.1
    estate.............................
   Construction........................      38,502      3.9        27,020      2.8      11,607      1.3       2,151       0.3
                                           --------    -----      --------    -----    --------    -----    --------     -----
      Total real estate loans..........     821,090     83.3       796,673     83.9     793,125     90.7     769,099      97.9
                                           --------    -----      --------    -----    --------    -----    --------     -----
Other loans:
   Business, commercial................     150,108     15.2       138,408     14.5      71,672      8.2      11,880       1.5
   Automobile..........................       5,089      0.5         5,259      0.6       3,877      0.4         840       0.1
   Other consumer......................       9,768      1.0         9,137      1.0       5,953      0.7       3,680       0.5
                                           --------    -----      --------    -----    --------    -----    --------     -----
      Total other loans................     164,965     16.7       152,804     16.1      81,502      9.3      16,400       2.1
                                           --------    -----      --------    -----    --------    -----    --------     -----
                  Total gross loans....     986,055    100.0%      949,477    100.0%    874,629    100.0%    785,499     100.0%
                                                       =====                  =====                =====                 =====
Unearned fees, premiums and                  (2,448)                (2,354)              (1,903)                (288)
   discounts, net......................
Allowance for loan losses..............     (14,213)               (12,273)             (10,084)              (8,735)
                                           --------               --------             --------             --------
      Loans receivable, net............    $969,394               $934,850             $862,640             $776,476
                                           ========               ========             ========             ========
                                                               December 31,
                                              ------------------------------------------------
                                                      1994                       1993
                                              ---------------------       --------------------
                                               Amount       Percent       Amount       Percent
                                              --------      -------       ------       -------
                                                           (Dollars in thousands)
Real estate loans:
   Residential, one to four units......       $532,647        63.4%      $463,966        60.2%
   Residential, multifamily............        159,093        18.9        161,518        21.0
   Commercial and industrial real              133,643        15.9        124,979        16.2
    estate.............................
   Construction........................          2,829         0.3          7,470         1.0
                                              --------       -----       --------       -----
      Total real estate loans..........        828,212        98.5        757,933        98.4
                                              --------       -----       --------       -----
Other loans:
   Business, commercial................          5,411         0.7          1,568         0.2
   Automobile..........................          1,849         0.2          3,171         0.4
   Other consumer......................          5,143         0.6          7,249         1.0
                                              --------       -----       --------       -----
      Total other loans................         12,403         1.5         11,988         1.6
                                              --------       -----       --------       -----
                  Total gross loans....        840,615       100.0%       769,921       100.0%
                                                             =====                      =====
Unearned fees, premiums and                       (129)                      (720)
   discounts, net......................
Allowance for loan losses..............        (14,515)                   (14,846)
                                              --------                   --------
      Loans receivable, net............       $825,971                   $754,355
                                              ========                   ========

     RESIDENTIAL MORTGAGE LOANS. The Bank offers first mortgage loans secured by one-to-four family owner and non-owner occupied residential properties, condominiums, co-operatives, attached and detached planned unit developments, located in the Bank's primary lending area under its portfolio programs and under programs that are originated and sold into the secondary market to both agency and non-agency investors. Portfolio loans are generally 30 year fully amortizing loans with interest based on a 6-month or 1-year Treasury bill index, and with an option to have the rate fixed for the first 3 years. It is the Bank's policy that these loans generally will be originated at a maximum 80% loan to value ratio at the time of loan origination, unless adequate mortgage insurance is purchased on higher loan to values reducing the Bank's exposure to less than 80% in accordance with industry standards as established by the Federal Home Loan Mortgage Corporation ("FHLMC") and FNMA. At June 30, 1998, 31% of the loan portfolio was secured by one-to-four family residential real estate mortgages. The Bank currently offers three portfolio products as described in summary in the attached Residential Lending Division Loan Program Underwriting Guidelines as well as numerous non-portfolio products in compliance with investor requirements.

     CONSTRUCTION LOANS. The Bank offers construction loans, which are interim loans to finance the construction of an income-producing or owner occupied building. The Bank targets residential, industrial, and commercial properties for such construction loans. The usual term for a construction loan is twelve to eighteen months, and may contain pre-approved extensions. The Bank generally prequalifies construction loan borrowers for permanent "take out" financing as a condition to making the construction loan. The Bank tries to limit its exposure in construction loans to no more than 25% of its total loans.

     MULTI-FAMILY AND COMMERCIAL REAL ESTATE LOANS. While the Bank has historically originated a limited number of mortgage loans secured by multi-family and commercial real estate (office buildings, shopping centers, strip malls, hotels and motels, and industrial and retail facilities) as part of its business operations, in recent years the Bank has increased its emphasis on such lending activities. In originating multi-family and commercial real estate loans, the Bank's current emphasis is to focus on the cash flow and debt service coverage of the project instead of relying primarily on the appraised value of the underlying collateral.

     COMMERCIAL LOANS. The Bank finances small and middle-market businesses in a wide spectrum of industries throughout California. The Bank offers commercial loans for working capital and to finance export/import, accounts receivable, and
inventory.   Such loans include loans with maturities ranging from thirty days to one year and "term loans," which are loans with maturities normally ranging from one to twenty-five years (although currently the Bank has no loans with maturities greater than fifteen years). Short-term business loans are generally intended to finance current transactions and typically provide for periodic principal payments, with interest payable monthly. Term loans normally provide for floating interest rates, with monthly payments of both principal and interest.

     TRADE FINANCE. Commencing in 1994, the Bank introduced a variety of international finance and trade services and products, including letters of credit, revolving lines of credit, import loans, bankers' acceptances, working capital lines, domestic purchase financing and pre-export financing. Total fee income generated from trade finance activities has grown significantly from $26,000 in 1994 to $762,000 in 1997. A substantial portion of this business involves California-based customers engaged in import activities which, to the Bank's best knowledge, have not been adversely affected by the recent economic crisis in Asia. The Bank currently has no extensions of credit to foreign or overseas customers.

     At June 30, 1998, loans to finance international trade totaled $81 million or 8% of the Bank's loan portfolio. Of this amount, approximately 93% was made to borrowers on the import side of international trade. These financings are generally made through letters of credit, whereby the Bank becomes liable to pay the beneficiary (i.e., a manufacturer) the amount drawn against the credit. The majority of the Bank's letters of credit are between $100,000 and $1,000,000. The collateral for these types of loans is typically the property of the importer, such as a security interest in the products being shipped. At June 30, 1998, approximately 80% of the importers/exporters were of Asian (primarily ethnic Chinese) origin, who imported various food and general merchandise products.

     LOAN UNDERWRITING RISKS. Adjustable-rate mortgage loans decrease the risks associated with changes in interest rates by periodically repricing, but involve other risks because as interest rates increase, the underlying payments by the borrower increase, thus increasing the potential for default. At the same time, the marketability of the underlying collateral may be adversely affected by higher interest rates. Upward adjustment of the contractual interest rate is also limited by the maximum periodic interest rate adjustment permitted by the adjustable-rate mortgage loan documents, and, therefore is potentially limited in effectiveness during periods of rapidly rising interest rates. These risks have not had an adverse effect on the Bank.

     While commercial real estate and consumer or other loans provide benefits to the Bank's asset/liability management program by reducing the Bank's exposure to interest rate changes, due to their generally shorter terms, and producing higher yields, such loans may entail significant additional credit risks compared to owner-occupied residential mortgage lending. However, the Bank believes that the higher yields and shorter terms compensate the Bank for the increased credit risk associated with such loans.

     Multi-family and commercial real estate lending entails significant additional risks when compared with one-to-four family residential lending. For example, these loans typically involve larger loan balances to single borrowers or groups of related borrowers, and the payment experience on such loans typically is dependent on the successful operation of the project. These risks can be significantly impacted by the cash flow of the borrowers and supply and demand conditions in the market for the services or products offered by the borrower. In periods of decreasing cash flows, the borrower may permit a lapse in general maintenance of the property causing the value of the underlying collateral to deteriorate.

     In addition, due to the type and nature of the collateral, and, in some cases the absence of collateral, consumer lending generally involves more credit risk when compared with one-to-four family residential lending. Consumer lending collections are typically dependent on the borrower's continuing financial stability, and thus, are more likely to be adversely effected by job loss, divorce, illness, and personal bankruptcy. In most cases, any repossessed collateral for a defaulted consumer loan will not provide an adequate source of repayment of the outstanding loan balance. The remaining deficiency often does not warrant further substantial collection efforts against the borrower, however a deficiency judgment is normally filed against the borrower.

     OBLIGATIONS OWED BY ONE PERSON. California chartered commercial banks, such as the Bank, are subject to limits on the amount of obligations that one person may owe to a bank. Under current law, obligations owed to the Bank by one person which are unsecured may not exceed 15% of the sum of the shareholders' equity, allowance for loan losses, capital notes, and debentures of the Bank. In addition, obligations owed to the Bank by one person which are both unsecured and secured, in the aggregate, may not exceed 25% of the sum of the shareholders' equity, allowance for loan losses, capital notes, and debentures of the Bank. In order to be considered secured, an obligation must be secured by collateral that has not been deemed ineligible property by the Commissioner and must have a designated market value at least 15% greater than the amount of the obligations secured thereby. Secured and unsecured obligations must be represented by separate notes. At June 30, 1998, based on the 15% limit applicable to unsecured obligations, the Bank may have obligations outstanding to one person of $22.6 million, and based on the 25% limit applicable to the aggregate of secured and unsecured obligations to one person, the Bank may have obligations outstanding to one person of $37.6 million. At June 30, 1998, the Bank's largest aggregation of obligations owed by one person was approximately $17.7 million of loans secured by commercial real estate. At June 30, 1998, all of these loans were performing in accordance with their terms.

     LOAN MATURITIES. The following table sets forth the maturity of the Bank's loans at June 30, 1998. The table does not include prepayments. All loans are shown maturing based upon contractual maturities:

                           1 to  4                      Commercial
                            Family     Multi-Family    & Industrial                   Business,                   Other
                         Real Estate    Real Estate    Real Estate     Construction   Commercial   Automobile    Consumer    Total
                         -----------   ------------    ------------    ------------   ----------   ----------    --------   --------
                                                                     (In thousands)
Non-accrual loans.......  $  3,139       $   417          $     --       $    --      $    822      $   --       $   --     $  4,378
                          ========       =======          ========       =======      ========      ======       ======     ========
Amounts Due:
  Within 3 months.......  $    199       $    --          $ 17,624       $ 5,194      $ 70,035      $   17       $2,293     $ 95,362

  3 months to 1 year....       924         3,504            15,814        21,473        54,507         358        1,335       97,915
                          --------       -------          --------       -------      --------      ------       ------     --------
     Total due within
      1 year............     1,123         3,504            33,438        26,667       124,542         375        3,628      193,277
                          --------       -------          --------       -------      --------      ------       ------     --------
  After 1 year:
    1 to 3 years........     2,123         5,260            17,217         7,816         7,708       2,840           80       43,044

    3 to 5 years........     3,445        21,109           132,587         4,019        14,699       1,874           --      177,733

    5 to 10 years.......    12,024        81,344           140,466            --         3,159          --           --      236,993

    10 to 15 years......    17,534         7,726             2,372            --            --          --        1,896       29,528

    Over 15 years.......   265,571        31,165             4,580            --            --          --        4,164      305,480
                          --------       -------          --------       -------      --------      ------       ------     --------
     Total due after
      1 year (1)........   300,697       146,604           297,222        11,835        25,566       4,714        6,140      792,778
                          --------       -------          --------       -------      --------      ------       ------     --------
     Total..............  $301,820      $150,108          $330,660       $38,502      $150,108      $5,089       $9,768     $986,055
                          ========      ========          ========       =======      ========      ======       ======     ========
     Allowance for loan
          losses(2)       $    651      $  2,433          $  2,038       $   753      $  6,646      $   55       $   17     $ 12,593
                          ========      ========          ========       =======      ========      ======       ======     ========

__________________
(1) The following table sets forth the repricing attributes of loans due after one year:

                           1 to  4                      Commercial
                            Family     Multi-Family    & Industrial                   Business,                   Other
                         Real Estate    Real Estate    Real Estate     Construction   Commercial   Automobile    Consumer   Total
                         -----------   ------------    ------------    ------------   ----------   ----------    --------   -----
                                                                     (In thousands)
Fixed rate..............  $ 78,263      $  7,596           $ 64,074       $   --       $ 7,097      $4,714       $   80     $161,824

Variable rate...........   222,434       139,008            233,148        11,835       18,469          --        6,060      630.954
                                         -------          --------        -------     --------      ------       ------     --------
     Total..............  $300,697      $146,604           $297,222       $11,835      $25,566      $4,714       $6,140     $792,778
                          ========      ========           ========       =======      =======      ======       ======     ========

(2)  Excludes $1.6 million of unallocated allowance for loan losses.

     LOAN SOLICITATION AND PROCESSING. Loan applications are obtained through the Bank's delivery networks consisting of its 22 branches and its lending departments. The branches originate loans by salaried personnel through customer contact, referral, and solicitation. The wholesale lending department originates residential loans with commissioned loan officers through loan brokers, while the commercial lending department originates commercial real estate and business loans through salaried loan officers.

     Loan requests are processed by having the customer complete an application. Information such as credit references and credit history is verified.
Additional financial information may be requested from the borrower and analyzed, and the value of the underlying collateral, if any, is assessed. The Bank generally uses independent outside appraisers to assess the value of real estate and the appraisal is usually then reviewed by the Bank. Loans exceeding a particular officer's lending authority are subject to review and approval by another lending officer. If the loan is in excess of $1 million, the loan must be approved by the Senior Lending Committee. The Senior Lending Committee is made up of the President, the Chief Credit Officer, the Chief Financial Officer, and three Senior Vice Presidents. In order for a loan in excess of $1 million to be approved, the loan must be reviewed and approved by four members of the Senior Lending Committee, one of which must be the President, the Chief Credit Officer, or the Chief Financial Officer.

     LOAN COMMITMENTS. The Bank generally grants commitments to fund commercial loans and single-family mortgage loans for up to 30 days at a specified term and interest rate. In addition, commitments for revolving lines of credit, both consumer and commercial are made. These commitments are generally subject to annual review and renewal based upon past performance and the current credit worthiness of the borrower. In addition, to the loan and line of credit commitments, the Bank has various commitments under letters of credit. At June 30, 1998, commitments for unfunded loans and lines of credit, and letters of credit amounted to $178 million and $127 million, respectively.

NON-PERFORMING ASSETS

     GENERAL. The Bank's general collection policy is to provide a late notice to commercial and consumer accounts immediately upon the expiration of the payment grace period which are generally set at ten and 15 days, respectively. Delinquent accounts are contacted by phone and collection letters are sent no later than 30 days after an account's contractual payment due date. Notice of Intent to foreclose notices are provided to consumer and commercial mortgage customers 30 days after the account's contractual payment due date. Foreclosure proceedings are initiated within 60 days after the contractual payment due date. Personal property is subject to repossession upon account default. The Bank's commencement of personal property repossession efforts usually begins within 30 days of default, but may vary depending upon circumstances and/or available legal remedies associated with particular account.

     Effective January 1, 1995, the Bank adopted Statement of Financial Accounting Standards ("SFAS") No. 114, "Accounting by Creditors for Impairment of a Loan", as amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosures." Under SFAS No. 114, a loan is impaired when it is "probable" that a creditor will be unable to collect all amounts due (i.e., both principal and interest) according to the contractual terms of the loan agreement. The measurement of impairment may be based on (i) the present value of the expected future cash flows of the impaired loan discounted at the loan's original effective interest rate, (ii) the observable market price of the impaired loan, or (iii) the fair value of the collateral of a collateral-dependent loan. The adoption of SFAS No. 114, as amended by SFAS No. 118, had no material impact on the Bank's financial statements as the Bank's existing policy of measuring loan impairment is consistent with methods prescribed in these standards.

     At June 30, 1998, the carrying value of loans that are considered to be impaired under SFAS No. 114 totaled $9.6 million. At June 30, 1998, charge-offs related to loans considered to be impaired under

SFAS No. 114 totaled $2.1 million. For the six months ended June 30, 1998, the Bank recognized $420,000 of interest income on those impaired loans.

     Loans are continually monitored by management and the Board of Directors. Loans are placed on nonaccrual status when, in the opinion of management, the collection of additional interest is doubtful; but not longer than 90 days past due. Interest accrued and unpaid at the time the account is placed on nonaccrual status is generally charged against interest income. Subsequent payments are either applied to the outstanding principal balance or recorded as interest income based upon management's assessment of the collectibility of the account. At June 30, 1998, the Bank had no loans greater than 90 days past due and still accruing interest, and $4.4 million in loans on nonaccrual status.

     The following table sets forth non-performing loans, other real estate owned, and restructured loans at the periods indicated:

                                                                             December 31,
                                                         ------------------------------------------------------
                                             June 30,
                                              1998        1997        1996        1995        1994        1993
                                              ----        ----        ----        ----        ----        ----
                                                                    (Dollars in thousands)
Nonaccrual loans.......................     $ 4,378     $ 8,490     $11,613     $ 7,496     $13,682     $16,711
Loans past due 90 days or more but not
 on nonaccrual..........................         --       2,403         206          --         904       1,230
                                            -------     -------     -------     -------     -------     -------
     Total non-performing loans........       4,378      10,893      11,819       7,496      14,586      17,941
                                            -------     -------     -------     -------     -------     -------
Restructured loans.....................       6,279       7,487       5,485       7,604      12,724       8,449
Other real estate owned, net...........       5,386       3,217       3,491       6,388       8,197       8,653
                                            -------     -------     -------     -------     -------     -------
     Total non-performing assets.......     $16,043     $21,597     $20,795     $21,488     $35,507     $35,043
                                            =======     =======     =======     =======     =======     =======

Total non-performing assets to total
 assets................................        0.89%       1.25%       1.28%      1.57%        2.69%       3.15%
Allowance for loan losses to non-
  performing loans.....................      324.65      112.67       85.32     116.53        99.51       82.75
Non-performing loans to total assets...        0.24        0.63        0.73       0.55         1.11        1.61


     ALLOWANCE FOR LOAN LOSSES. The possibility of loan losses is one of the inherent risks associated with lending. Management realizes, and experience indicates, that losses may exist at any point in time in the loan portfolio. As a result, periodic provisions are made to the allowance for loan losses each year and charged to expense. Such provisions are made to maintain the allowance at a level sufficient to recognize this inherent risk.

     In order to ensure the allowance is maintained at an adequate level, the Bank employs a comprehensive monthly internal loan review function. In addition, the loan portfolio is evaluated by an independent outside consultant twice a year. This review includes an assessment of significant loans and commitments, as well as, a continuing assessment of classified, problem, or non-performing loans, and assessment of the overall quality of the loan portfolio. Based upon this evaluation, allocations of the current allowance are made, with accounts not subject to specific review having allocations made based upon fixed and historical loan loss factors. The unallocated portion of the allowance is then assessed to ascertain if it is sufficient to withstand any previously unidentified losses.

     In addition to monitoring classified and delinquent loan accounts, the Bank maintains a separate "watch list" of loan accounts that are subject to ongoing review and assessment. Loans placed on the watch list are accounts that, while not exhibiting the deficiencies and characteristics associated with classified assets, exhibit one or more deficiencies or weaknesses, or a financial position that has exhibited signs of deterioration, such as a decline in certain performance ratios, where more frequent assessment of the account status is warranted. At June 30, 1998, accounts on the watch list totaled $22.1 million, comprised primarily of commercial/business loans.

     The following table sets forth information with respect to the Bank's allowance for loan losses for the periods indicated:


                                                 At of for the Six           At or for the Year Ended December 31,
                                                   Months Ended     --------------------------------------------------------
                                                   June 30, 1998      1997        1996        1995        1994        1993
                                                   -------------    --------    --------    --------    --------    --------
                                                                            (Dollars in thousands)
Average loans outstanding.......................     $977,753       $915,202    $819,868    $814,970    $806,659    $758,615
                                                     ========       ========    ========    ========    ========    ========
Total loans outstanding at end of period........     $986,055       $949,477    $874,627    $785,499    $840,615    $769,921
                                                     ========       ========    ========    ========    ========    ========

Allowance balance at beginning of period........     $ 12,273       $ 10,084    $  8,735    $ 14,515    $ 14,846    $ 11,024

Provision for loan losses.......................        3,325          5,588       4,398       6,200       4,155       6,928

Actual charge-offs:
 1-4 family residential real estate.............           97            469         530       1,666         823         286
 Multifamily real estate........................          111          1,595       1,919       5,251       2,316         360
 Commercial and industrial real estate..........           60          1,079         985       5,350         410       2,387
 Construction...................................           --             --          --          --          --          70
 Business, commercial...........................        1,775            986          92          --         140           3
 Automobile.....................................          116              5          28          27          67           8
 Other..........................................            3              2          17          46         850          37
                                                     --------       --------    --------    --------    --------    --------
     Total charge-offs..........................        2,162          4,136       3,571      12,340       4,606       3,151
                                                     --------       --------    --------    --------    --------    --------

Recoveries:
 1-4 family residential real estate.............          101             12          49          --           3           6
 Multifamily real estate........................           --            275         174          35          --          --
 Commercial and industrial real estate..........          476            385         284         164          --           1
 Business, commercial...........................          173             41           3          --          90           3
 Automobile.....................................           27             19           9           9          14          --
 Other..........................................           --              5           3         152          13          35
                                                     --------       --------    --------    --------    --------    --------
     Total recoveries...........................          777            737         522         360         120          45
                                                     --------       --------    --------    --------    --------    --------
       Net chargeoffs...........................        1,385          3,399       3,049      11,980       4,486       3,106
                                                     --------       --------    --------    --------    --------    --------

Allowance balance at end of period..............     $ 14,213       $ 12,273    $ 10,084    $  8,735    $ 14,515    $ 14,846
                                                     ========       ========    ========    ========    ========    ========

Net chargeoffs as a percent of average loans....     0.14%          0.37%       0.37%       1.47%       0.56%       0.41%
Allowance for loan losses to total gross loans
 at end of period...............................     1.44           1.29        1.15        1.11        1.73        1.93

     The following table summarizes the allocation of the allowance for loan losses by loan type and the percent of loans in each category compared to total loans for the dates indicated:

                                                                                           December 31,
                                                   June 30,         ---------------------------------------------------------------
                                                     1998                    1997                 1996               1995
                                            ---------------------   --------------------- -------------------- --------------------
                                                       Percent of              Percent of           Percent of           Percent of
                                                        Loans in                Loans in             Loans in             Loans in
                                                          Each                    Each                 Each                 Each
                                                        Category                Category             Category             Category
                                                           to                      to                   to                   to
                                            Allowance     Total     Allowance     Total   Allowance    Total   Allowance    Total
                                              Amount      Loans      Amount       Loans     Amount     Loans     Amount     Loans
                                            ---------   --------    ---------   --------  ---------  --------  ---------  --------
                                                                          (Dollars in thousands)
1-4 family residential real estate........     $   651      30.6%     $   894      37.5%    $   996     48.7%     $1,327     60.4%
Multifamily real estate...................       2,433      15.2        3,022      15.2       3,445     16.2       3,298     19.1
Commercial and industrial real estate.....       2,038      33.6        1,059      28.3       2,044     24.5       2,772     18.1
Construction..............................         753       3.9          404       2.8          66      1.3          23      0.3
Business, commercial......................       6,646      15.2        6,799      14.6       1,357      8.2         377      1.5
Automobile................................          55       0.5           33       0.6          27      0.4           6      0.1
Other.....................................          17       1.0           32       1.0          23      0.7          19      0.5
Unallocated...............................       1,620                     30                 2,126                  913
                                               -------     -----      -------     -----     -------    -----      ------    -----
     Total................................     $14,213     100.0%     $12,273     100.0%    $10,084    100.0%     $8,735    100.0%
                                               =======     =====      =======     =====     =======    =====      ======    =====
                                                             December 31,
                                            ---------------------------------------------
                                                    1994                    1993
                                            ---------------------   ---------------------
                                                       Percent of              Percent of
                                                        Loans in                Loans in
                                                          Each                    Each
                                                        Category                Category
                                                           to                      to
                                            Allowance     Total     Allowance     Total
                                              Amount      Loans      Amount       Loans
                                            ---------   --------    ---------   --------
                                                         (Dollars in thousands)
1-4 family residential real estate........     $ 2,829      63.5%     $ 2,801      60.3%
Multifamily real estate...................       5,113      18.9        5,487      21.0
Commercial and industrial real estate.....       5,920      15.9        3,136      16.2
Construction..............................         249       0.3          681       1.0
Business, commercial......................         128       0.6          286       0.2
Automobile................................          28       0.2           58       0.4
Other.....................................          62       0.6          466       0.9
Unallocated...............................         186                  1,931
                                               -------     -----      -------     -----
     Total................................     $14,515     100.0%     $14,846     100.0%
                                               =======     =====      =======     =====

INVESTMENT PORTFOLIO

     GENERAL. Income from investing activities provides a significant portion of the Bank's total income. The Bank maintains an investment portfolio of securities such as mortgage-backed securities, and to a lesser extent, U.S. government and agency securities. Management generally maintains an investment portfolio with adjustable-rates and relatively short maturities to minimize overall interest rate risk. At June 30, 1998, approximately 84% of the total securities portfolio had adjustable-rates.

     Investment decisions are made within policy guidelines established by the Board of Directors. The main objective of the policy is to complement the overall asset/liability and liquidity objectives of the Bank, while limiting the related credit risk to an acceptable level..

     The Bank's investment policy allows up to 100% of the investment portfolio to be classified as "available-for-sale." At June 30, 1998, 100% of the investment portfolio was classified as available-for-sale. While management believes it has the ability to hold all of its investments until maturity, maintaining the entire investment portfolio as available-for-sale allows the investment portfolio to be used as a tool to provide additional liquidity beyond that of normal principal and interest payments, while also allowing for a restructuring of the investment portfolio should market or other economic factors indicate the need to do so.

     The following table sets forth the carrying value of the Bank's investment portfolio including equity investments in the FHLB at the dates indicated. At June 30, 1998, the market value of the Bank's investment portfolio totaled $526.4 million. During the periods indicated, the Company had no securities of a single issuer that exceeded 10% of stockholders' equity.

                                           At June 30,                      At December 31,
                                                             -----------------------------------------
                                              1998             1997             1996            1995
                                            --------         --------         --------        --------
                                                              (Dollars in thousands)

U.S. Treasury.......................        $     --         $     --         $ 50,120        $ 59,876

U.S. Government agency..............              --               --            5,000           9,276

Mortgage-backed securities..........         508,353          374,810          351,348         284,283

Federal Home Loan Bank stock........          18,085           13,881           10,074           9,515
                                            --------         --------         --------        --------

     Total investment securities....        $526,438         $388,691         $416,542        $362,950
                                            ========         ========         ========        ========

     MORTGAGE-BACKED SECURITIES.  The Bank has a substantial investment in
residential mortgage-backed securities.   As of June 30, 1998, the carrying
value of mortgage-backed securities totaled $508.4 million, or 28% of total assets of which 84% had adjustable rates. At June 30, 1998, $130.5 million in mortgage-backed securities were pledged as collateral for public funds.

     The mortgage-backed securities portfolio as of June 30, 1998 consisted of primarily of adjustable rate pass through certificates issued by the Government National Mortgage Association ("GNMA"), FHLMC, and FNMA. To a lesser extent, the mortgage-backed securities portfolio also contains pass through certificates issued by private issuers. At June 30, 1998, the Bank held $2.6 million, $126.1 million, $337.3 million, and $42.3 million of mortgaged-backed securities issued by GNMA, FHLMC, FNMA, and private issuers, respectively.

     Mortgage-backed securities represent a participation interest in a pool of single-family or multi-family mortgages, the principal and interest payments on which are passed from the mortgage originators, through intermediaries (generally quasi-governmental agencies) that pool and repackage the participation interests in the form of securities, to investors such as the Bank. Such quasi-governmental agencies, which guarantee the payment of principal and interest to investors, primarily include FHLMC, FNMA, and GNMA.

     FHLMC is a corporation chartered by the United States Government that issues participation certificates backed principally by conventional mortgage loans. FHLMC guarantees the timely payment of interest and the ultimate return or principal. FHLMC securities are indirect obligations of the United States Government. FNMA is a private corporation chartered by Congress with a mandate to establish a secondary market for conventional mortgage loans. FNMA guarantees the timely payment of principal and interest, and FNMA securities are indirect obligations of the United States Government. GNMA is a government agency within the United States Department of Housing and Urban Development ("HUD") which is intended to help finance government assisted housing programs. GNMA guarantees the timely payment of principal and interest, and GNMA securities are backed by the full faith and credit of the United States Government. Because FHLMC, FNMA, and GNMA were established to provide support for low- and middle-income housing, there are limits to the maximum size of loans that qualify for these programs. To accommodate larger-sized loans, and loans that, for other reasons, do not conform to the agency programs, a number of private institutions have established their own home-loan origination and securitization programs.

     Mortgage-backed securities typically are issued with stated principal amounts, and the securities are backed by pools of mortgages that have loans with interest rates that are within a range and have varying maturities. The underlying pool of mortgages can be composed of either fixed-rate or adjustable-rate mortgages. Mortgage-backed securities are generally referred to as mortgage participation certificates or pass-through certificates. As a result, the interest rate risk characteristics of the underlying pool of mortgages (i.e., fixed-rate or adjustable-rate) as well as prepayment risk, are passed on to the certificate holder. The life of a mortgage-backed pass-through security is equal to the life of the underlying mortgages. Mortgage-backed securities issued by FHLMC, FNMA, and GNMA make up the majority of the pass-through market.

     In a declining interest rate environment, the Bank may experience significant prepayments on both fixed- and adjustable-rate mortgage-backed securities. In such an environment or in an environment where interest rates are perceived to be low, the Bank may not be able to reinvest the cash flow from these securities into comparable yielding investments.

       The following table sets forth certain information regarding the carrying values, weighted average yields, and contractual maturity distribution, excluding periodic principal payments, of the Bank's investment securities portfolio at June 30, 1998.

                                                   After One Year   After Five Years
                                    Within One       But Within        But Within         After
                                       Year          Five Years        Ten Years        Ten Years           Total
                                  --------------   --------------   --------------   ---------------   ----------------
                                  Amount   Yield   Amount   Yield   Amount   Yield   Amount    Yield    Amount    Yield
                                  ------   -----   ------   -----   ------   -----   -------   -----   --------   -----
U.S. Treasury..................   $  --    -.--%   $   --    -.--%  $   --   -.--%   $     --   -.--%  $     --    -.--%
U.S. Government Agency.........      --    -.--        --    -.--       --   -.--          --   -.--         --    -.--
Mortgage-backed securities.....      --    -.--     6,714    5.50    4,809   6.37     496,830   5.93    508,353    5.93
Other..........................      --    -.--        --    -.--       --   -.--      18,085   5.88     18,085    5.88
                                  -----            ------           ------           --------          --------
     Total.....................   $  --    -.--%   $6,714   5.50%   $4,809   6.37%   $514,915   5.93%  $526,438    5.93%
                                  =====    ====    ======   ====    ======   ====    ========   ====   ========    ====

MARKET RISK MANAGEMENT

     The Bank's success is largely dependent upon its ability to manage interest rate risk. Interest rate risk can be defined as the exposure of the Bank's net interest income and NPV to adverse movements in interest rates. Although the Bank manages other risks, such as credit and liquidity risk, in the normal course of its business, management considers interest rate risk to be its most significant market risk and could potentially have the largest material effect on the Bank's financial condition and results of operations.

     Risk management policies and procedures have been established and are utilized to manage the Bank's exposure to interest rate risk. The Bank's exposure to interest rate risk is reviewed on a regular basis by the Asset/Liability Committee. The committee considers the impact on both net interest income and NPV of the current outlook in interest rates, potential changes in interest rates, world and regional economies, liquidity, business strategies, and other factors. The Bank has no interest rate risk sensitive instruments held for trading purposes. Management believes that the Bank's interest rate risk is reasonable at this time.

     The strategy of the Bank with respect to interest rate risk is to maximize net interest income and NPV while maintaining an acceptable level of risk to changes in interest rates. The achievement of this requires a balance between profitability, liquidity, and interest rate risk exposure. Management recognizes that certain risks are inherent and that the goal is to identify and minimize these risks.

     The Bank utilizes a simulation model to analyze net interest income sensitivity to movements in interest rates. The simulation model projects net interest income based on both an immediate increase or decrease in interest rates (rate shock) over a twelve-month period. The model is based on the actual maturity and repricing characteristics of interest-rate sensitive assets and liabilities. The model incorporates assumptions regarding the impact of changing interest rates on the prepayment rate of certain assets and liabilities. The assumptions are based on the Bank's historical prepayment speeds and industry forecasts on assets and liabilities when interest rates increase or decrease by 200 basis points. The model factors in projections for anticipated activity levels by product lines offered by the Bank. The simulation model also takes into account the Bank's increased ability to control the rates on deposit products as compared to its ability to control the rates on adjustable-rate loans tied to published indices.

     Based on the information and assumptions in effect at June 30, 1998, management believes that a 200 point rate shock over a twelve-month period, in either direction, would not significantly affect the Bank's annualized net interest income.

     The table below provides information about the Bank's balance sheet, non-derivative financial instruments that are sensitive to changes in interest rates. For all outstanding financial instruments, the table presents the principal outstanding balance at June 30, 1998 and the weighted average interest yield/rate of the instruments by either the date the instrument reprices for variable rate financial instruments or the expected maturity date for fixed rate financial instruments.

     The expected maturity or repricing categories take into consideration historical and industry forecasts of prepayment speeds as well as actual amortization of principal and do not take into consideration reinvestment of cash. The Bank's liabilities that do not have stated maturity dates are considered to have repricing characteristics that can reprice at any time and are reported in the appropriate column. The Bank does not consider these financial instruments materially sensitive to interest rate fluctuations and historically the balances have remained fairly constant over various economic conditions. The weighted average interest rates for the various assets and liabilities presented are actual as of June 30, 1998.

     The fair values of federal funds sold and repurchase agreements approximate their book values due to their short maturities. The fair value of available for sale securities are based on bid quotations from independent broker/dealers or from an independent broker/dealer's pricing model. The fair value of loans are estimated in portfolios with similar financial characteristics and takes into consideration discounted cash flows through the estimated maturity or repricing dates using estimated market discount rates as projected through a third party asset/liability model and/or an independent broker/dealer's pricing model.

     The fair values of NOW, money market and savings accounts utilize decay rate assumptions and are discounted by the one month LIBOR rate. The fair value of time deposits is based upon the discounted value of contractual cash flows, which is estimated using current rates offered for deposits of similar remaining terms. The fair value of reverse repurchase agreements approximates book value due to their short maturities. The fair value of FHLB advances is estimated by discounting the cash flows through maturity or the next repricing date based on current rates offered by the FHLB for borrowings with similar maturities.

                                                  Expected Maturity or Repricing Date by Year
                                  ------------------------------------------------------------------------------
                                                                                                           After
                                  1998           1999           2000          2001          2002           2002
                                  ----           ----           ----          ----          ----           -----
                                                                       (Dollars in thousands)
ASSETS:
   Federal funds sold..........  $ 35,300      $     --        $    --       $    --      $    --       $     --
    weighted average rate......     6.23%         -.--%          -.--%         -.--%        -.--%          -.--%
   Repurchase agreements.......  $188,153      $     --        $    --       $    --      $    --       $     --
    weighted average rate......     5.91%         -.--%          -.--%         -.--%        -.--%          -.--%
   Investment securities,
     available for sale........  $426,705      $     --        $    --       $    --      $    --       $ 81,648
    weighted average yield.....     5.83%         -.--%          -.--%         -.--%        -.--%          6.46%
   Total gross loans...........  $825,655      $  4,661        $ 3,078       $12,245      $13,840       $126,576
    weighted average rate......     8.32%         7.25%          8.82%        10.08%        9.14%          8.21%

LIABILITIES:

   NOW accounts................   $77,885      $     --        $    --       $    --      $    --       $     --
    weighted average rate......     1.50%         -.--%          -.--%         -.--%        -.--%          -.--%
   Money market checking.......   $23,543      $     --        $    --       $    --      $    --       $     --
    weighted average rate......     3.84%         -.--%          -.--%         -.--%        -.--%          -.--%
   Savings accounts............  $217,734      $     --        $    --       $    --      $    --       $     --
    weighted average rate......     2.55%         -.--%          -.--%         -.--%        -.--%          -.--%
   Certificates of deposit.....  $549,473      $269,237        $19,214       $ 3,386      $   757       $  1,422
    weighted average rate......     4.94%         5.08%          6.08%         3.40%        5.37%          6.06%
   Federal funds purchased.....  $    800      $     --        $    --       $    --      $    --       $     --
    weighted average rate......     6.50%         -.--%          -.--%         -.--%        -.--%          -.--%
   Reverse repurchase
    agreements.................  $155,153      $     --        $    --       $    --      $    --       $     --
    weighted average rate......     5.72%         -.--%          -.--%         -.--%        -.--%          -.--%
   FHLB advances...............   $10,000      $     --        $17,000       $    --      $    --       $230,000
    weighted average rate......     4.76%         -.--%          5.71%         -.--%        -.--%          5.12%

                                    Expected Maturity or Repricing Date by Year
                                    -------------------------------------------
                                                        Fair value at
                                            Total       June 30, 1998
                                            -----       -------------
                                              (Dollars in thousands)
ASSETS:
   Federal funds sold.............          $ 35,300        $35,300
    weighted average rate.........             6.23%
   Repurchase agreements..........           188,153        188,153
    weighted average rate.........             5.91%
   Investment securities,
     available for sale...........           508,353        508,353
    weighted average yield........             5.93%
   Total gross loans..............           986,055        997,800
    weighted average rate.........             8.33%

LIABILITIES:

   NOW accounts...................          $ 77,885         68,011
    weighted average rate.........             1.50%
    Money market checking.........           $23,543         22,898
    weighted average rate.........             3.84%
   Savings accounts...............          $217,734        195,983
    weighted average rate.........             2.55%
   Certificates of deposit........          $843,489        843,052
    weighted average rate.........             5.00%
   Federal funds purchased........          $    800            800
    weighted average rate.........             6.50%
   Reverse repurchase
    agreements....................          $155,153        155,193
    weighted average rate.........             5.72%
   FHLB advances..................          $257,000        257,334
    weighted average rate.........             5.14%

          The Bank utilizes derivative instruments, primarily interest rate swap and cap agreements, as part of its management of its asset and liability positions in connection with its overall goal of minimizing the impact of interest rate fluctuations on the Bank's net interest income and NPV. Derivatives are used as hedges against market fluctuations for certain available-for-sale securities and to effectively convert certain fixed rate commercial real estate loans to floating rate assets.

          The total gross notional amount of the interest rate swaps on June 30, 1998 was $28.5 million. The net unrealized depreciation of the swap agreement portfolio was $1.0 million compared to net unrealized depreciation of $941,000 on December 31, 1997. This increase of approximately $76,000 in net unrealized depreciation reflects a decrease in interest rates when comparing June 30, 1998 to December 31, 1997.

          The total gross notional amount of interest rate cap agreements on June 30, 1998 was $36.0 million. The net unrealized depreciation of the cap agreement portfolio was $638,000 compared to net unrealized depreciation of $569,000 on December 31, 1997. These cap agreements are primarily linked to the three-month LIBOR.

     The following table summarizes the expected maturities, weighted average pay and receive rates, and the unrealized gains and losses on June 30, 1998 of the Bank's interest rate contracts.

                                                  Expected Maturity
                                  -------------------------------------------------------------
                                                                                                                          Average
                                                                                          After              Unrealized   Expected
                                         1998     1999     2000       2001       2002     2002    Total      Gain (Loss)  Maturity
                                         ----    -----    -----       ----       ----     ----    -----      ----------   --------
                                                                  (Dollars in thousands)
Interest rate swap agreements:
     Notional amount...........         $  --    $  --    $  --     $10,000    $18,500    $  --    $28,500   $(1,017)      4.0 Years

     Weighted average receive
         rate..................         -.--%    -.--%    -.--%       5.89%      5.75%    -.--%      5.80%
     Weight average pay rate...         -.--%    -.--%    -.--%       6.60%      6.45%    -.--%      6.50%

Interest rate cap agreements:
     Notional amount...........         $  --    $  --    $  --     $18,000    $18,000    $  --    $36,000    $  (638)     3.6 Years

     LIBOR Cap Rate............         -.--%    -.--%    -.--%       6.50%      7.00%    -.--%      6.75%

     The fair value balances reflected in the table were derived as follows:

     (1) For off-balance sheet derivatives, fair value is based on quoted market price of these securities by broker dealers making a market in these derivatives.

SOURCES OF FUNDS

     GENERAL. Deposits are the primary source of the Bank's funds for lending and investing activities. Secondary sources of funds are derived from loan repayments and investment maturities. Loan repayments can be considered a relatively stable funding source, while deposit activity is greatly influenced by interest rates and general market conditions. The Bank also has access to funds through credit facilities available from the FHLB and through its primary correspondent bank.

     DEPOSITS. The Bank offers a wide variety of retail deposit account products to both consumer and commercial deposit customers. Time deposits, consisting principally of retail, fixed-rate certificates of deposit comprised 68% of the deposit portfolio at June 30, 1998. Core deposits considered to be noninterest bearing demand deposit accounts, NOW accounts, savings deposits, and money market accounts accounted for 32% of the deposit portfolio at June 30, 1998.

     The Bank intends to continue to emphasize retail deposit accounts as its primary source of funds. Deposit products are promoted by posting a rate board in all branch offices. While the Bank does not solicit brokered certificates of deposits, it held $3.0 million of brokered deposits at June 30, 1998. The Bank's market strategy is based on its reputation as a community bank that provides quality products and personal customer service.

     The Bank pays interest rates on its interest bearing deposit products that are competitive with rates offered by other financial institutions in its market area. Interest rates on deposits are reviewed weekly by management considering a number of factors including (1) the Bank's internal cost of funds; (2) rates offered by competing financial institutions; (3) investing and lending opportunities; and (4) the Bank's liquidity position.

     JUMBO CERTIFICATES OF DEPOSIT. Jumbo certificates of deposit are accounts of $100,000 or more. These accounts totaled $368.8 million or 30% of the deposit portfolio at June 30, 1998 and consisted principally of deposits by consumers and public funds. Jumbo certificates of deposit had a weighted average interest rate of 5.20% at June 30, 1998. The Bank intends to continue to use such certificates of deposit as a source of funds to manage its liquidity. The following table sets forth the amount and maturity of jumbo certificates of deposit at June 30, 1998.

                                                                                 Jumbo
                                                                              Certificates
          Time Remaining Until Maturity                                        of Deposit
          ---------------------------------------------------------------   ----------------
                                                                             (In thousands)

          Less than 3 Months.............................................       $174,189
          3 Months to 6 Months...........................................         85,801
          6 Months to 12 Months..........................................         96,316
          Greater than 12 Months.........................................         12,508
                                                                                 -------
               Total.....................................................       $368,814
                                                                                ========


     BORROWINGS. While deposits are the primary funding source for the lending and investment activities of the Bank, other funding sources are available should the need arise or favorable market conditions exist. The Bank has access to funds through credit facilities made available by the FHLB and its primary correspondent bank. The Bank regularly uses borrowing from the FHLB as a means to augment its source of funding. At June 30, 1998, the Bank had $10 million of short-term advances outstanding and $247 million of long-term advances outstanding. At June 30, 1998, all of the Bank's advances from the FHLB were at fixed rates, with a weighted average rate of 5.14%. FHLB advances are secured by certain real estate loans and mortgage-backed securities. Of the Bank's total FHLB long-term advances, $216 million provide the right of the FHLB to call the advance on one specified day per quarter. If the advances are not called on the specified date, the advances cannot be called again until the specified date in the next quarter.

     The Bank also sells securities under agreements to repurchase ("reverse repurchase agreements"). Generally, these reverse repurchase agreements mature within one to four days from the transaction date.

     Prior to 1997, the Bank entered into dollar repurchase agreements by delivering to broker-dealers that arrange the transactions a certain amount of mortgage-backed securities. The broker-dealers may sell, lend, or otherwise dispose of the mortgage-backed securities in the normal course of operations and its agreement with the Bank only requires that the broker-dealer resell to the Bank substantially identical securities. The dollar reverse repurchase agreements typically entered into by the Bank had maturities of 90 days or less. The Bank did not enter into dollar reverse repurchase agreements during the six months ended June 30, 1998 or the year ended December 31, 1997.

     The following table sets forth information pertaining to short-term borrowings for the periods indicated.

                                                               Six months
                                                                 ended                 Year ended December 31,
                                                                June 30,         --------------------------------
                                                                  1998             1997         1996        1995
                                                             --------------      ---------   ---------   --------
                                                                                    (In thousands)
Short-term borrowings:
  Average balance outstanding during the period...........        $123,956       $157,054    $ 79,492    $41,716
  Maximum amount outstanding at
    any month-end during the period.......................        $191,635       $300,000    $244,000    $91,597
  Weighted average interest rate during the period........            5.66%          5.61%       5.51%      5.49%
  Total short-term borrowings at
    period end............................................        $155,953       $139,000    $244,000    $19,691
  Weighted average interest rate at period end............            5.72%          6.08%       5.64%      4.02%


     The Bank conducts a certain portion of its operations utilizing leased premises and equipment under operating leases. The terms of the leases ranged from 51 months to 300 months with remaining lives ranging from 3 months to 161 months. The obligations remaining under the terms of these agreements totaled $7.0 million at June 30, 1998.

SUBSIDIARY ACTIVITY

     The Company has one wholly-owned subsidiary, the Bank. As of June 30, 1998, the Bank had two wholly-owned subsidiaries. The first subsidiary, E-W Services, Inc., is a California corporation organized by the Bank in 1977. E-W Services, Inc. holds property used by the Bank in its operations. At June 30, 1998, the Bank's total investment in E-W Services, Inc. was $11.2 million. The second subsidiary, East-West Investments, Inc., is a California corporation organized by the Bank in 1972. East-West Investments, Inc. primarily acts as a trustee in connection with real estate secured loans. At June 30, 1998, the Bank's total investment in East-West Investments, Inc. was $52,000.

EMPLOYEES

     The Company does not have any employees other than executive officers who are also executive officers of the Bank. Such employees are not separately compensated for their employment with the Company. As of June 30, 1998, the Bank had a total of 345 full-time employees and 45 part-time employees. Employees are not represented by a union or collective bargaining group. The management of the Bank believes that its employee relations are satisfactory.

PROPERTIES

     The Company owns no real property but utilizes the main office of the Bank. The Company pays no rent or other consideration for use of this facility. The Bank owns the land and buildings at 11 of its 22 branch offices and all of its administrative locations. Those locations include:

Office Name                                     Address                      Owned/Leased
--------------------------------      -------------------------------       --------------
Alhambra Valley                       403 W. Valley Blvd.                     Owned
                                      Alhambra, CA 91803

Office Name                                     Address                      Owned/Leased
--------------------------------      -------------------------------       --------------
Alhambra-Main                         1881 West Main St.                      Owned
                                      Alhambra, CA 91801

Arcadia                               200 E. Duarte Road                      Owned
                                      Arcadia, CA 91006

Artesia                               18512 Gridley Road                      Owned
                                      Artesia, CA 90701

Commercial Loan Center                475 Huntington Dr.                      Owned
                                      San Marino, CA 91108

Cupertino                             10945 Wolfe Road                        Leased
                                      Cupertino, CA 95014

Diamond Bar                           379 S. Diamond Bar Blvd.                Leased
                                      Diamond Bar, CA 91765

El Monte                              9550 Flair Drive                        Leased
                                      El Monte, CA 91731

Geary Street                          4355 Geary Street #101                  Owned
                                      San Francisco, CA 94111

Headquarters                          415 Huntington Dr.                      Owned
                                      San Marino, CA 91108

Irvine                                4860 Irvine Blvd.                       Leased
                                      Irvine, CA 92720

Lincoln Heights                       2601 No. Broadway                       Owned
                                      Los Angeles, CA 90031

Los Angeles                           942 North Broadway                      Leased
Chinatown                             Los Angeles, CA 90012

Market Street-                        444 Market Street                       Leased
Financial District                    San Francisco, CA 94111

Montebello                            2825 Via Campo                          Leased
                                      Montebello, CA 90640

Monterey Park                         101 W. Garvey Ave.                      Owned
                                      Monterey Park, CA 91754

Rolling Hills                         27421 Hawthorne Blvd.                   Owned
                                      Rolling Hills Estates, CA 90274

Rosemead                              8168 East Garvey Ave.                   Leased
                                      Rosemead, CA 91770

Rowland Heights                       18458 Colima Road                       Leased
                                      Rowland Heights, CA 91748

San Francisco -                       1241 Stockton St.                       Leased
Chinatown                             San Francisco, CA 94133

San Marino                            805 Huntington Dr.                      Owned
                                      San Marino, CA 91108

Office Name                                     Address                      Owned/Leased
--------------------------------      -------------------------------       --------------
Silverlake                            2496 Glendale Blvd.                     Owned
                                      Los Angeles, CA 90039

South Pasadena                        1001 Fair Oaks Ave.                     Owned
                                      S. Pasadena, CA 91030

Westminster                           9032 Bolsa Avenue                      Leased
                                      Westminster, CA 92683

LEGAL PROCEEDINGS

     Neither the Bank nor the Company is involved in any material legal proceedings. The Bank, from time to time, is party to litigation which arises in the ordinary course of business, such as claims to enforce liens, claims involving the origination and servicing of loans, and other issues related to the business of the Bank. In the opinion of management, the resolution of any such issues would not have a material adverse impact on the financial position, results of operations, or liquidity of the Bank or the Company.


                          SUPERVISION AND REGULATION

ECONOMIC CONDITIONS, GOVERNMENT POLICIES, LEGISLATION, AND REGULATION

     The Bank's profitability, like most financial institutions, is primarily dependent on interest rate differentials. In general, the difference between the interest rates paid by the Bank on interest-bearing liabilities, such as deposits and other borrowings, and the interest rates received by the Bank on its interest-earning assets, such as loans extended to its clients and securities held in its investment portfolio, comprise the major portion of the Company's earnings. These rates are highly sensitive to many factors that are beyond the control of the Company and the Bank, such as inflation, recession and unemployment, and the impact which future changes in domestic and foreign economic conditions might have on the Company and the Bank cannot be predicted.

     The business of the Bank is also influenced by the monetary and fiscal policies of the federal government and the policies of regulatory agencies, particularly the Federal Reserve Board. The Federal Reserve Board implements national monetary policies (with objectives such as curbing inflation and combating recession) through its open-market operations in U.S. Government securities by adjusting the required level of reserves for depository institutions subject to its reserve requirements and by varying the target federal funds and discount rates applicable to borrowings by depository institutions. The actions of the Federal Reserve Board in these areas influence the growth of bank loans, investments and deposits and also affect interest rates earned on interest-earning assets and paid on interest-bearing liabilities. The nature and impact on the Company and the Bank of any future changes in monetary and fiscal policies cannot be predicted.

     From time to time, legislative acts, as well as regulations, are enacted which have the effect of increasing the cost of doing business, limiting or expanding permissible activities, or affecting the competitive balance between banks and other financial services providers. Proposals to change the laws and regulations governing the operations and taxation of banks, bank holding companies and other financial institutions are frequently made in the U.S. Congress, in the state legislatures and before various bank regulatory agencies.

GENERAL

     Bank holding companies and banks are extensively regulated under both federal and state law. This regulation is intended primarily for the protection of depositors and the deposit insurance fund and not for the benefit of stockholders of the Company or the Bank. Set forth below is a summary description of certain laws and regulations which relate to the operations of the Company and the Bank. The description does not purport to be complete and is qualified in its entirety by reference to the applicable laws and regulations.

     In recent years, significant legislative proposals and reforms affecting the financial services industry have been discussed and evaluated by Congress. Such proposals include legislation to revise the Glass-Steagall Act and the BHC Act, to expand permissible activities for banks, principally to facilitate the convergence of commercial and investment banking. Certain proposals also sought to expand insurance activities of banks. It is unclear whether any of these proposals, or any form of them introduced in the current Congress, will become law. Consequently, it is not possible to determine what effect, if any, they may have on the Company and the Bank.

THE COMPANY

     GENERAL. Upon consummation of the Reorganization, the Company, as a registered bank holding company, will be subject to regulation under the BHC Act. The Company will be required to file with the Federal Reserve Board quarterly, semi-annual, and annual reports and such additional information as the Federal Reserve Board may require pursuant to the BHC Act. The Federal Reserve Board may conduct examinations of the Company and its subsidiaries.

     The Federal Reserve Board may require that the Company terminate an activity or terminate control of or liquidate or divest certain subsidiaries or affiliates when the Federal Reserve Board believes the activity or the control of the subsidiary or affiliate constitutes a significant risk to the financial safety, soundness or stability of any of its banking subsidiaries. The Federal Reserve Board also has the authority to regulate provisions of certain bank holding company debt, including authority to impose interest ceilings and reserve requirements on such debt. Under certain circumstances, the Company must file written notice and obtain approval from the Federal Reserve Board prior to purchasing or redeeming its equity securities.

     Under the BHC Act and regulations adopted by the Federal Reserve Board, a bank holding company and its nonbanking subsidiaries are prohibited from requiring certain tie-in arrangements in connection with any extension of credit, lease or sale of property or furnishing of services. Further, the Company is required by the Federal Reserve Board to maintain certain levels of capital. See "- Capital Standards."

     The Company is required to obtain the prior approval of the Federal Reserve Board for the acquisition of more than 5% of the outstanding shares of any class of voting securities or substantially all of the assets of any bank or bank holding company. Prior approval of the Federal Reserve Board is also required for the merger or consolidation of the Company and another bank holding company.

     The Company is prohibited by the BHC Act, except in certain statutorily prescribed instances, from acquiring direct or indirect ownership or control of more than 5% of the outstanding voting shares of any company that is not a bank or bank holding company and from engaging directly or indirectly in activities other than those of banking, managing or controlling banks or furnishing services to its subsidiaries. However, the Company, subject to the prior approval of the Federal Reserve Board, may engage in any, or acquire shares of companies engaged in, activities that are deemed by the Federal Reserve Board to be so closely related to banking or managing or controlling banks as to be a proper incident thereto.

     Under Federal Reserve Board regulations, a bank holding company is required to serve as a source of financial and managerial strength to its subsidiary banks and may not conduct its operations in an unsafe or unsound manner. In addition, it is the Federal Reserve Board's policy that in serving as a source of strength to its subsidiary banks, a bank holding company should stand ready to use available resources to provide adequate capital funds to its subsidiary banks during periods of financial stress or adversity and should maintain the financial flexibility and capital-raising capacity to obtain additional resources for assisting its subsidiary banks. A bank holding company's failure to meet its obligations to serve as a source of strength to its subsidiary banks will generally be considered by the Federal Reserve Board to be an unsafe and unsound banking practice or a violation of the Federal Reserve Board's regulations or both.

     Upon consummation of the Reorganization, the Company will also be a bank holding company within the meaning of Section 3700 of the California Financial Code. As such, the Company and its subsidiaries will be subject to examination by, and may be required to file reports with, the DFI.

     In addition, upon the exchange of Bank Common Stock for Company Common Stock, the Company may, but will not be required to, register the Company Common Stock with the SEC under the Exchange Act. If registered, the Company would be subject to the information, proxy solicitation, insider trading, and other requirements and restrictions of the Exchange Act.

THE BANK

     GENERAL. The Bank, as a California chartered bank, is subject to primary supervision, periodic examination, and regulation by the Commissioner and the FDIC. To a lesser extent, the Bank is also subject to certain regulations promulgated by the Federal Reserve Board. If, as a result of an examination of the Bank, the FDIC should determine that the financial condition, capital resources, asset quality, earnings prospects, management, liquidity, or other aspects of the Bank's operations are unsatisfactory or that the bank or its management is violating or has violated any law or regulation, various remedies are available to the FDIC. Such remedies include the power to enjoin "unsafe or unsound" practices, to require affirmative action to correct any conditions resulting from any violation or practice, to issue an administrative order that can be judicially enforced, to direct an increase in capital, to restrict the growth of the Bank, to assess civil monetary penalties, to remove officers and directors and ultimately to terminate the Bank's deposit insurance, which for a California chartered bank would result in a revocation of the Bank's charter. The Commissioner has many of the same remedial powers.

     Various requirements and restrictions under the laws of the State of California and the United States affect the operations of the Bank. State and federal statutes and regulations relate to many aspects of the Bank's operations, including reserves against deposits, ownership of deposit accounts, interest rates payable on deposits, loans, investments, mergers and acquisitions, borrowings, dividends, locations of branch offices, and capital requirements. Further, the Bank is required to maintain certain levels of capital. See "- Capital Standards."

     DIVIDENDS AND OTHER TRANSFERS OF FUNDS. Initially, dividends from the Bank will constitute the principal source of income to the Company. The Company is a legal entity separate and distinct from the Bank. The Bank is subject to various statutory and regulatory restrictions on its ability to pay dividends to the Company. Under such restrictions, the amount available for payment of dividends to the Company by the Bank totaled $15.3 million at June 30, 1998. In addition, the DFI and the Federal Reserve Board have the authority to prohibit the Bank from paying dividends, depending upon the Bank's financial condition, if such payment is deemed to constitute an unsafe or unsound practice.

     The FDIC and the Commissioner also have authority to prohibit the Bank from engaging in activities that, in the FDIC's or the Commissioner's opinion, constitute unsafe or unsound practices in conducting its business. It is possible, depending upon the financial condition of the bank in question and other factors, that the FDIC or the Commissioner could assert that the payment of dividends or other payments might, under some circumstances, be such an unsafe or unsound practice. Further, the FDIC and the Federal Reserve Board have established guidelines with respect to the maintenance of appropriate levels of capital by banks or bank holding companies under their jurisdiction. Compliance with the standards set forth in such guidelines and the restrictions that are or may be imposed under the prompt corrective action provisions of federal law could limit the amount of dividends which the Bank or the Company may pay. An insured depository institution is prohibited from paying management fees to any controlling persons or, with certain limited exceptions, making capital distributions if after such transaction the institution would be undercapitalized. The Commissioner may impose similar limitations on the
conduct of California-chartered banks.   See "- Prompt Corrective Regulatory
Action and Other Enforcement Mechanisms" and "- Capital Standards" for a discussion of these additional restrictions on capital distributions.

     The Bank will be subject to certain restrictions imposed by federal law on any extensions of credit to, or the issuance of a guarantee or letter of credit on behalf of, the Company or other affiliates, the purchase of, or investments in, stock or other securities thereof, the taking of such securities as collateral for loans, and the purchase of assets of the Company or other affiliates. Such restrictions will prevent the Company and such other affiliates from borrowing from the Bank unless the loans are secured by marketable obligations of designated amounts. Further, such secured loans and investments by the Bank to or in the Company or to or in any other affiliate will be limited, individually, to 10.0% of the Bank's capital and surplus (as defined by federal regulations), and such secured loans and investments will be limited, in the aggregate, to 20.0% of the Bank's capital and surplus (as defined by federal regulations). California law also imposes certain restrictions with respect to transactions involving the Company and other controlling persons of the Bank. Additional restrictions on transactions with affiliates may be imposed on the Bank under the prompt corrective action provisions of federal law. See also "- Prompt Corrective Action and Other Enforcement Mechanisms."

     CAPITAL STANDARDS. The Federal Reserve Board and the FDIC have adopted risk-based minimum capital guidelines intended to provide a measure of capital that reflects the degree of risk associated with a banking organization's operations for both transactions reported on the balance sheet as assets and transactions, such as letters of credit and recourse arrangements, which are recorded as off balance sheet items. Under these guidelines, nominal dollar amounts of assets and credit equivalent amounts of off balance sheet items are multiplied by one of several risk adjustment percentages, which range from 0% for assets with low credit risk, such as certain U.S. Treasury securities, to 100% for assets with relatively high credit risk, such as commercial loans.

     The federal banking agencies require a minimum ratio of qualifying total capital to risk-adjusted assets of 8% and a minimum ratio of Tier 1 capital to risk-adjusted assets of 4%. In addition to the risked-based guidelines, federal banking regulators require banking organizations to maintain a minimum amount of Tier 1 capital to total assets, referred to as the leverage ratio. For a banking organization rated in the highest of the five categories used by regulators to rate banking organizations, the minimum leverage ratio of Tier 1 capital to total assets must be 3%. In addition to these uniform risk-based capital guidelines and leverage ratios that apply across the industry, the regulators have the discretion to set individual minimum capital requirements for specific institutions at rates significantly above the minimum guidelines and ratios.

     PROMPT CORRECTIVE ACTION AND OTHER ENFORCEMENT MECHANISMS. Federal banking agencies possess broad powers to take corrective and other supervisory action to resolve the problems of insured depository institutions, including but not limited to those institutions that fall below one or more prescribed minimum capital ratios. Each federal banking agency has promulgated regulations defining the following five categories in which an insured depository institution will be placed, based on its capital ratios: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized. At June 30, 1998, the Bank exceeded the required ratios for classification as "well capitalized."

     An institution that, based upon its capital levels, is classified as well capitalized, adequately capitalized, or undercapitalized may be treated as though it were in the next lower capital category if the appropriate federal banking agency, after notice and opportunity for hearing, determines that an unsafe or unsound condition or an unsafe or unsound practice warrants such treatment. At each successive lower capital category, an insured depository institution is subject to more restrictions. The federal banking agencies, however, may not treat a significantly undercapitalized institution as critically undercapitalized unless its capital ratio actually warrants such treatment.

     In addition to measures taken under the prompt corrective action provisions, commercial banking organizations may be subject to potential enforcement actions by the federal regulators for unsafe or unsound practices in conducting their businesses or for violations of any law, rule, regulation, or any condition imposed in writing by the agency or any written agreement with the agency.

     SAFETY AND SOUNDNESS STANDARDS. The federal banking agencies have adopted guidelines designed to assist the federal banking agencies in identifying and addressing potential safety and soundness concerns before capital becomes impaired. The guidelines set forth operational and managerial standards relating to: (i) internal controls, information systems and internal audit systems, (ii) loan documentation, (iii) credit underwriting, (iv) asset growth,
(v) earnings, and (vi) compensation, fees and benefits. In addition, the federal banking agencies have also adopted safety and soundness guidelines with respect to asset quality and earnings standards. These guidelines provide six standards for establishing and maintaining a system to identify problem assets and prevent those assets from deteriorating. Under these standards, an insured depository institution should: (i) conduct periodic asset quality reviews to identify problem assets, (ii) estimate the inherent losses in problem assets and establish reserves that are sufficient to absorb estimated losses, (iii) compare problem asset totals to capital, (iv) take appropriate corrective action to resolve problem assets, (v) consider the size and potential risks of material asset concentrations, and (vi) provide periodic asset quality reports with adequate information for management and the board of directors to assess the level of asset risk. These new guidelines also set forth standards for evaluating and monitoring earnings and for ensuring that earnings are sufficient for the maintenance of adequate capital and reserves.

     PREMIUMS FOR DEPOSIT INSURANCE. Although the Bank is a commercial bank, the Bank's deposit accounts are insured by the SAIF, as administered by the FDIC, up to the maximum amount permitted by law. Insurance of deposits may be terminated by the FDIC upon a finding that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC or the institution's primary regulator.

     The FDIC charges an annual assessment for the insurance of deposits based on the risk a particular institution poses to its deposit insurance fund. Under this system as of June 30, 1998, SAIF members paid within a range of 0 to 27 basis points per $100 of insured deposits, depending upon the institution's risk classification. This risk classification is based on an institution's capital group and supervisory subgroup assignment. Pursuant to the Economic Growth and Paperwork Reduction Act of 1996 (the "Paperwork Reduction Act"), the FDIC imposed a special assessment on SAIF members to capitalize the SAIF at the designated reserve level of 1.25% as of October 1, 1996. Based on the Bank's deposits as of March 31, 1995, the date for measuring the amount of the special assessment pursuant to the Paperwork Reduction Act, the

Bank paid a special assessment of $7.0 million in November 1996 to recapitalize the SAIF. This expense was recognized during the last quarter of fiscal 1996.

     Pursuant to the Paperwork Reduction Act, the Bank pays, in addition to its normal deposit insurance premium as a member of the SAIF, an amount equal to approximately 6.4 basis points toward the retirement of the Financing Corporation bonds ("Fico Bonds") issued in the 1980s to assist in the recovery of the savings and loan industry. Members of the Bank Insurance Fund ("BIF"), by contrast, pay, in addition to their normal deposit insurance premium, approximately 1.3 basis points. Under the Paperwork Reduction Act, the FDIC also is not permitted to establish SAIF assessment rates that are lower than comparable BIF assessment rates. Beginning no later than January 1, 2000, the rate paid to retire the Fico Bonds will be equal for members of the BIF and the SAIF. The Paperwork Reduction Act also provides for the merging of the BIF and the SAIF by January 1, 1999 provided there are no financial institutions still chartered as savings associations at that time. Should the insurance funds be merged before January 1, 2000, the rate paid by all members of this new fund to retire the Fico Bonds would be equal.

     INTERSTATE BANKING AND BRANCHING. The BHC Act currently permits bank holding companies from any state to acquire banks and bank holding companies located in any other state, subject to certain conditions, including certain nationwide- and state-imposed concentration limits. The Bank has the ability, subject to certain restrictions, to acquire by acquisition or merger branches outside its home state. The establishment of new interstate branches is also possible in those states with laws that expressly permit it. Interstate branches are subject to certain laws of the states in which they are located. Competition may increase further as banks branch across state lines and enter new markets.

     COMMUNITY REINVESTMENT ACT AND FAIR LENDING DEVELOPMENTS. The Bank is subject to certain fair lending requirements and reporting obligations involving home mortgage lending operations and Community Reinvestment Act ("CRA") activities. The CRA generally requires the federal banking agencies to evaluate the record of a financial institution in meeting the credit needs of its local communities, including low- and moderate-income neighborhoods. A bank may be subject to substantial penalties and corrective measures for a violation of certain fair lending laws. The federal banking agencies may take compliance with such laws and CRA obligations into account when regulating and supervising other activities.

     A bank's compliance with its CRA obligations is based a performance-based evaluation system which bases CRA ratings on an institution's lending service and investment performance. When a bank holding company applies for approval to acquire a bank or other bank holding company, the Federal Reserve Board will review the assessment of each subsidiary bank of the applicant bank holding company, and such records may be the basis for denying the application. Based on an examination conducted in April 1997, the Bank was rated "Satisfactory" in complying with its CRA obligations.

     YEAR 2000 COMPLIANCE. In May 1997, the Federal Financial Institutions Examination Council issued an interagency statement to the chief executive officers of all federally supervised financial institutions regarding year 2000 project management awareness. It is expected that unless financial institutions address the technology issues relating to the coming of the year 2000, there will be major disruptions in the operations of financial institutions. The statement provides guidance to financial institutions, providers of data services, and all examining personnel of the federal banking agencies regarding the year 2000 problem. The federal banking agencies intend to conduct year 2000 compliance examinations, and the failure to implement a year 2000 program may be seen by the federal banking agencies as an unsafe and unsound banking practice.

                   MARKET PRICE OF AND DIVIDENDS ON COMPANY
                      COMMON STOCK AND BANK COMMON STOCK

MARKET INFORMATION

     From May 1991 through June 1998, all of the Bank's outstanding capital stock was privately owned either directly or indirectly through a bank holding company by two shareholders. Therefore, there was no trading in the Bank Common Stock during that period. The two shareholders sold all of their holdings in Bank Common Stock through a private placement to certain accredited investors, primarily institutions, during June 1998. From June 1998 until the date of this Written Consent Statement/Prospectus, there has been no trading in the Bank Common Stock by the investors, who are subject to substantial restrictions on their ability to sell the Bank Common Stock.

     The Company has only recently been formed and as such, has never issued capital stock to the public. Consequently, there is no existing market for Company Common Stock. After consummation of the Reorganization, it is anticipated that the Company Common Stock will be traded in the over-the-counter market and most probably will not be, in the near term, listed on any exchange or on the Nasdaq Market.

     As of the Record Date, the Bank has reserved 1,705,350 shares of Bank Common Stock for issuance upon the exercise of outstanding stock incentives granted pursuant to the Bank Incentive Plan and 196,650 shares that may be issued pursuant to stock incentives that may be granted in the future. Upon consummation of the Reorganization, the Company will assume the Bank's rights and obligations pursuant to the Bank Incentive Plan and under each of the outstanding incentives previously granted under the Bank Incentive Plan on the same terms and conditions.

     Upon consummation of the Reorganization, up to 1% of the outstanding shares of Company Common Stock could be sold pursuant to Rule 144 under the Securities Act for the account of an affiliate of the Company during a three month period. For purposes of Rule 144, affiliates include the Company's directors and executive officers and the Bank's directors and executive officers.

DIVIDENDS

     The Company has never paid a dividend. The Bank has not paid a dividend in the last five years. Upon consummation of the Reorganization, as a bank holding company without significant assets other than its equity interest in the Bank, the Company's ability to pay cash dividends will depend upon the dividends it receives from the Bank which, in turn, are subject to certain limitations. In addition, the Company's ability to pay dividends is limited by Delaware law.
The Company does not intend to pay a dividend, but may consider the payment of dividends in the future. If a dividend is paid in the future, the dividend will be subject to determination and declaration by the board of directors of the Company, which will take into account a number of factors, including the financial condition of the Company and the Bank, and regulatory restrictions on the payment of dividends by the Bank to the Company, on which dividends the Company will be primarily dependent for its source of income. There can be no assurance that dividends will in fact be paid on the Company Common Stock, or that, if paid, such dividends will not be reduced or eliminated in future periods.

SHAREHOLDERS

     As of the Record Date, there were two holders of record of Bank Common Stock. The Bank believes that the Common Stock is beneficially owned by approximately 164 persons and entities. As of the Record Date, there was one shareholder of record of Company Common Stock.

                                  MANAGEMENT

DIRECTORS

     The Bylaws of the Company require that the Company have no less than five directors and the Company Certificate requires that directors be divided into three classes, as nearly equal in number as possible, each class to serve for a term of three years, with approximately one-third of the directors elected annually.

     All directors of the Bank became directors of the Company upon the Company's formation. Directors of the Bank are elected annually. Directors of the Bank are elected by the holders of Bank Common Stock, and upon consummation of the Reorganization, the Company will be the sole shareholder of the Bank. Shareholders of the Company will have no control, other than their ability to vote in the election of directors of the Company, over the selection or election of directors to the board of the Bank.

     The following table sets forth for the directors and Named Executive Officers of the Company, such individual's name, age, and, if applicable, the year the director first became a director and the year the director's term as a director expires. The table also sets forth the number of shares and percentage of the Bank Common Stock beneficially owned by the directors, the Named Executive Officers, and all executive officers, as a group.

                                                                                    Shares of
                                                                                   Bank Common
                                                  Year First         Current          Stock
Name of Individual or                             Elected or         Term to       Beneficially     Percent
Number of Persons in Group         Age (1)       Appointed (2)       Expire        Owned (3)(4)     of Class
--------------------------       -----------   -----------------  -------------  ----------------  ----------
Dominic Ng                       39                1992             1999              80,000           *
Herman Li                        45                1998             1999              10,000           *
Jack C. Liu                      40                1998             2000                  --          --
Kenneth P. Slosser               34                1998             2000                  --          --
Edward Zapanta                   59                1998             2001               1,000           *
Julia Gouw                       38                1997             2001              50,000           *
William Chu                      42                n/a              n/a               10,000           *
Douglas P. Krause                41                n/a              n/a               30,000           *
Michael Tyminski                 45                n/a              n/a                   --          --

All directors and executive officers of
the Company as a group (14 persons)                                                  231,000           *

______________
*    Less than 1%.
(1)  As of June 30, 1998.
(2) Refers to the earlier of the year the individual first became a director of the Company or the Bank.
(3)  As of the Record Date.
(4) Unless otherwise indicated, includes all shares held directly by the named individuals as well as by spouses, minor children in trust, and other forms of indirect ownership, over which shares the named individual effectively exercises sole voting and investment power with respect to the indicated shares. All shares of Bank Common Stock will be converted automatically to an equal number of shares of Company Common Stock upon consummation of the Reorganization.

EXECUTIVE OFFICERS

     The following table sets forth for the executive officers of the Company and the Bank, such individual's name, age, and position with the Company and/or the Bank.


Name                         Age (1)                  Position with Company or Bank
------------------------     -------      -----------------------------------------------------
Dominic Ng                     39         Chairman of the Board, President, and Chief Executive
                                          Officer of the Company and the Bank

Julia Gouw                     38        Executive Vice President and Chief Financial Officer
                                         of the Company and the Bank

John Stephan                   43        Executive Vice President, Director of Retail Banking
                                         of the Bank

Wayland M. Bourne              50        Senior Vice President, Commercial Services of the Bank

William Chu                    42        Senior Vice President, Director of Planning and
                                         Business Development of the Bank

Donald Chow                    47        Senior Vice President, Commercial Loan Manager of the
                                         Bank

Kenneth Fung                   49        Senior Vice President, Deputy Director of Retail
                                         Banking of the Bank

Douglas P. Krause              41        Senior Vice President, General Counsel, and Secretary
                                         of the Company and the Bank

Victor Naramura                53        Senior Vice President, International Banking Manager
                                         of the Bank

Michael Tyminski               45        Senior Vice President, Chief Credit Officer of the Bank

_____________
(1)      As of June 30, 1998

     The Executive Officers of the Company and Bank are elected annually and hold office until their respective successors have been elected and qualified or until death, resignation, or removal by the Board of Directors.

BIOGRAPHICAL INFORMATION

     The principal occupation during the past five years of each director and executive officer is set forth below. All directors and executive officers have held their present positions for at least five years, unless otherwise stated.

     DOMINIC NG has served as a director and the President and Chief Executive Officer of the Bank since October 1992, and was elected Chairman of the Board in 1998. Mr. Ng has held the same positions with the Company since its formation. Mr. Ng also served as the director in charge of Chinese Business Services for the international accounting firm of Deloitte & Touche LLP. Mr. Ng serves on the board of directors of the

Los Angeles Chamber of Commerce, Town Hall Los Angeles, the Independent Bankers Association of America, The Anderson School at UCLA, United Way of Greater Los Angeles, National Association of Chinese American Bankers, and is the Chairman of the California State Treasurer's Financial Institutions Advisory Committee. Mr. Ng also serves on the Board of ESS Technology, Inc.

     JULIA GOUW has served as Executive Vice President and Chief Financial Officer of the Bank since 1994 and as a director of the Bank since 1997, and has held these same positions with the Company since its formation. Ms. Gouw joined the Bank in July 1989 as Vice President and Controller. Prior to joining the Bank, Ms. Gouw was a Senior Audit Manager with the international accounting firm of KPMG Peat Marwick, LLP. Ms. Gouw is on the Board of Visitors of UCLA School of Medicine, a member of the Financial Executives' Institute and the California Society of CPA's and is a past president of the Financial Managers Society--Los Angeles Chapter.

     HERMAN LI is the Chairman of C&L Restaurant Group, Inc., a franchisee of the Burger King Corporation, which owns and operates approximately 80 Burger King Restaurants. Mr. Li is the treasurer of the Southern California Burger King Franchisee's Association and a member of the executive committee, and co-chairman of the procurement committee, of the Diversity Action Council of the Burger King Corporation.

     JACK C. LIU is an attorney, who has been Of Counsel to Morgan, Lewis & Bockius since 1996. Prior to that, Mr. Liu was Of Counsel to Sheppard, Mullin, Richter & Hampton, from 1990 to 1996. Mr. Liu represents a number of banks and financial institutions and high tech, industrial, real estate, and other companies, including many Asian companies doing business in the United States and United States companies doing business in Asia.

     KENNETH P. SLOSSER is a senior vice president in the corporate finance group of the Placement Agent which he joined in December 1996. Prior to that time, Mr. Slosser served as an Assistant Director with the Office of Thrift Supervision, where he supervised savings associations located in California, Arizona, and Nevada.

     EDWARD ZAPANTA is the Senior Medical Director of Health Care Partners Medical Group. Dr. Zapanta currently serves as a director of Times Mirror Corporation and Southern California Edison and is a member of the Board of Trustees of the University of Southern California.

     JOHN STEPHAN has served as Executive Vice President and Director of Retail Banking of the Bank. Mr. Stephan joined the Bank in October 1997 and is charged with managing the retail branch network, retail bank marketing, retail operations, residential lending and consumer lending. Prior to joining the Bank, Mr. Stephan was Senior Vice President of Retail Banking at Great Western Bank where he managed all aspects of a 106 branch retail delivery network in Southern California. Mr. Stephan also served as Senior Vice President of Retail Banking at First Interstate Bank.

     WAYLAND M. BOURNE serves as the Senior Vice President / Commercial Services of the Bank. Mr. Bourne joined the Bank in 1996 and is charged with building the commercial infrastructure that will allow the Bank to effectively differentiate itself and compete in the California banking arena. Mr. Bourne is responsible for cash management, and commercial non-credit products, sales, and service. Prior to joining the Bank, Mr. Bourne was a Senior Vice President at Metrobank, a Southern California regional business bank, where he developed its cash management and non-credit services programs. Mr. Bourne began his banking career at Union Bank, where he held a number of senior level positions.

     WILLIAM CHU serves as the Senior Vice President, Director of Planning and Business Development of the Bank. Mr. Chu joined the Bank in June 1994. Mr. Chu created the commercial banking division for the Bank and manages three marketing teams which focus on commercial real estate, trade finance, and business banking loan products. Before joining the Bank, Mr. Chu was President and Chief Executive Officer of United Pacific Bank. Mr. Chu is a Certified Public Accountant.

     DONALD CHOW serves as Senior Vice President and Commercial Lending Manager of the Bank. Mr. Chow has been with the Bank since April 1994. Mr. Chow has over 25 years of experience in commercial lending. Before joining the Bank, Mr. Chow was first Vice President and Senior Credit Officer for Mitsui Manufacturers Bank. Mr. Chow was also employed for over 10 years with Security Pacific National Bank where he held a number of positions, including Vice President and unit leader of commercial real estate lending.

     KENNETH FUNG serves as Senior Vice President and Deputy Director of Retail Banking of the Bank. Mr. Fung has been with the Bank since 1990. As Deputy Director of Retail Banking, Mr. Fung oversees the retail branch network's commercial asset business development and marketing. Mr. Fung brings over 20 years of both domestic and international and commercial banking experience to the Bank and has held several management positions in various aspects of retail banking and branch network expansion in Hong Kong with the Hong Kong and Shanghai Banking Corporation, Plc.

     DOUGLAS P. KRAUSE has served as Senior Vice President, General Counsel, and Secretary of the Bank since he joined the Bank in 1996 and has held these same positions with the Company since its formation. Prior to employment with the Bank, Mr. Krause was Corporate Senior Vice President and General Counsel of Metrobank. Prior to that, Mr. Krause was with the law firms of Dewey Ballantine and Jones, Day, Reavis and Pogue specializing in financial services. Mr. Krause is a member of the California Bar Association.

     VICTOR NARAMURA serves as Senior Vice President and International Banking Manager of the Bank. Mr. Naramura joined the Bank in 1996 after spending over 20 years with The Hong Kong and Shanghai Banking Corporation, Plc as Senior Vice President and Head of the West Coast Region. Mr. Naramura has extensive experience in providing international trade credit facilities to importers and exporters and assisting foreign depositors, real estate investors and clients with overseas accounts. Prior to that, Mr. Naramura spent over 10 years with Security Pacific Bank as Manager of Credit Training and Officer of International Banking.

     MICHAEL TYMINSKI serves as Senior Vice President and Chief Credit Officer of the Bank. Mr. Tyminski joined the Bank in April 1997 as Chief Credit Officer responsible for the Bank's credit administration. Prior to joining the Bank, Mr. Tyminski was Senior Credit Officer at Citicorp responsible for all credit risk management aspects of a $5 billion loan portfolio. During his 15-year career with Citicorp, Mr. Tyminski held a number of other senior level positions in commercial real estate, real estate corporate finance, corporate asset funding, and corporate banking.

DIRECTOR COMPENSATION

     Directors of the Company are not compensated for service as directors of the Company. Nonemployee directors of the Bank receive an annual retainer of $7,000, plus $1,000 for each Board meeting of the Bank attended and $300 for each committee meeting of the Bank attended. The committee chair receives an additional $200 for each committee meeting attended. In addition, nonemployee directors have received 10,000 options to purchase Bank Common Stock at an exercise price of $10 per share, which options vest at the rate of 25% per year on each anniversary of the grant.

     Directors of the Company and the Bank are also eligible to receive awards pursuant to the Bank Incentive Plan and upon consummation of the Reorganization, the Company Incentive Plan. See "Approval of East West Bancorp, Inc. 1998 Employee Stock Incentive Plan."

EXECUTIVE OFFICER COMPENSATION

     SUMMARY COMPENSATION TABLE. It is expected that until the officers of the Company begin to devote significant time to the separate management of the Company's business, which is not expected to occur until such time as the Company becomes actively involved in additional businesses, the officers will only receive compensation for services as directors, officers, and employees of the Bank, and no separate compensation will be paid for their services to the Company. The following table sets forth the name and compensation of the Chief Executive Officer of the Bank and the Bank's four most highly compensated executive officers other than the Chief Executive Officer for the fiscal years ended December 31, 1997, 1996, and 1995.

                                                                 Annual Compensation
                                                      ------------------------------------------
                                                                                   Other annual            All other
Name and principal position                Year       Salary          Bonus       compensation (1)        compensation
---------------------------                ----       ------          -----       ----------------        ------------
Dominic Ng                                 1997      $296,321        $217,000            --                $5,541 (2)
  Chairman, President, and Chief           1996       275,150         138,000            --                 5,541 (2)
  Executive Officer                        1995       254,901         127,500            --                 5,371 (2)

Julia Gouw                                 1997       120,786          51,000            --                 3,962 (3)
  Executive Vice President,                1996       108,695          32,000            --                 3,754 (3)
  Chief Financial                          1995        99,567          29,000            --                 3,472 (3)
  Officer and Director

William Chu                                1997       142,579          32,000            --                 5,138 (4)
  Senior Vice President and                1996       139,225          24,000            --                 5,213 (4)
  Director of Planning and                 1995       134,754          28,000            --                 4,646 (4)
  Business Development

Michael Tyminski                           1997       119,566          30,000            --                50,000 (5)
  Senior Vice President and                1996            --              --            --                    --
  Chief Credit Officer                     1995            --              --            --                    --

Douglas P. Krause                          1997       114,506          36,500            --                    --
  Senior Vice President, General           1996        13,231           3,000            --                    --
  Counsel and Corporate                    1995            --              --            --                    --
  Secretary

__________________
(1) Does not include certain perquisites and other personal benefits, the aggregate amount of which does not exceed the lesser of $50,000 or 10% of the total of annual salary and bonus.
(2) Includes the employer contribution to the Bank's tax-qualified defined contribution plan for the benefit of employees ("401(k) Plan") of $4,750, $4,750, and $4,620 for the fiscal years ended December 31, 1997, 1996, and 1995, respectively. Also includes the payment of life insurance premiums on behalf of Mr. Ng of $791, $791, and $751 for the fiscal years ended December 31, 1997, 1996, and 1995, respectively.
(3) Includes the employer contribution to the Bank's 401(k) Plan of $3,610, $3,402, and $3,120 for the fiscal years ended December 31, 1997, 1996, and 1995, respectively. Also includes the payment of life insurance premiums on behalf of Ms. Gouw of $352 for the fiscal years ended December 31, 1997, 1996, and 1995.
(4) Includes the employer contribution to the Bank's 401(k) Plan of $4,286, $4,361, and $4,220 for the fiscal years ended December 31, 1997, 1996, and 1995, respectively. Also includes the payment of life insurance premiums on behalf of Mr. Chu of $852, $852, and $426 for the fiscal years ended December 31, 1997, 1996, and 1995, respectively.

(5)  Relocation Allowance.

EMPLOYMENT AND CHANGE OF CONTROL AGREEMENTS

     The Bank entered into employment agreements with Mr. Ng and Ms. Gouw (the "Executives"). These employment agreements are intended to ensure that the Bank will be able to maintain a stable and competent management base.

     The employment agreements provide for three-year terms. The term of the employment agreements is extended on a daily basis unless written notice of nonrenewal is given by the Board of Directors after conducting a performance
evaluation of the respective Executive.   The Bank has agreed to pay Mr. Ng an
initial annual base salary of $450,000 and an annual cash bonus of up to 50% of his base salary, and to pay Ms. Gouw an initial annual base salary of $200,000, and an annual cash bonus of up to 40% of her base salary, in each case such bonus to be payable upon the satisfaction of performance criteria to be determined. The agreements provide that the Executives' base salaries will be reviewed annually.

     In addition to the base salary and bonus, the agreements provide for, among other things, participation in stock benefit plans and other fringe benefits applicable to executive personnel. In the event the Bank chooses to terminate the Executives' employment for any reasons other than for cause (as defined in the agreements), or in the event of the Executive's resignation from the Bank upon (i) failure to re-elect the Executive to Executive's current offices; (ii) a material change in the Executive's functions, duties or responsibilities;
(iii) a relocation of the Executive's principal place of employment by more than 25 miles; (iv) liquidation or dissolution of the Bank; (v) a breach of the agreement by the Bank; and (vi) the Executive's death or permanent disability; the Executive or, in the event of death, the Executive's beneficiary, would be entitled to receive an amount equal to the greater of (i) the remaining payments due to the Executive and the contributions that would have been made on the Executive's behalf to any employee benefit plans of the Bank during the remaining term of the agreement or (ii) three times the preceding taxable year's base compensation. As of June 30, 1998, such payments upon the occurrence of such an event are estimated to have a value of approximately $3.2 million. In addition, the Executive may be entitled to an additional payment to the extent the Executive is subject to an excise tax because such severance benefits constitute "excess parachute payments," defined in the Internal Revenue Code of 1986, as amended (the "Code"). In general, under the Code, an "excess parachute payment" is the amount by which payments contingent on a change in ownership or control exceed three times the employee's average annual compensation over five years.

     The Bank has entered into employment agreements with each of its other executive officers, including Mr. Chu, Mr. Tyminski, and Mr. Krause, which provide that should any of the executives be terminated without cause, the Bank shall pay such executive a sum equal to six months' salary. The agreement with Mr. Stephan also provides that should Mr. Stephan be terminated without cause within 12 months following a change of control, the Bank shall pay Mr. Stephan a sum equal to twenty four months' salary. If such agreements are terminated without cause, such executive officers would be entitled to receive payments which are estimated to have an aggregate value of approximately $908,000 at June 30, 1998.

     Although the above-described employment agreements could increase the cost of any acquisition of control of the Company or the Bank, management of the Company and the Bank do not believe that the terms thereof would have a significant anti-takeover effect.

EMPLOYEE STOCK INCENTIVE PLAN

     Employees of the Company and the Bank are also eligible to receive awards pursuant to the Bank Incentive Plan and upon consummation of the Reorganization, the Company Incentive Plan. See "Approval of East West Bancorp, Inc. 1998 Employee Stock Incentive Plan."

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Except as provided herein, there are no existing or proposed material transactions between the Bank or the Company and any of its executive officers, directors, or the immediate family or associates of any of the foregoing persons. Mr. Slosser, a director of the Company and the Bank, is a senior vice president of the Placement Agent. The Bank has entered into an agreement whereby the Placement Agent will provide the Bank and the Company financial advisory services. In addition, in connection with the private placement of the Bank's securities privately held by the Bank's two former shareholders to certain qualified institutional buyers, the Placement Agent acquired warrants to purchase up to 475,000 shares of Company Common Stock at a per share purchase price of $10.

    APPROVAL OF EAST WEST BANCORP, INC. 1998 EMPLOYEE STOCK INCENTIVE PLAN

SUMMARY OF PLAN

     GENERAL. The Board of Directors of the Bank recently adopted the East-West Bank 1998 Employee Stock Incentive Plan. Pursuant to the Bank Incentive Plan, officers, directors, employees and consultants of the Bank are eligible to receive shares of Bank Common Stock or other securities or benefits with a value derived from the value of the Bank Common Stock. Upon consummation of the Reorganization, all obligations of the Bank under the Bank Incentive Plan will become obligations of the Company on the same terms and conditions, with the exception that securities issued pursuant to the Bank Incentive Plan or derived from the value of Bank Common Stock will become Company Common Stock.

     The purpose of the Company Incentive Plan is to enable the Company to attract, retain and motivate officers, directors, employees and consultants by providing for or increasing their proprietary interests in the Bank and, in the case of non-employee directors, to attract such directors and further align their interests with those of the Bank's shareholders by providing or increasing their proprietary interests in the Bank.

     The maximum number of shares of Bank Common Stock that may be issued pursuant to awards granted under the Bank Incentive Plan will be 1,902,000 (subject to adjustment to prevent dilution). As of the date of this Written Consent Statement/Prospectus, 1,705,350 shares of Bank Common Stock were subject to awards under the Bank Incentive Plan.

     The Board of Directors believes the Company Incentive Plan is beneficial to the Company, the Bank and the Company's shareholder and prospective shareholders. The Company Incentive Plan is subject to approval of the California Commissioner of Corporations and the holders of a majority of the issued and outstanding shares of the Bank as prospective shareholders of the Company, subject to any required changes of any regulatory agency.

     Shares of the Company's Common Stock to be issued upon exercise of stock options need not be registered with the SEC. However, the Company intends to register the Company Common Stock reserved for issuance under the Company Incentive Plan and the Purchase Plan with the SEC prior to issuing any Company Common Stock upon exercise thereof.

     ADMINISTRATION. The Company Incentive Plan is administered by a committee of two or more directors appointed by the Board of Directors of the Company (the "Company Incentive Committee"). The Company Incentive Committee has full and final authority to select the recipients of awards and to grant such awards. Subject to the provisions of the Company Incentive Plan, the Company Incentive Committee has a wide degree of flexibility in determining the terms and conditions of awards and the number of shares to be issued pursuant thereto, including conditioning the receipt or vesting of awards upon the achievement by the Bank and the Company of specified performance criteria. The expenses of administering the Company Incentive Plan are borne by the Company.

     TERMS OF AWARDS. The Company Incentive Plan authorizes the Company Incentive Committee to enter into any type of arrangement with an eligible recipient that, by its terms, involves or might involve the issuance of Company Common Stock or any other security or benefit with a value derived from the value of Company Common Stock. Awards are not restricted to any specified form or structure and may include, without limitation, sales or bonuses of stock, restricted stock, stock options, reload stock options, stock purchase warrants, other rights to acquire stock, securities convertible into or redeemable for stock, stock appreciation rights, phantom stock, dividend equivalents, performance units or performance shares. An award may consist of one such security or benefit or two or more of them in tandem or in the alternative.

     An award granted under the Company Incentive Plan may include a provision accelerating the receipt of benefits upon the occurrence of specified events, such as a change of control of the Bank or a dissolution, liquidation, merger, reclassification, sale of substantially all of the property and assets of the Bank or other significant corporate transactions. The Committee may grant options that either are intended to be incentive stock options or non-qualified stock options. Awards to consultants and non-employee directors may only be non-qualified stock options.

     Subject to limitations imposed by law, the Board of Directors may amend or terminate the Company Incentive Plan at any time and in any manner. However, no such amendment or termination may deprive the recipient of an award previously granted under the Company Incentive Plan of any rights thereunder without his consent.

     Awards may not be granted under the Company Incentive Plan after the tenth anniversary of the adoption of the Company Incentive Plan. Although any award that was duly granted on or prior to such date may thereafter be exercised or settled in accordance with its terms, no shares of Company Common Stock may be issued pursuant to any award after the twentieth anniversary of the adoption of the Company Incentive Plan.

COMPARISON TO THE BANK INCENTIVE PLAN

     The Company Incentive Plan and the Bank Incentive Plan are identical in all material respects.

NEW PLAN BENEFITS

     The following table presents information on the number of shares with respect to which options will be exchanged pursuant to the Plan of Reorganization. All grants outstanding under the Bank Incentive Plan immediately prior to the Reorganization will automatically be converted to grants under the Company Incentive Plan upon consummation of the Reorganization. No additional awards under the Company Incentive Plan will be made in connection with the Reorganization.

          EAST WEST BANCORP, INC. 1998 EMPLOYEE STOCK INCENTIVE PLAN

Name and principal position                          Dollar Value(1)                  Number of Options
---------------------------                          ---------------                  -----------------
Dominic Ng
  Chairman, President, and Chief
  Executive Officer                                       n/a                             1,069,875

Julia Gouw
  Executive Vice President,
  Chief Financial
  Officer and Director                                    n/a                               356,625

William Chu
  Senior Vice President and
  Director of Planning and
  Business Development                                    n/a                                10,000

Michael Tyminski
  Senior Vice President and
  Chief Credit Officer                                    n/a                                    --

Douglas P. Krause
  Senior Vice President, General
  Counsel and Corporate
  Secretary                                               n/a                                25,000

All Executive Officers as a group (10 persons)            n/a                             1,512,000

All non-employee Directors as a group (4 persons)         n/a                                40,000

All non-executive officer employees as a group
  (367 persons)                                           n/a                               153,350

______________
(1) The exercise price of options granted pursuant to the Bank Incentive Plan was equal to the amount believed to be the fair market value of the Bank Common Stock on the date of grant. Because there is no market for the Bank Common Stock, the dollar value of the options cannot be determined.

FEDERAL INCOME TAX CONSEQUENCES

     The following discussion is only a summary of the principal federal income tax consequences of the compensation Awards to be granted under the Plan, and is based on existing federal law (including administrative regulations and rulings) which is subject to change, in some cases retroactively. This discussion is also qualified by the particular circumstances of individual participants, which may substantially alter or modify the federal income tax consequences herein discussed. Because of the wide range of Awards that may be made under the Plan, the following discussion is confined to the most common forms of Awards likely to be made. In addition, the following discussion does not address state, local or foreign income taxes or any taxes other than income taxes.

     INCENTIVE STOCK OPTIONS. Generally under present law, when an option qualifies as an incentive stock option under Section 422 of the Code: (i) an optionee will not recognize taxable income either upon the grant or the exercise of the option, (ii) any gain or loss upon a qualifying disposition of the shares acquired by the exercise of the option will be treated as capital gain or loss, and (iii) no deduction will be allowed to the Company for federal income tax purposes in connection with the grant or exercise of an incentive stock option or a qualifying disposition of the shares. A disposition by an optionee of stock acquired upon exercise of an incentive stock option will constitute a qualifying disposition if it occurs more than two years after the grant of the option, and one year after the transfer of the shares to the optionee. If such stock is disposed of by the optionee before the expiration of those time limits, the transfer may be a "disqualifying disposition," in which case the optionee will recognize ordinary income equal to the lesser of (i) the aggregate fair market value of the shares as of the date of exercise less the option price, or (ii) the amount realized on the disqualifying disposition less the option price. The Company would become entitled to a corresponding deduction, subject to satisfaction of any applicable withholding or reporting obligations. Ordinary income from a disqualifying disposition will constitute ordinary compensation income. Any gain in addition to the amount reportable as ordinary income on a "disqualifying disposition" generally will be capital gain. The Company does not obtain a deduction to the extent gain on disposition of the shares is capital gain

     Upon the exercise of an incentive stock option, the difference between the fair market value of the stock subject to the exercised option on the date of exercise and the option exercise price is treated as an adjustment to taxable income in that taxable year for alternative minimum tax purposes, as are a number of other items specified by the Code. Such adjustments (along with tax preference items) form the basis for the alternative minimum tax (presently at graduated rates for individuals), which may apply depending on the amount of the computed "regular tax" of the employee for that year. Under certain circumstances the amount of alternative minimum tax is allowed as a carryforward credit against regular tax liability in subsequent years. The Company does not obtain a deduction due to an optionee's incurrence of the alternative minimum tax.

     NON-QUALIFIED STOCK OPTIONS. In the case of stock options which do not qualify as an incentive stock option (non-qualified stock options), no income generally is recognized by the optionee at the time of the grant of the option. Under present law the optionee generally will recognize ordinary income at the time the non-qualified stock option is exercised equal to the aggregate fair market value of the shares acquired less the option price. Ordinary income from a non-qualified stock option will constitute compensation for which withholding or reporting may be required under federal and state law.

     Subject to special rules applicable when an optionee uses stock of the Company to exercise an option, shares acquired upon exercise of a non-qualified stock option will have a tax basis equal to their fair market value on the exercise date or other relevant date on which ordinary income is recognized and the holding period for the shares generally will begin on the date of exercise or such other relevant date. Upon subsequent disposition of the shares, the optionee generally will recognize capital gain or loss. Provided the shares are held by the optionee for more than one year prior to disposition, such gain or loss will be long-term capital gain or loss. In the case of shares held for more than 18 months, the maximum individual federal tax rate on such gain currently is 20%.

     The Company will generally be entitled to a deduction equal to the ordinary income (i.e., compensation) portion of the gain recognized by the optionee in connection with the exercise of a non-qualified stock option provided that the Company complies with any applicable withholding or reporting requirements of federal and state law. The Company does not obtain a deduction with respect to the capital gain on disposition of the shares.

     OPTIONS TO NON-EMPLOYEE DIRECTORS. These options are non-qualified stock options for tax purposes, and the tax rules applicable to them are the same as the rules for non-qualified stock options described above. However, since the optionees are not employees, income tax withholding would not be required in order for the Company to qualify for its income tax deduction.

     STOCK APPRECIATION RIGHTS (SARS). A recipient of a stock appreciation right will be taxed (and the Company will receive a corresponding deduction) when the recipient exercises the stock appreciation right. Income generated by such exercise will be ordinary compensation income and will be measured by the amount of cash received or the then-current fair market value of the stock received upon such event. The Company will have a withholding or reporting obligation.

     RESTRICTED STOCK. The income and deduction events in the case of restricted stock grants generally are deferred until the restrictions on the stock lapse. At that time, the recipient would report as ordinary compensation income the difference between the then-current fair market value of the stock and the amount (if any) paid for the stock. Subject to applicable withholding or reporting obligations, the Company is entitled to a corresponding deduction. The recipient may elect to report the income with respect to the restricted stock upon its receipt rather than at the time of the lapse of the restrictions. In such case, the valuation used for income and deduction purposes is the value of the restricted stock at the time of receipt, disregarding any restrictions other than those that will never lapse. Subject to satisfaction of any applicable withholding or reporting obligations, the Company's deduction also would be accelerated in the event of such an election.

     PERFORMANCE SHARES AND PERFORMANCE UNITS. A recipient of a performance share or performance unit will be taxed (and the Company will receive a corresponding deduction) when the recipient receives payout at the end of the performance period. The recipient will have ordinary compensation income measured by the cash received and/or the then-current fair market value of the stock received upon such event. In the case of a performance share or performance unit granted to an employee, the Company will have a withholding or reporting obligation.

     RESTRICTION ON DEDUCTIONS. Not every amount paid as compensation for services is currently deductible. For example, depending upon the services rendered, some compensation payments must be capitalized or added to inventory costs. Two other restrictions potentially applicable to deductions for executive compensation payments are the restriction on deduction of so-called "excess parachute payments" and the Code Section 162(m) deduction limit of $1,000,000 per year for certain executive compensation (discussed earlier herein). Whether any such restrictions will apply to specific payments of compensation by the Company cannot be predicted at this time.

     The description herein is intended to highlight and summarize the principle terms of the Company Incentive Plan. For further information, shareholders are referred to a copy of the Company Incentive Plan which is attached hereto as Annex II.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF EAST WEST BANCORP, INC. 1998 EMPLOYEE STOCK INCENTIVE PLAN.


     APPROVAL OF EAST WEST BANCORP, INC. 1998 EMPLOYEE STOCK PURCHASE PLAN

SUMMARY OF PLAN

     The Stock Purchase Plan provides for eligible employees of the Company and its subsidiaries to participate in the ownership of the Company by acquiring the right to purchase shares of Company Common Stock. The Stock Purchase Plan covers a total of 1,000,000 shares of Company Common Stock. The purpose of the Stock Purchase Plan is to promote the interests of the Company by providing a method whereby employees of the Company may participate in the ownership of the Company by acquiring an interest in the Company's growth and productivity. The Stock Purchase Plan is intended to be an employee stock purchase plan within the meaning of Section 423 of the Code.

     THE OPTIONS. The Stock Purchase Plan provides that, during each specified semi-annual period ("Option Period"), the Company may grant options to participants to purchase, at the termination of that Option Period, shares of Company Common Stock under the Stock Purchase Plan. Semi-annual option periods commence on April 1 and October 1 of each year.

     The price at which each share covered by an option under the Stock Purchase Plan may be purchased is in all instances the lower of (i) 85% of the fair market value of a share of Company Common Stock on the first day of the applicable Option Period, and (ii) 85% of the fair market value of a share of Company Common Stock on the last day of that Option Period.

     Unless terminated, options granted at the commencement of an Option Period are exercised automatically on the last day of that Option Period. An option terminates upon a voluntary withdrawal from participation in the Stock Purchase Plan by a participant, which may be effected any time prior to the last day of the Option Period by completing a notice of termination form. An option also terminates automatically if the participant holding the option ceases to be employed by the Company or a subsidiary of the Company for any reason (including death, disability, or retirement) prior to the last day of the Option Period.

     An option may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent or distribution, and may be exercised, during the lifetime of the optionee, only by such optionee. Optionees do not have rights as shareholders with respect to option shares until they have exercised their options.

     ELIGIBILITY AND PARTICIPATION. All employees of the Company and its subsidiaries who, as of the date options are to be granted under the Stock Purchase Plan, are customarily employed for at least twenty (20) hours per week and more than five (5) months in a calendar year are eligible to participate in the Stock Purchase Plan at their election. However, no employee may be granted an option if such employee would immediately thereafter own, directly or indirectly, 5% or more of the combined voting power of all classes of stock of the Company or a subsidiary, as determined pursuant to Section 423(b)(3) of the Code.

     Eligible employees may enroll as participants in the Stock Purchase Plan by executing a form provided by the Company prior to the commencement of each Option Period on which they may designate the portion of their compensation, in any amount up to the stated maximum set forth on the form, to be deducted from regular payroll compensation, and accumulated for the purchase of shares of Company Common Stock. Once chosen, the contribution for that Option Period can be decrease only once during that Option Period without terminating the option. Contributions cannot be increased during an Option Period. The aggregate maximum dollar amount which may be designated by a participant to be applied to the purchase of shares under the Stock Purchase Plan may not exceed the lesser of 25% of base compensation or $25,000.

     ADMINISTRATION AND AMENDMENT. The Stock Purchase Plan will be administered by the Board of Directors or a committee named by the Board of Directors. The Board of Directors will be empowered to interpret and construe any provision of the Stock Purchase Plan and may adopt such rules and regulations for administering the Stock Purchase Plan as it deems necessary.

     The Board of Directors of the Company may at any time, insofar as is permitted by law, alter, amend, suspend or discontinue the Stock Purchase Plan with respect to any shares not already subject to options; provided, however, to the extent necessary to comply with Rule 16b-3 under the Exchange Act, or under
Section 423 of the Code (or any successor rule or provision or any applicable regulation), the Company will obtain shareholder approval in such manner and such a degree as so required.

     To date, no benefits have been granted under the Stock Purchase Plan.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE EAST WEST BANCORP, INC. 1998 EMPLOYEE STOCK PURCHASE PLAN.

                   COMMISSION'S POSITION ON INDEMNIFICATION
                        FOR SECURITIES ACT LIABILITIES

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company, the Company has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

               CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
                      ACCOUNTING AND FINANCIAL DISCLOSURE

     There were no changes in or disagreements with accountants on accounting and financial disclosure during the Bank's two most recent fiscal years or any subsequent interim period.

                                    EXPERTS

     The consolidated financial statements as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 included in this written consent statement/prospectus and elsewhere in the registration statement, have been audited by Deloitte & Touche LLP, independent accountants, as stated in their reports appearing herein, and have been so included in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

                                 LEGAL MATTERS

     The validity of the Company Common Stock being registered with the SEC will be passed upon for the Company and the Bank by Manatt, Phelps & Phillips, LLP. Manatt, Phelps & Phillips, LLP also passed upon certain other legal matters for the Company and the Bank.

                         INDEX TO FINANCIAL STATEMENTS

EAST WEST BANK AND SUBSIDIARIES

Interim Consolidated Financial Statements

     Consolidated Statements of Financial Condition as of June 30, 1998
       (unaudited) and December 31, 1997

     Consolidated Statements of Operations for the Six Months Ended June 30,
       1998 and 1997 (unaudited)

     Consolidated Statements of Stockholders' Equity for the Six Months Ended
       June 30, 1998 (unaudited) and Years Ended December 31, 1997, 1996 and
       1995

     Consolidated Statements of Cash Flows for the Six Months Ended June 30,
       1998 and 1997 (unaudited)

     Notes to Interim Consolidated Financial Statements (unaudited)

Independent Auditors' Report

Consolidated Financial Statements

     Consolidated Statements of Financial Condition as of December 31, 1997 and
       1996

     Consolidated Statements of Operations for the Years Ended December 31,
       1997, 1996, and 1995

     Consolidated Statements of Stockholders' Equity for the Years Ended
       December 31, 1997, 1996, and 1995

     Consolidated Statements of Cash Flows for the Years Ended December 31,
       1997, 1996, and 1995

     Notes to Consolidated Financial Statements

     Financial Statements of the Company are not presented herein because the Company has no assets and liabilities and has not conducted any business other than of an organizational nature. All schedules are omitted because the required information is not applicable or is included in the Financial Statements of the Bank and the related notes.

                         INDEX TO FINANCIAL STATEMENTS


EAST WEST BANK AND SUBSIDIARIES

Interim Consolidated Financial Statements

  Consolidated Statements of Financial Condition as of  June 30, 1998 (unaudited) and             F - 2
   December 31, 1997

  Consolidated Statements of Operations for the Six Months Ended June 30, 1998 and 1997           F - 3
   (unaudited)

  Consolidated Statements of Stockholders' Equity for the Six Months Ended June 30, 1998          F - 4
   (unaudited) and Years Ended December 31, 1997, 1996, and 1995

  Consolidated Statements of Cash Flows for the Six Months Ended June 30, 1998 and 1997           F - 5
   (unaudited)

  Notes to Interim Consolidated Financial Statements (unaudited)                                  F - 7

Independent Auditors' Report                                                                      F - 10

Consolidated Financial Statements

  Consolidated Statements of Financial Condition as of December 31, 1997 and 1996                 F - 11

  Consolidated Statements of Operations for the Years Ended December 31, 1997, 1996 and           F - 12
   1995

  Consolidated Statements of Stockholders' Equity for the Years Ended December 31, 1997,          F - 13
   1996 and 1995

  Consolidated Statements of Cash Flows for the Years Ended December 31, 1997, 1996 and           F - 14
   1995

  Notes to Consolidated Financial Statements                                                      F - 16

     Financial Statements of the Company are not presented herein because the Company has no assets and liabilities and has not conducted any business other than of an organizational nature. All schedules are omitted because the required information is not applicable or is included in the Financial Statements of the Bank and the related notes.

                        EAST WEST BANK AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                                  (Unaudited)

                                                                                               JUNE 30,           DECEMBER 31,
                                                                                                 1998                 1997
                                                                                            ---------------      ---------------
                                                                                                    (DOLLARS IN THOUSANDS)
                                           ASSETS
  Cash and cash equivalents                                                                  $    245,035         $    347,601
  Investment securities available for sale at fair value (with amortized cost
   of $508,233 at June 30, 1998 and $376,138 at December 31, 1997)                                508,353              374,810
  Loans receivable, net (with allowance for loan losses of $14,213
   at June 30, 1998 and $12,273 at December 31, 1997)                                             962,485              927,944
  Loans held for sale, at lower of cost or market                                                   6,909                6,906
  Investment in Federal Home Loan Bank stock, at cost                                              18,085               13,881
  Other real estate owned, net                                                                      5,386                3,217
  Real estate investment                                                                           14,351               14,388
  Premises and equipment, net                                                                      23,653               24,192
  Premiums on deposits acquired, net                                                                3,170                3,692
  Excess of purchase price over fair value of net assets acquired, net                              3,689                3,787
  Accrued interest receivable and other assets                                                     17,597               13,921
                                                                                            ---------------      ---------------

          TOTAL                                                                              $  1,808,713         $  1,734,339
                                                                                            ===============      ===============


                            LIABILITIES AND STOCKHOLDERS' EQUITY
  Customer deposit accounts                                                                  $  1,239,280         $  1,235,072
  Other borrowings                                                                                155,953              139,000
  Federal Home Loan Bank advances                                                                 257,000              211,000
  Notes payable                                                                                     1,615                1,615
  Accrued expenses and other liabilities                                                            9,382                9,461
  Deferred income taxes                                                                             2,607                2,781
                                                                                            ---------------      ---------------
          Total liabilities                                                                     1,665,837            1,598,929

FAIR VALUE OF NET ASSETS ACQUIRED IN EXCESS
 OF PURCHASE PRICE, NET                                                                             2,651                2,858

COMMITMENTS AND CONTINGENCIES (NOTE 5)

STOCKHOLDERS' EQUITY
  Common stock, stated value $1 per share; 50,000,000 shares authorized; 23,775,000 shares issued and outstanding in 1998;
   and 110,000,000 shares issued and outstanding in 1997                                           23,775              110,000
  Additional paid-in capital                                                                       86,225
  Accumulated other comprehensive loss:
    Unrealized losses on investment securities available for sale, net of tax                        (310)              (1,138)
  Retained earnings                                                                                30,535               23,690
                                                                                            ---------------      ---------------

          Total stockholders' equity                                                              140,225              132,552
                                                                                            ---------------      ---------------

          TOTAL                                                                              $  1,808,713         $  1,734,339
                                                                                            ===============      ===============

See notes to interim consolidated financial statements.

                        EAST WEST BANK AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (Unaudited)

                                                                                                           SIX MONTHS ENDED
                                                                                                                JUNE 30,
                                                                                                           1998           1997
                                                                                                      --------------  ------------
                                                                                                          (DOLLARS IN THOUSANDS,
                                                                                                          EXCEPT PER SHARE DATA)
INTEREST AND DIVIDEND INCOME:
  Loans receivable, including fees                                                                    $    41,139     $     34,123
  Investment securities available for sale                                                                 17,858           17,662
                                                                                                      --------------  ------------
          Total interest and dividend income                                                               58,997           51,785
                                                                                                      --------------  ------------
INTEREST EXPENSE:
  Customer deposit accounts                                                                                25,065           23,472
  Federal Home Loan Bank advances                                                                           4,774            1,381
  Other borrowings                                                                                          3,507            5,286
                                                                                                      --------------  ------------
          Total interest expense                                                                           33,346           30,139
                                                                                                      --------------  ------------

  NET INTEREST INCOME BEFORE LOSS PROVISION                                                                25,651           21,646
  PROVISION FOR LOAN LOSSES                                                                                 3,325            2,838
                                                                                                      --------------  ------------
  NET INTEREST INCOME AFTER LOSS PROVISION                                                                 22,326           18,808
                                                                                                      --------------  ------------
NONINTEREST INCOME:
  Loan fees                                                                                                 1,139              777
  Branch fees                                                                                               1,246              990
  Letters of credit fees and commissions                                                                   1,041              499
  Net gain on sales of investment securities available for sale                                               408            1,537
  Amortization of fair value of net assets acquired in excess of purchase price                               208              208
  Other operating income                                                                                      235              236
                                                                                                      --------------  ------------
          Total noninterest income                                                                          4,277            4,247
                                                                                                      --------------  ------------
NONINTEREST EXPENSE:
  Compensation and employee benefits                                                                        8,613            7,946
  Net occupancy                                                                                             2,436            2,238
  Deposit insurance premiums and regulatory assessments                                                       423               80
  Data processing                                                                                             638              590
  Amortization of premiums on deposits acquired and excess of
     purchase price over fair value of net assets acquired                                                    621              621
  Other real estate owned operations, net                                                                    (195)             165
  Other operating expenses                                                                                  3,458            2,944
                                                                                                      --------------  ------------
          Total noninterest expense                                                                        15,994           14,584
                                                                                                      --------------  ------------

EARNINGS BEFORE PROVISION FOR INCOME TAXES                                                                 10,609            8,471
PROVISION FOR INCOME TAXES                                                                                  3,764            3,457
                                                                                                      --------------  ------------
NET EARNINGS                                                                                          $     6,845     $      5,014
                                                                                                      ==============  ============

BASIC AND DILUTED EARNINGS PER SHARE (1)                                                              $      0.29     $       0.21
AVERAGE NUMBER OF SHARES OUTSTANDING (1)                                                               23,775,000       23,775,000

(1) Adjusted to reflect the 118,875 for 550,000 reverse stock split effective June 11, 1998.


See notes to interim consolidated financial statements.

                        EAST WEST BANK AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                               ACCUMULATED                                 TOTAL
                                                                  ADDITIONAL      OTHER                                    STOCK-
                                                      COMMON       PAID-IN    COMPREHENSIVE     RETAINED   COMPREHENSIVE  HOLDERS'
                                                      STOCK        CAPITAL    INCOME (LOSS)     EARNINGS       INCOME      EQUITY
-------------------------------------------------------------     ---------   -------------     --------   -------------  --------
                                                                                (DOLLARS IN THOUSANDS)
BALANCE, JANUARY 1, 1995                            $    100       $ 67,721       $(2,808)       $ 8,430                  $ 73,443
Comprehensive income
   Net earnings                                                                                    1,043     $ 1,043         1,043
   Other comprehensive income, net of tax
     Net change in unrealized losses on
       investment securities available for sale,
       net of tax                                                                   1,625                      1,625         1,625
                                                                                                             -------
Comprehensive income                                                                                           2,668
                                                                                                             -------
Capital contribution                                  42,179                                                                42,179
Common stock issued in relation
   to the conversion to a
   state-chartered commercial bank                    67,721        (67,721)                                                  -
                                                    --------       --------       -------        -------                  --------
BALANCE, DECEMBER 31, 1995                           110,000           -           (1,183)         9,473                   118,290
Comprehensive income
   Net earnings                                                                                    3,206       3,206         3,206
   Other comprehensive income, net of tax
     Net change in unrealized loss
       on investment securities available
       for sale, net of tax                                                           879                        879           879
                                                                                                             -------
Comprehensive income                                                                                           4,085
                                                    --------       --------       -------        -------     -------      --------
BALANCE, DECEMBER 31, 1996                           110,000           -             (304)        12,679                   122,375
Comprehensive income
   Net earnings                                                                                   11,011      11,011        11,011
   Other comprehensive income, net of tax
     Net change in unrealized loss
       on investment securities available
       for sale, net of tax                                                          (834)                      (834)         (834)
                                                                                                             -------
Comprehensive income                                                                                          10,177
                                                    --------       --------       -------        -------     -------      --------
BALANCE, DECEMBER 31, 1997                           110,000           -           (1,138)        23,690                   132,552
Comprehensive income
   Net earnings (unaudited)                                                                        6,845       6,845         6,845
   Reverse stock split (unaudited)                   (86,225)        86,225                                                   -
   Other comprehensive income, net of tax
     Net change in unrealized loss
       on investment securities available
       for sale, net of tax (unaudited)                                               828                        828           828
                                                                                                             -------
Comprehensive income (unaudited)                                                                               7,673
                                                    --------       --------       -------        -------     -------      --------
BALANCE, JUNE 30, 1998 (unaudited)                  $ 23,775       $ 86,225       $  (310)       $30,535                  $140,225
                                                    ========       ========       =======        =======                  ========

DISCLOSURE OF RECLASSIFICATION AMOUNT FOR JUNE 30, 1998:
Unrealized holding gains arising during period, net of tax (unaudited)                         $ 1,236
Less:  reclassification adjustment for gains included in net income, net of tax (unaudited)       (408)
                                                                                               -------
Net unrealized gains on investment securities, net of tax (unaudited)                          $   828
                                                                                               =======

See notes to interim consolidated financial statements.

                        EAST WEST BANK AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (Unaudited)

                                                                                         SIX MONTHS ENDED
                                                                                             JUNE 30,
                                                                                         1998         1997
                                                                                      ----------   ---------
                                                                                      (DOLLARS IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES
  Net earnings                                                                        $   6,845    $   5,014

  Adjustments to reconcile net earnings to net cash provided by operating activities:
   Net amortization of premiums                                                             895          505
   Depreciation and amortization                                                          1,086          976
   Net loan fees deferred                                                                 1,040          358
   Deferred tax provision                                                                  (726)      (1,141)
   Provision for loan losses                                                              3,325        2,838
   Provision for other real estate losses                                                   179          162
   Net gains on sales of investment securities available for sale and other assets       (1,168)      (1,984)
   Federal Home Loan Bank stock dividends                                                  (383)        (313)
   Proceeds from sale of loans held for sale                                             45,246       37,869
   Originations of loans held for sale                                                  (42,870)     (29,562)
   (Increase) decrease in accrued interest receivable and other assets                   (3,901)         266
   (Decrease) increase in accrued expenses and other liabilities                            (80)         821
                                                                                      ---------    ---------

   Total adjustments                                                                      2,643       10,795
                                                                                      ---------    ---------

   Net cash provided by operating activities                                              9,488       15,809
                                                                                      ---------    ---------


CASH FLOWS FROM INVESTING ACTIVITIES:
  Net change in loans                                                                   (72,667)     (16,104)
  Purchase of:
   Premises and equipment                                                                  (549)      (1,046)
   Federal Home Loan Bank stock                                                          (3,820)         -
   Loans                                                                                 (6,530)        (140)
   Investment securities available for sale                                            (364,753)    (302,697)
   Real estate investment                                                                  (469)         -
  Proceeds from sale, maturity, redemption or repayment of:
   Investment securities available for sale                                             268,230      337,848
   Other real estate owned                                                                1,342        2,380
  Principal repayments on foreclosed properties                                             -              2
                                                                                      ---------    ---------

   Net cash (used in) provided by investing activities                                 (179,216)      20,243
                                                                                      ---------    ---------

                                                                     (Continued)

See notes to interim consolidated financial statements.

                        EAST WEST BANK AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (Unaudited)

                                                                                         SIX MONTHS ENDED
                                                                                             JUNE 30,
                                                                                         1998         1997
                                                                                      -----------  ----------
                                                                                       (DOLLARS IN THOUSANDS)

CASH FLOWS FROM FINANCING ACTIVITIES:
  Net change in deposits                                                                  4,209      (24,304)
  Proceeds from Federal Home Loan Bank advances                                         763,608         -
  Repayment of Federal Home Loan Bank advances                                         (717,608)      (9,000)
  Net increase in other borrowings                                                       16,953       56,000
                                                                                      ---------     --------

   Net cash provided by financing activities                                             67,162       22,696
                                                                                      ---------     --------

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS                                   (102,566)      58,748

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                                          347,601      292,570
                                                                                      ---------     --------

CASH AND CASH EQUIVALENTS, END OF PERIOD                                              $ 245,035     $351,318
                                                                                      =========     ========


SUPPLEMENTAL CASH FLOW INFORMATION:
  Interest paid                                                                       $  32,397     $ 29,985
  Income tax payments, net                                                            $   5,245     $  4,650
  Noncash investing and financing activities:
   Other real estate acquired through foreclosure                                     $   4,039     $  2,140
   Loans made to facilitate sales of other real estate owned                          $     582     $    909
   Mortgage loans exchanged for investment securities available for sale              $  35,875     $      -

See notes to interim consolidated financial statements.

                        EAST WEST BANK AND SUBSIDIARIES
              NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
                                 (UNAUDITED)


1.   BASIS OF PRESENTATION

     The interim consolidated financial statements of East West Bank and Subsidiaries (the "Bank"), are unaudited and should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Bank's Annual Report for the year ended December 31, 1997. A summary of the Bank's significant accounting policies is set forth in Note 1 to the Consolidated Financial Statements in the 1997 Annual Report.

     In the opinion of management, all adjustments generally comprised of normal and recurring accruals necessary for fair presentation of the interim financial statements have been included and all intercompany transactions and accounts have been eliminated in consolidation. Operating results for the six months ended June 30, 1998, are not necessarily indicative of the results that may be expected for the year ending December 31, 1998.

Earnings per Share and Reporting Comprehensive Income
-----------------------------------------------------

     The Bank has adopted SFAS No. 128, "Earnings per Share," effective for periods ending after December 15, 1997, and SFAS No. 130, "Reporting Comprehensive Income," effective for fiscal years beginning after December 15, 1997. Adoption of these accounting standards did not affect previously reported earnings per share data for fiscal years ending prior to January 1, 1998.

Recent Accounting Pronouncements
--------------------------------

     In February 1998, SFAS No. 132, "Statement on Employers' Disclosures about Pensions and Other Postretirement Benefits," was issued and effective for fiscal years beginning after December 15, 1997. The adoption of this standard is not expected to have a material impact on the Bank's consolidated financial statements.

     In June 1998, SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," was issued and effective for fiscal years beginning after June 15, 1999. Management of the Bank has not yet determined whether the adoption of this standard will have a material impact on the Bank's results of operations or financial position when adopted.

Reclassification
----------------

     Certain reclassification of 1997 amounts were made in order to conform to the 1998 presentation, none of which affect previously reported net income.

                        EAST WEST BANK AND SUBSIDIARIES
              NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
                                 (UNAUDITED)


2.   STOCK OPTIONS AND WARRANTS

     The Bank adopted the 1998 Employee Stock Incentive Plan on June 25, 1998. Under the Plan, the Bank may grant options not to exceed 1,902,000 shares of common stock over a ten-year period. The initial awards under the Plan were granted on June 25, 1998 with a four-year vesting period and a ten-year contractual life. As of June 30, 1998, 30,000 options had been granted to nonemployee directors under the Plan. The Bank also granted 475,500 stock warrants to its consultants on June 12, 1998 with a five-year contractual life.

     The Bank applies SFAS No. 123, "Accounting for Stock-Based Compensation," in accounting for its Stock Plan. Since no significant compensation cost was incurred as of June 30, 1998, the Bank's net income and earnings per share for the six months ended June 30, 1998 and 1997 were not affected by the adoption of SFAS No. 123.

     A summary of the Bank's stock options and warrants as of June 30, 1998 and changes during the six months ended June 30, 1998 is presented below:


                                                               STOCK OPTIONS                             STOCK WARRANTS
                                                    ------------------------------------        ---------------------------------
                                                                             WEIGHTED                                  WEIGHTED
                                                                             AVERAGE                                   AVERAGE
                                                                             EXERCISE                                  EXERCISE
                                                        SHARES                PRICE                SHARES               PRICE
                                                    --------------        --------------        -------------        ------------
Outstanding at December 31, 1997                          -               $            -                    -        $          -
Granted                                                  1,676,500                 10.00              475,500               10.00
                                                    --------------        --------------        -------------        ------------
Outstanding at June 30, 1998                             1,676,500        $        10.00              475,500        $      10.00
                                                    ==============        ==============        =============        ============

Options/warrants  exercisable at June 30, 1998           None                                         475,500
Weighted average fair value of
 options/warrants granted during the period         $        10.00                              $       10.00


3.   SIGNIFICANT TRANSACTIONS

     In April 1998, the Bank exchanged $35.9 million of mortgage loans for investment securities available for sale. No gain or loss was realized as a result of this transaction.

4.   LOANS TO OFFICERS AND DIRECTORS

     One of the Bank's directors is a guarantor of an extension of credit to a commercial business. At June 30, 1998, total approved commitment amounted to $680,000 with an outstanding balance of $180,000.

                        EAST WEST BANK AND SUBSIDIARIES
              NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
                                 (UNAUDITED)


5.   COMMITMENTS AND CONTINGENCIES

     CREDIT EXTENSIONS - In the normal course of business, there are various outstanding commitments to extend credit which are not reflected in the accompanying consolidated financial statements. The Bank does not anticipate losses as a result of these transactions; however, the commitments are a component of the allowance for loan losses. Commercial and standby letters of credit totaled $126,899,000 and $87,737,000 at June 30, 1998 and December 31, 1997, respectively. In addition, the Bank had unfunded loan commitments of $178,490,000 and $171,656,000 at June 30, 1998 and December 31, 1997,
respectively.

     LITIGATION - The Bank is a party to various legal proceedings arising in the normal course of business. While it is difficult to predict the ultimate outcome of such litigation, the Bank does not expect that such litigation will have a material adverse effect on its financial position as of June 30, 1998.

     LEASE COMMITMENTS - The Bank conducts a portion of its operations utilizing leased premises and equipment under operating leases. Rental expense amounted to $682,000 and $530,000 for the six months ended June 30, 1998 and 1997, respectively.

6.   SUBSEQUENT EVENTS

     Subsequent to June 30, 1998, East West Bankcorp, Inc. (the "Company"), a newly formed Delaware corporation, has been organized at the direction of the Bank's Board of Directors for the purpose of becoming a bank holding company. The Company will acquire all of the outstanding shares of the Bank by issuing, subject to certain limitations, common stock in the Company to each of the Bank's shareholders, in exchange for all of the outstanding shares of the Bank's common stock. Upon approval of the Plan of Reorganization and Merger Agreement, the Bank will become a subsidiary of the newly formed holding company.

     Upon completion of the reorganization, the Company's 1998 Employee Stock Incentive Plan will replace the Bank's 1998 Employee Stock Incentive Plan. Further, the Company has adopted the 1998 Employee Stock Purchase Plan to provide eligible employees of the Company and its subsidiaries the opportunity to participate in the ownership of the Company by acquiring the right to purchase shares of the Company's common stock at a discount. The Purchase Plan covers a total of 1,000,000 shares of the Company Common Stock.

INDEPENDENT AUDITORS' REPORT



To the Board of Directors and Stockholders of East West Bank and Subsidiaries
San Marino, California:



We have audited the accompanying consolidated statements of financial condition of East West Bank and subsidiaries (the "Bank") as of December 31, 1997, and 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These consolidated financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of East West Bank and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.



January 30, 1998
Los Angeles, California

                        EAST WEST BANK AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                                                                                  DECEMBER 31,
                                                                                             1997              1996
                                                                                          ----------        ----------
                                                                                            (DOLLARS IN THOUSANDS)
                                     ASSETS

  Cash and cash equivalents                                                               $  347,601        $  292,570
  Investment securities available for sale at fair value                                     374,810           406,468
  Loans receivable, net                                                                      927,944           851,973
  Loans held for sale, at lower of cost or market                                              6,906            10,667
  Investment in Federal Home Loan Bank stock, at cost                                         13,881            10,074
  Other real estate owned, net                                                                 3,217             3,491
  Real estate investment                                                                      14,388
  Premises and equipment, net                                                                 24,192            23,861
  Premiums on deposits acquired, net                                                           3,692             4,737
  Excess of purchase price over fair value of net assets acquired, net                         3,787             3,984
  Accrued interest receivable and other assets                                                13,921            13,722
                                                                                          ----------        ----------
     TOTAL                                                                                $1,734,339        $1,621,547
                                                                                          ==========        ==========

                     LIABILITIES AND STOCKHOLDERS' EQUITY

  Customer deposit accounts                                                               $1,235,072        $1,182,886
  Other borrowings                                                                           139,000           244,000
  Federal Home Loan Bank advances                                                            211,000            55,000
  Notes payable                                                                                1,615
  Accrued expenses and other liabilities                                                       9,461             8,871
  Deferred income taxes                                                                        2,781             5,141
                                                                                          ----------        ----------
     Total liabilities                                                                     1,598,929         1,495,898

FAIR VALUE OF NET ASSETS ACQUIRED IN EXCESS
  OF PURCHASE PRICE, NET                                                                       2,858             3,274

COMMITMENTS AND CONTINGENCIES (Note 14)

STOCKHOLDERS' EQUITY:
  Common stock, stated value $1 per share; 200,000,000 shares
    authorized; 110,000,000 shares issued and outstanding                                    110,000           110,000
  Unrealized losses on investment securities available for sale, net of tax                   (1,138)             (304)
  Retained earnings                                                                           23,690            12,679
                                                                                          ----------        ----------
     Total stockholders' equity                                                              132,552           122,375
                                                                                          ----------        ----------
     TOTAL                                                                                $1,734,339        $1,621,547
                                                                                          ==========        ==========

                See notes to consolidated financial statements.

                        EAST WEST BANK AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                        YEAR ENDED DECEMBER 31,
                                                                                1997             1996            1995
                                                                            -----------      -----------      -----------
                                                                            (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
INTEREST AND DIVIDEND INCOME:
  Loans receivable, including fees                                          $    72,577      $    62,706      $    59,648
  Investment securities available for sale                                       34,515           34,170           25,707
                                                                            -----------      -----------      -----------
       Total interest and dividend income                                       107,092           96,876           85,355
                                                                            -----------      -----------      -----------

INTEREST EXPENSE:
  Customer deposit accounts                                                      48,394           49,716           48,760
  Federal Home Loan Bank advances                                                 5,441            3,170            3,326
  Other borrowings                                                                8,811            4,382            2,290
                                                                            -----------      -----------      -----------
       Total interest expense                                                    62,646           57,268           54,376
                                                                            -----------      -----------      -----------

NET INTEREST INCOME BEFORE LOSS PROVISION                                        44,446           39,608           30,979

PROVISION FOR LOAN LOSSES                                                         5,588            4,398            6,200
                                                                            -----------      -----------      -----------
NET INTEREST INCOME AFTER LOSS PROVISION                                         38,858           35,210           24,779
                                                                            -----------      -----------      -----------

NONINTEREST INCOME:
  Loan fees                                                                       1,688            1,779            1,034
  Branch fees                                                                     2,091            1,702            1,401
  Letters of credit fees and commissions                                          1,166              453              136
  Net gain (loss) on sales of investment securities
    available for sale                                                            2,717              492             (215)
  Amortization of fair value of net assets acquired in
    excess of purchase price                                                        415              415              415
  Other operating income                                                            416              730              731
                                                                            -----------      -----------      -----------
       Total noninterest income                                                   8,493            5,571            3,502
                                                                            -----------      -----------      -----------

NONINTEREST EXPENSE:
  Compensation and employee benefits                                             15,732           12,884           10,788
  Net occupancy                                                                   4,646            4,110            4,172
  Deposit insurance premiums and regulatory assessments                             148            2,721            2,584
  SAIF recapitalization assessment                                                                 7,040
  Data processing                                                                 1,239            1,069              906
  Amortization of premiums on deposits acquired and excess
    of purchase price over fair value of net assets acquired                      1,241            1,241            1,242
  Other real estate owned operations, net                                           300            1,061            2,323
  Other operating expenses                                                        5,704            4,963            4,570
                                                                            -----------      -----------      -----------
       Total noninterest expense                                                 29,010           35,089           26,585
                                                                            -----------      -----------      -----------

EARNINGS BEFORE PROVISION FOR INCOME TAXES                                       18,341            5,692            1,696

PROVISION FOR INCOME TAXES                                                        7,330            2,486              653
                                                                            -----------      -----------      -----------
NET EARNINGS                                                                $    11,011      $     3,206      $     1,043
                                                                            ===========      ===========      ===========

BASIC AND DILUTED EARNINGS PER SHARE (1)                                    $      0.46      $      0.13      $      0.04
AVERAGE NUMBER OF SHARES OUTSTANDING (1)                                     23,775,000       23,775,000       23,775,000

(1) Adjusted to reflect the 118,875 for 550,000 reverse stock split effective June 11, 1998.
See notes to consolidated financial statements.

                        EAST WEST BANK AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                UNREALIZED
                                                                                LOSSES ON
                                                                                INVESTMENT
                                                                                SECURITIES                      TOTAL
                                                               ADDITIONAL       AVAILABLE                       STOCK-
                                                 COMMON         PAID-IN          FOR SALE,       RETAINED      HOLDERS'
                                                  STOCK         CAPITAL         NET OF TAX       EARNINGS       EQUITY
                                                --------       ----------       ----------       --------      --------
                                                                        (DOLLARS IN THOUSANDS)
BALANCE, JANUARY 1, 1995                        $    100        $ 67,721          $(2,808)       $ 8,430       $ 73,443

  Net earnings                                                                                     1,043          1,043

  Capital contribution                            42,179                                                         42,179

  Common stock issued in relation
    to the conversion to a state-
    chartered commercial bank                     67,721         (67,721)

  Net change in unrealized losses
    on investment securities
    available for sale, net of tax                                                  1,625                         1,625
                                                --------        --------          -------        -------       --------
BALANCE, DECEMBER 31, 1995                       110,000             -             (1,183)         9,473        118,290

  Net earnings                                                                                     3,206          3,206

  Net change in unrealized losses
    on investment securities
    available for sale, net of tax                                                    879                           879
                                                --------        --------          -------        -------       --------
BALANCE, DECEMBER 31, 1996                       110,000             -               (304)        12,679        122,375

  Net earnings                                                                                    11,011         11,011

  Net change in unrealized losses
    on investment securities
    available for sale, net of tax                                                   (834)                         (834)
                                                --------        --------          -------        -------       --------
BALANCE, DECEMBER 31, 1997                      $110,000        $    -            $(1,138)       $23,690       $132,552
                                                ========        ========          =======        =======       ========

See notes to consolidated financial statements.

                        EAST WEST BANK AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                            YEAR ENDED DECEMBER 31,
                                                                                     1997           1996             1995
                                                                                  ---------       ---------        --------
                                                                                            (DOLLARS IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net earnings                                                                    $  11,011       $   3,206        $  1,043
                                                                                  ---------       ---------        --------
  Adjustments to reconcile net earnings to net cash provided by operating activities:
    Net amortization of premiums                                                      1,166           2,101             950
    Depreciation and amortization                                                     2,019           1,658           1,590
    Net loan fees deferred                                                            1,529           2,030             347
    Deferred tax provision                                                           (1,633)          1,347             626
    Provision for loan losses                                                         5,588           4,398           6,200
    Provision for other real estate owned losses                                        412             702           1,900
    Net gains on sales of investment securities and other assets                     (3,729)         (1,613)           (119)
    Federal Home Loan Bank stock dividends                                             (641)           (559)           (460)
    Proceeds from sale of loans held for sale                                        73,205          88,849          17,403
    Originations of loans held for sale                                             (62,885)        (55,409)        (21,152)
    (Increase) decrease in accrued interest receivable and other assets                (934)         (4,498)            857
    Increase (decrease) in accrued expenses and other liabilities                       420           1,080          (2,755)
                                                                                  ---------       ---------        --------
          Total adjustments                                                          14,517          40,086           5,387
                                                                                  ---------       ---------        --------
          Net cash provided by operating activities                                  25,528          43,292           6,430
                                                                                  ---------       ---------        --------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Net change in loans                                                              (128,184)       (113,451)         13,830
  Purchase of:
    Premises and equipment                                                           (2,365)         (2,439)         (1,654)
    Federal Home Loan Bank stock                                                     (3,166)                           (169)
    Loans                                                                            (8,098)        (14,438)         (6,248)
    Interest-bearing deposits in other banks                                                                           (196)
    Investment securities available for sale                                       (638,295)       (459,601)        (64,258)
    Real estate investment                                                          (12,983)
  Proceeds from sale, maturity, redemption or repayment of:
    Investment securities available for sale                                        714,207         406,593         150,493
    Premises and equipment                                                                3              75             707
    Interest-bearing deposits in other banks                                                             98             294
    Other real estate owned                                                           5,194           5,527           6,522
  Principal repayments on foreclosed properties                                           4             118              74
                                                                                  ---------       ---------        --------
          Net cash (used in) provided by investing activities                       (73,683)       (177,518)         99,395
                                                                                  ---------       ---------        --------
                                                                                                               (Continued)

See notes to consolidated financial statements.

                        EAST WEST BANK AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                YEAR ENDED DECEMBER 31,
                                                                          1997           1996            1995
                                                                       ---------        --------       --------
                                                                                (DOLLARS IN THOUSANDS)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net change in deposits                                               $  52,186        $ 25,417       $ 90,523
  Proceeds from Federal Home Loan Bank advances                          313,397                          5,000
  Repayment of Federal Home Loan Bank advances                          (157,397)         (6,000)
  Net increase (decrease) in other borrowings                           (105,000)        224,309        (87,602)
  Capital contributions                                                                                  42,179
                                                                       ---------        --------       --------
     Net cash provided by financing activities                           103,186         243,726         50,100
                                                                       ---------        --------       --------
NET INCREASE IN CASH AND CASH EQUIVALENTS                                 55,031         109,500        155,925

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                             292,570         183,070         27,145
                                                                       ---------        --------       --------
CASH AND CASH EQUIVALENTS, END OF YEAR                                 $ 347,601        $292,570       $183,070
                                                                       =========        ========       ========

SUPPLEMENTAL CASH FLOW INFORMATION:
  Interest paid                                                        $  61,677        $ 57,156       $ 54,278
  Income tax payments (refunds), net                                   $  10,050        $  1,389       $ (1,089)
  Noncash investing and financing activities:
    Other real estate acquired through foreclosure                     $   6,710        $  5,754       $ 12,454
    Loans made to facilitate sales of other real estate owned          $   1,690        $  2,368       $  5,871
    Mortgage loans exchanged for investment securities
      available for sale                                               $  43,466        $    -         $ 33,100
    Real estate investment acquired through notes payable              $   1,615        $    -         $    -
    Transfer of investment securities from held to maturity
      to available for sale                                            $     -          $    -         $366,861

See notes to consolidated financial statements.

                        EAST WEST BANK AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   The accounting and reporting policies of East West Bank and subsidiaries (the "Bank") are in accordance with generally accepted accounting principles and conform to practices within the banking industry.

   Effective April 1995, Nuri Investments, former holding company of the Bank, was dissolved. As a result of the dissolution, the existing 100,000 shares of common stock that were wholly owned by Nuri Investments were distributed to the owners of Nuri Investments.

   On July 31, 1995, the Bank officially converted from a federal savings bank to a California state-chartered commercial bank. Upon conversion, the Bank changed its name from East-West Federal Bank, f.s.b. to East West Bank. At the time of conversion, the owners contributed additional capital of $42,179,000 to the Bank, and the existing 100,000 shares of common stock were converted to 110,000,000 shares of common stock. In addition, the total authorized number of shares increased from 4,000,000 to 200,000,000 shares.

   NATURE OF OPERATIONS - The Bank offers a full range of banking services to individuals and small to large businesses from its 22 branches located throughout California. The Bank specializes in financing international trade and lending for commercial, construction, and residential real estate projects. The Bank's revenue is derived from providing financing for residential and commercial real estate and business customers, as well as investing activities. Funding for lending and investing activities is obtained through acceptance of customer deposits, Federal Home Loan Bank advances and other borrowing activities.

   PRINCIPLES OF CONSOLIDATION - The consolidated financial statements include the accounts of East West Bank and its wholly owned subsidiaries, E-W Services, Inc. and East-West Investments, Inc. All material intercompany transactions and accounts have been eliminated in consolidation.

   INVESTMENT SECURITIES - Investment securities available for sale are reported at estimated fair value, with unrealized gains and losses, net of related tax effect, excluded from operations and reported as a separate component of stockholders' equity. Amortization of premiums and accretion of discounts on debt securities are recorded as yield adjustments on such securities using the effective interest method. The specific identification method is used for purposes of determining cost in computing realized gains and losses on investment securities sold.

   In May 1995, the Bank transferred $366,861,000 of its held-to-maturity investment securities with an unrealized loss of $10,475,000 to the available-for-sale portfolio for asset and liability management purposes. Under the Bank's current operating plan, all securities will be classified as available for sale in the foreseeable future.

   DERIVATIVE FINANCIAL INSTRUMENTS - The Bank is party to certain derivative transactions, including interest rate swaps and interest rate caps. These contracts are entered into for purposes of reducing the Bank's interest rate risk and not for trading purposes. The carrying values of derivative financial instruments are included in other assets.

   Interest rate swaps are entered into for purposes of modifying the interest
   rate characteristics of certain loans within the Bank's loan portfolio.   The
   interest rate swaps involve no exchange of principal either at inception or upon maturity; rather, they involve the periodic exchange of interest payments arising from an underlying notional principal amount. Interest rate swaps are reported at their initial cost, and unrealized gains or losses resulting from changes in their fair value are not recorded in the financial statements. Revenues or expenses associated with these agreements are accounted for on an accrual basis and are recognized as an adjustment to interest income on loans receivable, based on the interest rates currently in effect for such contracts.

   The Bank purchases interest rate caps for purposes of hedging against fluctuations in the fair value of the Bank's investment securities available-for-sale portfolio. The interest rate caps involve the payment of a one-time premium to a counterparty who, if interest rates rise above a predetermined level, will make payments to the Bank at an agreed-upon rate for the term of the agreement until such time as interest rates fall below the cap level.
   The premiums paid for the interest rate caps are amortized to interest income on investments over the term of the agreements. The interest rate caps are reported at their estimated fair value, with unrealized gains and losses recognized in a separate component of stockholders' equity (net of tax effects) consistent with the hedged securities. Amounts receivable on the cap agreements are accrued and recognized as interest income on investments.

   Upon termination or sale of a hedged item or if a hedge otherwise ceases to be effective, the related derivative financial instrument is accounted for at fair value, with resulting gains or losses being recorded in earnings, together with the gain or loss upon termination or sale of the hedged item, if applicable. If such derivative instruments are subsequently redesignated as a hedge, their fair value upon redesignation becomes their new cost basis which is amortized into earnings over the remaining life of the instrument.

   LOANS RECEIVABLE - Loans receivable which management has the intent and ability to hold for the foreseeable future or until maturity are stated at their outstanding principal, reduced by an allowance for loan losses and deferred loan fees. Interest on loans is calculated using the simple-interest method on daily balances of the principal amount outstanding. Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, that the borrower's financial condition is such that collection of interest is doubtful. Generally, loans are placed on nonaccrual status when they become 90 days past due.

   Loans held for sale are carried at the lower of aggregate cost or market value. A valuation allowance is established if the market value of such loans is lower than their cost and operations are charged for valuation adjustments.

   Nonrefundable fees and direct costs associated with the origination or purchase of loans are deferred and netted against outstanding loan balances. The deferred net loan fees and costs are recognized in interest income as an adjustment to yield over the loan term using the effective interest method.

   A loan is impaired when it is probable that a creditor will be unable to collect all amounts due (principal and interest) according to the contractual terms of the loan agreement. Impaired loans are measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as an expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent.

   PROVISION AND ALLOWANCE FOR LOAN LOSSES - The determination of the balance in the allowance for loan losses is based on an analysis of the loan portfolio and reflects an amount that, in management's judgment, is adequate to provide for probable losses after giving consideration to estimated losses on specifically identified impaired loans, as well as the characteristics of the loan portfolio, current economic conditions, past credit loss experience and such other factors as deserve current recognition in estimating credit losses. The provision for loan losses is charged to expense. Consumer and other homogeneous smaller balance loans are reviewed on a collective basis for impairment.

   OTHER REAL ESTATE OWNED - Other real estate owned represents real estate acquired through foreclosure and is recorded at fair value at the time of foreclosure. Loan balances in excess of fair value of the real estate acquired at the date of foreclosure are charged against the allowance for loan losses. Any subsequent operating expenses or income, reduction in estimated values, and gains or losses on disposition of such properties are charged to current operations. Revenue recognition upon disposition of the property is dependent on the sale having met certain criteria relating to the buyer's initial investment in the property sold.

   REAL ESTATE INVESTMENT - The Bank owns six limited partnership interests in projects of affordable housing for lower income tenants. Three of the investments in which the Bank has significant influence are recorded using the equity method of accounting. The remaining investments are being amortized using the level-yield method over the life of the related tax credits. The tax credits are being recognized in the consolidated financial statements to the extent they are utilized on the federal tax return.

   PREMISES AND EQUIPMENT - Bank premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed based on the straight-line method over the estimated useful lives of the various classes of assets. The ranges of useful lives for the principal classes of assets are as follows:

          Buildings and building improvements                25 years
          Furniture, fixtures and equipment                  3 to 10 years
          Leasehold improvements                             Term of lease or useful life, whichever is shorter

   INTANGIBLE ASSETS - Excess of purchase price over fair value of net assets acquired and fair value of net assets acquired in excess of purchase price are amortized using the straight-line method over 25 years. Premiums on deposits represent the intangible value of depositor relationships resulting from deposit liabilities assumed in acquisitions and are amortized using the straight-line method over 10 years.

   STOCK OF FEDERAL HOME LOAN BANK OF SAN FRANCISCO - As a member of the Federal Home Loan Bank ("FHLB") of San Francisco, the Bank is required to own common stock in the FHLB of San Francisco based upon the Bank's balance of residential mortgage loans and outstanding FHLB advances.

   OTHER BORROWINGS - The Bank enters into sales of securities pursuant to repurchase agreements (reverse repurchase agreements) with the FHLB and primary dealers only, which provide for the repurchase of the same security with substantially the same terms as the security sold. The reverse repurchase agreements are typically collateralized by U.S. government or agency mortgage-backed securities that are held in safekeeping in the name of the Bank by the dealers who arranged the transaction. These agreements are accounted for as financings, and the obligations of the Bank to repurchase the securities are reflected as liabilities. The securities underlying the agreements remain in the asset accounts in the consolidated balance sheets.

   INCOME TAXES - Deferred income taxes are recognized for the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year-end, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income.

   RELATED PARTY TRANSACTIONS - The Bank has entered into certain related party transactions with its affiliates in the normal course of business. These transactions are conducted at market terms.

   EARNINGS PER SHARE - Earnings per share for all periods presented are calculated based upon the weighted average number of common shares outstanding during the year using the treasury stock method. There is no difference between basic and diluted earnings per share in any of the years reported.

   ACCOUNTING FOR TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENTS OF LIABILITIES - The Bank adopted SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," on a prospective basis beginning January 1, 1997. The new Statement establishes criteria based on legal control to determine whether a transfer of a financial asset is a sale or a secured borrowing. A sale is recognized when the Bank relinquishes control over a financial asset and is compensated for such asset. The difference between the net proceeds received and the carrying amount of the financial asset(s) being sold or securitized is recognized as a gain or loss on sale.

   In general, the Bank expects that transactions recorded as sales under prior accounting standards would have continued to qualify for sales accounting treatment under the new Statement. The adoption of the new Statement did not have a material impact on the consolidated financial position or financial results of the Bank.

   RECENT ACCOUNTING PRONOUNCEMENTS - The Financial Accounting Standards Board recently issued SFAS No. 130, "Reporting Comprehensive Income," which provides guidance for the reporting and presentation of comprehensive income and its components in the financial statements. This Statement is effective for fiscal years beginning after December 15, 1997. The Bank will incorporate these disclosures at the time these pronouncements are adopted.

   SFAS No. 132, "Statement on Employers' Disclosures about Pensions and Other Postretirement Benefits," was issued and effective for fiscal years beginning after December 15, 1997. The adoption of this standard is not expected to have a material impact on the Bank's consolidated financial statements.

   SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," was issued and effective for fiscal years beginning after June 15, 1999. Management of the Bank has not yet determined whether the adoption of this standard will have a material impact on the Bank's results of operations or financial position when adopted.

   USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.
   Actual results could differ from those estimates.

   RECLASSIFICATIONS - Certain reclassifications have been made to the prior year financial statements to conform to the current year presentation.

2. CASH AND CASH EQUIVALENTS

   Cash and cash equivalents include cash, amounts due from banks, and short-term investments with maturities of less than three months. Short-term investments, which include federal funds sold and securities purchased pursuant to resale agreements, are recorded at cost, which approximates market.

   At December 31, 1997 and 1996, mortgage-backed securities purchased pursuant to resale agreements amounted to $313,000,000 and $253,000,000, respectively. The maximum amount of outstanding resale agreements at any month-end during 1997 and 1996 was $322,000,000 and $253,000,000, respectively. For the years ended December 31, 1997 and 1996, the average balance of outstanding resale agreements was $198,805,000 and $117,112,000, respectively.

   The Bank has a $13,000,000 federal funds line commitment with an affiliate. This line is collateralized by loans with a total market value of 130% of the commitment amount. At December 31, 1997, $10,000,000 of the line commitment has been drawn.

   The Bank is required to maintain a percentage of its deposits as reserves at the Federal Reserve Bank. The daily average reserve balance requirement was approximately $3,776,000 and $4,201,000 at December 31, 1997 and 1996,
   respectively.


3. INVESTMENT SECURITIES AVAILABLE FOR SALE

   Available for sale securities are summarized as follows:

                                                                              DECEMBER 31, 1997
                                                               ---------------------------------------------------
                                                                               GROSS          GROSS      ESTIMATED
                                                               AMORTIZED     UNREALIZED    UNREALIZED      FAIR
                                                                 COST          GAINS         LOSSES        VALUE
                                                                            (DOLLARS IN THOUSANDS)
  Mortgage-backed securities                                    $376,138       $  188        $(1,516)     $374,810
                                                                ========       ======        =======      ========
                                                                              DECEMBER 31, 1996
                                                               ---------------------------------------------------
                                                                               GROSS          GROSS      ESTIMATED
                                                               AMORTIZED     UNREALIZED    UNREALIZED      FAIR
                                                                 COST          GAINS         LOSSES        VALUE
                                                                            (DOLLARS IN THOUSANDS)
  U.S. government and agency obligations                        $ 55,062       $   58        $     -      $ 55,120
  Mortgage-backed securities                                     351,768        1,417         (1,837)      351,348
                                                                --------       ------        -------      --------
    Total                                                       $406,830       $1,475        $(1,837)     $406,468
                                                                ========       ======        =======      ========

   For the years ended December 31, 1997, 1996, and 1995, proceeds from sales of available for sale securities were $622,009,000, $290,891,000, and $109,886,000, respectively, with related gross realized gains of $3,260,000, $974,000, and $717,000, and gross realized losses of $543,000, $482,000, and
   $932,000, respectively.

   Accrued interest receivable amounted to $1,749,000 and $2,636,000 at December 31, 1997 and 1996, respectively.

   The carrying amount of mortgage-backed securities with adjustable rates totaled $361,193,000 and $330,931,000 at December 31, 1997 and 1996,
   respectively.

   Mortgage-backed securities are not due at single maturity dates and are subject to prepayments.

   At December 31, 1997 and 1996, investment securities with a carrying value of $338,650,000 and $260,509,000, respectively, were pledged to secure public deposits, other borrowings, interest rate swap agreements and for other purposes required or permitted by law.


4. DERIVATIVE FINANCIAL INSTRUMENTS

   Derivative positions are integral components of the Bank's asset and liability management activities. Therefore, the Bank does not believe it is meaningful to separately analyze the derivatives component of its risk management activities in isolation from related positions.

   The Bank uses derivative instruments, primarily interest rate swap and cap agreements, as part of its management of asset and liability positions in connection with its overall goal of minimizing the impact of interest rate fluctuations on the Bank's net interest margin or its stockholders' equity. Derivatives are used as hedges against market fluctuations in the Bank's available-for-sale securities portfolio, and to effectively convert certain fixed rate commercial real estate loans to floating rate assets. As of December 31, 1997 and 1996, all interest rate swaps were designated for purposes of converting fixed rate loans to floating rate, and interest rate cap agreements were designated as hedges against the available-for-sale securities portfolio.

The following table reflects summary information on derivative contracts used to hedge the Bank's interest rate risk as of December 31, 1997 and 1996. Amounts included in the estimated fair value column do not include gains or losses from changes in the value of the underlying asset or liability being hedged. Notional amounts are not exchanged but serve as a point of reference for calculating payments and do not represent exposure to credit or market risk. Amounts shown as unamortized premiums paid for interest rate swaps represent the cost basis of such instruments resulting from a prior mark-to-market adjustment upon sale of a previously hedged item, and subsequent redesignation to the current hedged item.


                                                                               DECEMBER 31, 1997
                                                      -------------------------------------------------------------------
                                                                   UNAMORTIZED      GROSS            GROSS      ESTIMATED
                                                       NOTIONAL     PREMIUM       UNREALIZED      UNREALIZED      FAIR
                                                        AMOUNT        PAID          GAINS           LOSSES        VALUE
                                                                            (DOLLARS IN THOUSANDS)
Interest rate swap agreements:
  Maturing on November 13, 2002,
    pay 6.31% fixed and receive
    3-month LIBOR                                       $14,000       $478        $    -             $(629)       $(151)
  Maturing on May 22, 1998, pay
    6.06% fixed and receive
    3-month LIBOR                                         8,000                                         (7)          (7)
  Maturing on January 17, 2002, pay
    6.89% fixed and receive
    3-month LIBOR                                         4,500                                       (146)        (146)
  Maturing on October 10, 2001,
    pay 6.46% fixed and receive
    3-month LIBOR                                        10,000                                       (159)        (159)

Interest rate cap agreements:
  Maturing on October 24, 2002,
    7.00% LIBOR cap                                      18,000        559                            (369)         190
  Maturing on April 10, 2001, 6.50%
    LIBOR cap                                            18,000        330                            (200)         130

                                                                               DECEMBER 31, 1996
                                                      -------------------------------------------------------------------
                                                                  UNAMORTIZED       GROSS            GROSS      ESTIMATED
                                                         NOTIONAL   PREMIUM       UNREALIZED      UNREALIZED       FAIR
                                                          AMOUNT      PAID          GAINS           LOSSES        VALUE
                                                                            (DOLLARS IN THOUSANDS)
Interest rate swap agreements:
  Maturing on November 13, 2002,
    pay 6.31% fixed and receive
    3-month LIBOR                                       $14,000       $580        $    -             $(678)       $ (98)
  Maturing on May 22, 1998, pay
    6.06% fixed and receive
    3-month LIBOR                                         8,000          8                             (33)         (25)
  Maturing on January 17, 2002, pay
    6.89% fixed and receive
    3-month LIBOR                                         4,500                                       (104)        (104)
  Maturing on October 10, 2001,
    pay 6.46% fixed and receive
    3-month LIBOR                                        10,000         26                             (73)         (47)

Interest rate cap agreements:
  Maturing on October 24, 2002,
    7.00% LIBOR cap                                      18,000        676                            (147)         529
  Maturing on April 10, 2001, 6.50%
    LIBOR cap                                            18,000        395               2                          397

The estimated fair value of the derivative financial instruments was determined using quoted market prices from dealers.

The Bank is exposed to credit-related losses in the event of nonperformance by counterparties to financial instruments but does not expect any counterparties to fail to meet their obligations. The Bank deals only with highly rated counterparties. The current credit exposure of derivatives is represented by the estimated fair value of contracts having positive fair values at the reporting date.

5. LOANS RECEIVABLE

   The following is a summary of loans receivable:


                                                                             DECEMBER 31
                                                                        ----------------------
                                                                          1997          1996
                                                                        (DOLLARS IN THOUSANDS)

     Real estate loans:
        Residential, one to four units                                   $349,572     $414,603
        Residential, multifamily                                          144,147      141,649
        Commercial and industrial real estate                             269,028      214,599
        Construction                                                       27,020       11,607
     Other loans:
        Business, commercial                                              138,408       71,672
        Automobile                                                          5,259        3,877
        Other consumer                                                      9,137        5,953
                                                                         --------     --------
                                                                          942,571      863,960

     Unearned fees, premiums and discounts, net                            (2,354)      (1,903)
     Allowance for estimated losses                                       (12,273)     (10,084)
                                                                         --------     --------

     Total                                                               $927,944     $851,973
                                                                         ========     ========

   The weighted average interest rate on loans receivable at December 31, 1997 and 1996 was 8.09% and 7.82%, respectively. Accrued interest on loans receivable amounted to $5,620,000 and $4,880,000 at December 31, 1997 and 1996, respectively.

   Loans serviced for others amounted to approximately $203,142,000 and $170,919,000 at December 31, 1997 and 1996, respectively, of which $2,902,000 and $4,936,000, respectively, represent loans serviced for an affiliate of the Bank.

   CREDIT RISK AND CONCENTRATION - Commercial and multifamily residential real estate loans are considered by management to be of somewhat greater risk of uncollectibility due to the dependency on income production or future development of the real estate. Substantially all of the Bank's real estate loans are secured by real properties located in California.

   Over 90% of the Bank's loans have original loan-to-value ratios equal to or less than 80%. The Bank generally requires customers to obtain private mortgage insurance on all fixed and adjustable rate residential loans with loan-to-value ratios above 80%.

6. ALLOWANCE FOR LOAN LOSSES

   LOANS RECEIVABLE - An analysis of the activity in the allowance for loan losses is as follows:


                                                                       YEAR ENDED
                                                                       DECEMBER 31
                                                             -------------------------------
                                                               1997        1996       1995
                                                                 (DOLLARS IN THOUSANDS)

       Balance, beginning of year                            $10,084     $ 8,735    $ 14,515
       Provision for loan losses                               5,588       4,398       6,200
       Recoveries                                                737         522         360
       Charges for realized losses                            (4,136)     (3,571)    (12,340)
                                                             -------     -------    --------

       Balance, end of year                                  $12,273     $10,084    $  8,735
                                                             =======     =======    ========

   At December 31, 1997 and 1996, the Bank has classified $17,594,000 and $14,502,000, respectively, of its loans as impaired, with specific reserves of $1,550,000 and $256,000, respectively. The average recorded investment in impaired loans during the years ended December 31, 1997 and 1996 was approximately $18,763,000 and $15,027,000, respectively. Interest income of $1,129,000, $839,000, and $1,234,000 was recognized on impaired loans during the years ended December 31, 1997, 1996, and 1995, respectively.

7. OTHER REAL ESTATE OWNED

   Other real estate owned consists of property obtained through foreclosure and purchased directly. Activity in the allowance for losses on other real estate owned is as follows:

                                                                    YEAR ENDED
                                                                    DECEMBER 31
                                                             -------------------------
                                                              1997     1996      1995
                                                               (DOLLARS IN THOUSANDS)

       Balance, beginning of year                            $   -    $   -    $   665
       Provision for losses                                    412      702      1,900
       Charges for realized losses                            (412)    (702)    (2,565)
                                                             -----    -----    -------

       Balance, end of year                                  $   -    $   -    $     -
                                                             =====    =====    =======

8. REAL ESTATE INVESTMENT

   The Bank has invested in six limited partnerships that were formed to develop and operate several apartment complexes designed as high-quality affordable housing for lower income tenants throughout the country. The Bank's ownership in each limited partnership varies from 1% to 19.8%. Three of the investments are being accounted for using the equity method of accounting, since the Bank exercises significant control over the partnership. The remaining investments are being amortized on a level yield method over the life of the related tax credits. Each of the partnerships must meet the regulatory requirements for affordable housing for a minimum 15 year compliance period to fully utilize the tax credits. If the partnerships cease to qualify during the compliance period, the credit is denied for any period in which the project is not in compliance and a portion of the credit previously taken is subject to recapture with interest.

   The portion of federal tax credits to be utilized over a multiple-year period is $17.4 million. During 1997, the Bank utilized $337,000 in tax credits and no tax credits were sold. Investment amortization amounted to $210,000.

   NOTES PAYABLE - The Bank financed the purchase of certain real estate tax credits on two properties currently under construction with nonrecourse notes which are collateralized by the Bank's partnership interest in the real estate investment tax credits. The notes are payable upon demand and if defaulted, interest will be imposed at an annual rate equal to the lesser of 16% per annum or the higher rate permitted by applicable law. No interest is due if the notes are paid on demand.



9. PREMISES AND EQUIPMENT

   Premises and equipment consist of the following:

                                                                          DECEMBER 31
                                                                     --------------------
                                                                       1997        1996
                                                                    (DOLLARS IN THOUSANDS)

       Land                                                          $ 9,796      $ 9,796
       Office buildings                                               11,084       11,084
       Leasehold improvements                                          2,201        1,223
       Furniture, fixtures and equipment                               8,989        7,723
                                                                     -------      -------
                                                                      32,070       29,826

       Accumulated depreciation and amortization                      (7,878)      (5,965)
                                                                     -------      -------

                                                                     $24,192      $23,861
                                                                     =======      =======

   Total depreciation and amortization expense for the years ended December 31, 1997, 1996, and 1995 was $2,019,000, $1,658,000, and $1,590,000,
   respectively.

10. CUSTOMER DEPOSIT ACCOUNTS

    Customer deposit account balances are summarized as follows:


                                                              DECEMBER 31
                                                        ------------------------
                                                           1997          1996
                                                        (DOLLARS IN THOUSANDS)

       Demand accounts:
         Passbook                                       $   99,974    $  102,635
         NOW                                                78,305        74,249
         Money market savings                              105,898       110,512
         Money market checking                              21,152        16,962
         Noninterest-bearing                                67,258        50,572
                                                        ----------    ----------

                                                           372,587       354,930
                                                        ----------    ----------

       Time deposits:
         Less than $100,000                                500,031       514,879
         $100,000 or greater                               362,454       313,077
                                                        ----------    ----------

                                                           862,485       827,956
                                                        ----------    ----------

       Total deposits                                   $1,235,072    $1,182,886
                                                        ==========    ==========

    At December 31, 1997, the scheduled maturities of time deposits are as follows:


                                             $100,000 OR  LESS THAN
                                               GREATER     $100,000     TOTAL
                                               -------     --------     -----
                                                   (DOLLARS IN THOUSANDS)

       1998                                    $344,830    $457,766    $802,596
       1999                                      11,386      28,928      40,314
       2000                                       6,000      11,051      17,051
       2001                                         238         450         688
       2002 and thereafter                                    1,836       1,836
                                               --------    --------    --------

                                               $362,454    $500,031    $862,485
                                               ========    ========    ========

    Accrued interest payable was $1,021,000 and $767,000 as of December 31, 1997 and 1996, respectively.

    Interest expense on customer deposits by account type is summarized as follows.

                                                           YEAR ENDED
                                                           DECEMBER 31
                                                  -----------------------------
                                                   1997       1996       1995
                                                     (DOLLARS IN THOUSANDS)

       Demand accounts:
         Passbook                                 $ 2,008    $ 2,087    $ 2,121
         NOW accounts                               1,173      1,070      1,110
         Money market savings                       3,184      2,991      2,702
         Money market checking                        622        402        284
       Time deposits:
         Less than $100,000                        24,771     27,078     27,343
         $100,000 or greater                       16,636     16,088     15,200
                                                  -------    -------    -------

                                                  $48,394    $49,716    $48,760
                                                  =======    =======    =======

11. OTHER BORROWINGS

    Other borrowings, which include securities sold under agreements to repurchase ("reverse repurchase agreements") and dollar reverse repurchase agreements, generally mature within 90 days from the transaction date. Information concerning short-term borrowings is summarized as follows:

                                                                  YEAR ENDED
                                                                  DECEMBER 31
                                                             ----------------------
                                                               1997          1996
                                                             (DOLLARS IN THOUSANDS)

       Balance at year-end                                    $139,000     $244,000
       Average balance during the year                        $157,054     $ 79,492
       Highest month-end balance during the year              $300,000     $244,000
       Weighted average interest rate during the year             5.61%        5.51%
       Weighted average interest rate at end of year              6.08%        5.64%

    Mortgage-backed securities underlying the agreements at year-end:

       Amortized cost                                         $147,167     $254,094
       Estimated fair value                                   $146,832     $254,235

12. FEDERAL HOME LOAN BANK ADVANCES

    FHLB advances and weighted average interest rates are summarized as follows:


       MATURING DURING                                                                                DECEMBER 31
         YEAR ENDING                                                                 -------------------------------------------
         DECEMBER 31                                                                       1997                      1996
                                                                                              (DOLLARS IN THOUSANDS)

              1997                                                                       -             -        6.13%    $ 9,000
              1998                                                                    5.61%     $180,000        4.99      15,000
              2000                                                                    5.71        17,000        5.71      17,000
              2003                                                                    5.94        14,000        5.94      14,000
                                                                                     -----      --------       -----     -------

                                                                                      5.64%     $211,000        5.64%    $55,000
                                                                                     =====      ========       =====     =======


    At December 31, 1997, FHLB fixed and variable interest rate advances amount to $165,000,000 and $46,000,000, respectively. All FHLB advances at December 31, 1996 are at fixed interest rates. The advances are secured by certain real estate loans with remaining principal balances of approximately $434,675,000 and $298,749,000 at December 31, 1997 and 1996, respectively.

13. INCOME TAXES

    The provision for income taxes consists of the following components:

                                                            YEAR ENDED
                                                            DECEMBER 31
                                                     --------------------------
                                                       1997      1996     1995
                                                       (DOLLARS IN THOUSANDS)

       Current                                       $ 8,963    $1,139   $  27
       Deferred                                       (1,633)    1,347     626
                                                     -------    ------   -----

                                                     $ 7,330    $2,486   $ 653
                                                     =======    ======   =====



    The difference between the effective tax rate implicit in the consolidated financial statements and the statutory federal income tax rate can be attributed to the following:

                                                                    YEAR ENDED DECEMBER 31
                                                               ------------------------------
                                                                1997        1996        1995

       Federal income tax provision at statutory rate           35.0 %      35.0 %      34.0 %
       State franchise taxes, net of federal tax effect          7.1         7.7         8.7
       Low income housing tax credit                            (1.8)          -           -
       Tax sharing agreement with Nuri Investments                 -           -       (15.7)
       Other, net                                               (0.3)        1.0        11.5
                                                                ----        ----        ----
       Effective income tax rate                                40.0 %      43.7 %      38.5 %
                                                                ====        ====        ====

    The federal income tax provision for the years ended December 31, 1997 and 1996 differs from the statutory corporate rate mainly due to state franchise taxes, tax credits from low income housing projects, tax sharing agreement with Nuri Investment, and others.

    The tax effects of temporary differences that give rise to significant portions of the deferred tax (assets) liabilities are presented below:

                                                                                   DECEMBER 31
                                                                             -----------------------
                                                                               1997          1996
                                                                              (DOLLARS IN THOUSANDS)

       Deferred tax liabilities:
         Core deposit premium                                                  $ 2,309      $ 2,618
         Depreciation                                                            3,424        3,517
         FHLB stock dividends                                                    1,937        1,637
         Deferred loan fees                                                      2,312        1,818
         Other, net                                                                794          748
                                                                               -------      -------

       Total gross deferred tax liabilities                                     10,776       10,338
                                                                               -------      -------

       Deferred tax assets:
         Bad debt deduction                                                     (2,883)      (2,446)
         Purchased loan discounts                                                 (882)        (917)
         Deferred compensation accrual                                            (551)        (473)
         California franchise tax                                                 (746)        (588)
         Unrealized loss on investment securities available for sale              (759)        (203)
         Other, net                                                             (2,174)        (570)
                                                                               -------      -------

       Total gross deferred tax assets                                          (7,995)      (5,197)
                                                                               -------      -------

       Net deferred tax liabilities                                            $ 2,781      $ 5,141
                                                                               =======      =======

14. COMMITMENTS AND CONTINGENCIES

    CREDIT EXTENSIONS - In the normal course of business, there are various outstanding commitments to extend credit which are not reflected in the accompanying consolidated financial statements. The Bank does not anticipate losses as a result of these transactions; however, the commitments are a component of the allowance for loan losses. Commercial and standby letters of credit totaled $87,737,000 and $28,663,000 at December 31, 1997 and 1996,
    respectively. In addition, the Bank had unfunded loan commitments of $171,656,000 and $90,918,000 at December 31, 1997 and 1996, respectively.

    The Bank uses the same credit policies in making commitments and conditional obligations as it does in extending loan facilities to customers. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, and income-producing commercial properties.

    LITIGATION - The Bank is a party to various legal proceedings arising in the normal course of business. While it is difficult to predict the ultimate outcome of such litigation, the Bank does not expect that such litigation will have a material adverse effect on its financial position as of December 31, 1997.

    LEASE COMMITMENTS - The Bank conducts a portion of its operations utilizing leased premises and equipment under operating leases. Rental expense amounted to $1,147,000, $1,307,000, and $1,546,000 for the years ended
    December 31, 1997, 1996, and 1995, respectively.

    During December 1996, the Bank, as tenant, entered into a lease agreement with an affiliate for the Los Angeles Chinatown branch. The term of the lease is for a period of 15 years, with an option to extend for an additional term of 5 years. For the years ended December 31, 1997 and 1996, the related rental expense amounted to $77,400 and $9,000, respectively.

    Future minimum rental payments under noncancelable leases are as follows:


          YEAR ENDING
          DECEMBER 31                                   (DOLLARS IN THOUSANDS)
              1998                                              $1,228
              1999                                               1,198
              2000                                               1,070
              2001                                                 797
              2002                                                 688
              Thereafter                                         2,629
                                                                ------

                                                                $7,610
                                                                ======

15. REGULATORY MATTERS

    As a state-chartered bank, the Bank is subject to various regulatory capital requirements administered by the federal banking agencies, including the Federal Deposit Insurance Corporation ("FDIC"). Failure to meet minimum capital requirements can initiate certain mandatory actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

    As of December 31, 1997 and 1996, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain specific total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table below. There are no conditions or events since that notification which management believes have changed the Bank's category.

    The Bank's actual and required capital ratios at December 31, 1997 and 1996 are as follows:

                                                                                                                TO BE WELL
                                                                                                             CAPITALIZED UNDER
                                                                            FOR CAPITAL ADEQUACY             PROMPT CORRECTIVE
                                                     ACTUAL                        PURPOSES                  ACTION PROVISIONS
                                             ----------------------      -------------------------       -----------------------
                                                AMOUNT      RATIO           AMOUNT        RATIO             AMOUNT       RATIO
                                             (DOLLARS IN THOUSANDS)        (DOLLARS IN THOUSANDS)         (DOLLARS IN THOUSANDS)
AS OF DECEMBER 31, 1997:
  Total Capital (to Risk-Weighted Assets)      $141,343     13.4%        >=  $84,571    >=  8.0%         >=  $105,714   >= 10.0%
  Tier I Capital (to Risk-Weighted Assets)     $129,070     12.2%        >=  $42,286    >=  4.0%         >=  $ 63,428   >=  6.0%
  Tier I Capital (to Average Assets)           $129,070      8.0%        >=  $64,677    >=  4.0%         >=  $ 80,846   >=  5.0%

AS OF DECEMBER 31, 1996:
  Total Capital (to Risk-Weighted Assets)      $127,316     14.3%        >=  $71,403    >=  8.0%         >=  $ 89,254   >= 10.0%
  Tier I Capital (to Risk-Weighted Assets)     $117,232     13.1%        >=  $35,702    >=  4.0%         >=  $ 53,553   >=  6.0%
  Tier I Capital (to Average Assets)           $117,232      7.9%        >=  $59,599    >=  4.0%         >=  $ 74,499   >=  5.0%



16. EMPLOYEE BENEFIT PLAN

    The Bank sponsors a defined contribution plan for the benefit of its employees. The Bank's contributions to the plan are determined annually by the Board of Directors in accordance with plan requirements. For tax purposes, eligible participants may contribute up to a maximum of 15% of their compensation, not to exceed the dollar limit imposed by the Internal Revenue Service. For the plan years ended December 31, 1997, 1996, and 1995, the Bank contributed $239,000, $176,000, and $146,000, respectively.

17. FAIR VALUES OF FINANCIAL INSTRUMENTS

    The estimated fair value amounts have been determined by the Bank using available market information and appropriate valuation methodologies. However, considerable judgment is required to interpret market data to develop estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Bank could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

                                                                                   DECEMBER 31
                                                               ---------------------------------------------------
                                                                        1997                         1996
                                                               ---------------------------------------------------
                                                               CARRYING     ESTIMATED       CARRYING     ESTIMATED
                                                                AMOUNT     FAIR VALUE        AMOUNT     FAIR VALUE
                                                                              (DOLLARS IN THOUSANDS)

       Assets:
         Cash and cash equivalents                              $347,601     $347,601        $292,570     $292,570
         Investment securities available for sale                374,810      374,810         406,468      406,468
         Loans receivable, net                                   934,850      949,303         862,640      866,842
         Accrued interest receivable                               8,155        8,155           8,310        8,310
         FHLB stock                                               13,881       13,881          10,074       10,074
         Derivative financial instruments:
           Interest rate swaps                                       478         (463)            614         (274)
           Interest rate caps                                        320          320             926          926

       Liabilities:
         Customer deposit accounts:
           Demand accounts                                      $372,587     $372,587        $354,930     $354,930
           Time deposits                                         862,485      862,290         827,956      826,684
         Other borrowings                                        139,000      139,025         244,000      244,034
         Accrued interest payable                                  2,261        2,261           1,293        1,293
         FHLB advances                                           211,000      211,084          55,000       54,246


    The methods and assumptions used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value are explained below:

      Cash and Cash Equivalents - The carrying amounts approximate fair values due to the short-term nature of these instruments.

      Investment Securities and Derivative Instruments - The fair value is based on quoted market price from securities brokers or dealers in the respective instruments, if available. If a quoted market price is not available, fair value is estimated using quoted market price for similar instruments.

     Loans - Fair values are estimated for portfolios of loans with similar financial characteristics, primarily fixed and adjustable rate interest terms. The fair values of fixed rate mortgage loans are based upon discounted cash flows utilizing applicable risk-adjusted spreads relative to the current pricing for 15- and 30-year conventional loans as well as anticipated prepayment schedules. The fair values of adjustable rate mortgage loans are based upon discounted cash flows utilizing discount rates that approximate the risk-adjusted pricing of available mortgage-backed securities having similar rates and repricing characteristics as well as anticipated prepayment schedules. No adjustments have been made for changes in credit within the loan portfolio. It is management's opinion that the allowance for loan losses pertaining to performing and nonperforming loans results in a fair valuation of such loans. The carrying amount of accrued interest receivable approximates its fair value.

     FHLB Stock - The carrying amount approximates fair value, as the stocks may be sold back to the Federal Home Loan Bank at carrying value.

     Deposits - The fair values of deposits are estimated based upon the type of deposit products. Demand accounts, which include passbooks and transaction accounts, are presumed to have equal book and fair values, since the interest rates paid on these accounts are based on prevailing market rates. The estimated fair values of time deposits are determined by discounting the cash flows of segments of deposits having similar maturities, utilizing a yield curve that approximated the prevailing rates offered to depositors as of each reporting date. The carrying amount of accrued interest payable approximates its fair value.

     Other Borrowings - The fair values of other borrowings are estimated by discounting the amounts contractually due under such agreements using the prevailing federal funds rate at each reporting date.

     FHLB Advances - The fair values of FHLB advances are estimated based on the discounted value of contractual cash flows, using rates currently offered by the Federal Home Loan Bank of San Francisco for fixed-rate credit advances with similar remaining maturities at each reporting date.

     Commitments to Extend Credit - The fair values of commitments to extend credit are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparty's credit standing. The fair values of these instruments are not material at December 31, 1997 and 1996.

   The fair value estimates presented herein are based on pertinent information available to management as of each reporting date. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date, and therefore, current estimates of fair value may differ significantly from the amounts presented herein.

18.  QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)


                                                                                         QUARTERS ENDED
                                                                  -------------------------------------------------------------
                                                                  DECEMBER 31,      SEPTEMBER 30,       JUNE 30,      MARCH 31,
                                                                      1997               1997             1997          1997
                                                                  -------------------------------------------------------------

Interest and dividend income                                         $28,073            $27,234        $25,995        $25,790
Interest expense                                                      16,394             16,113         14,978         15,161
                                                                     -------            -------        -------        -------
  Net interest income before loss provision                           11,679             11,121         11,017         10,629
Provision for loan losses                                              1,431              1,319          1,407          1,431
                                                                     -------            -------        -------        -------
  Net interest income after loss provision                            10,248              9,802          9,610          9,198
Noninterest income                                                     1,862              2,384          2,406          1,841
Noninterest expense                                                    7,461              6,965          7,415          7,169
                                                                     -------            -------        -------        -------
  Earnings before provision for income taxes                           4,649              5,221          4,601          3,870
Provision for income taxes                                             1,739              2,134          1,871          1,586
                                                                     -------            -------        -------        -------
  Net earnings                                                       $ 2,910            $ 3,087        $ 2,730        $ 2,284
                                                                     =======            =======        =======        =======
                                                                                         QUARTERS ENDED
                                                                  -------------------------------------------------------------
                                                                  DECEMBER 31,      SEPTEMBER 30,       JUNE 30,      MARCH 31,
                                                                      1996               1996             1996          1996
                                                                  -------------------------------------------------------------

Interest and dividend income                                         $25,112            $25,527        $23,361        $22,876
Interest expense                                                      14,705             15,405         13,291         13,867
                                                                     -------            -------        -------        -------
  Net interest income before loss provision                           10,407             10,122         10,070          9,009
Provision for loan losses                                              1,204              1,126          1,153            915
                                                                     -------            -------        -------        -------
  Net interest income after loss provision                             9,203              8,996          8,917          8,094
Noninterest income                                                     1,793              1,466          1,158          1,154
SAIF recapitalization assessment                                           -              7,040              -              -
Noninterest expense                                                    6,776              6,880          7,052          7,341
                                                                     -------            -------        -------        -------
  Earnings (loss) before provision
      for income taxes                                                 4,220             (3,458)         3,023          1,907
Provision (benefit) for income taxes                                   1,779             (1,413)         1,285            835
                                                                     -------            -------        -------        -------
  Net earnings (loss)                                                $ 2,441            $(2,045)       $ 1,738        $ 1,072
                                                                     =======            =======        =======        =======

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law sets forth circumstances under which directors, officers, employees, and agents may be insured or indemnified against liability which they may incur in their capacities as such.

     The Certificate of Incorporation of Registrant attached as Exhibit 3(i) hereto, requires indemnification of directors and executive officers to the fullest extent permitted by Delaware law.

     Registrant may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of Registrant or is or was serving at the request of Registrant as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against the person and incurred by the person in any such capacity or arising out of his status as such, whether or not Registrant would have the power to indemnify the person against such liability under the provisions of the Certificate of Incorporation.

     Registrant believes that these provisions assist Registrant in, among other things, attracting and retaining qualified persons to serve Registrant and its subsidiary. However, a result of such provisions could be to increase the expenses of Registrant and effectively reduce the ability of stockholders to sue on behalf of Registrant because certain suits could be barred or amounts that might otherwise be obtained on behalf of Registrant could be required to be repaid by Registrant to an indemnified party.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted pursuant to the foregoing provisions to directors, officers or persons controlling Registrant, Registrant has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in said Act and is therefore unenforceable.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a)  EXHIBITS.

          EXHIBIT
          NO.      EXHIBIT DESCRIPTION
          ---      -------------------


          2 Plan of Reorganization and Merger Agreement between East West Bancorp, Inc. ("Registrant"), East-West Bank ("Bank"), and East West Merger Co., Inc. ("Merger Co.") (Annex I of
                   Written Consent Statement/Prospectus)

          3(i)     Certificate of Incorporation of the Registrant

          3(ii)    Bylaws of the Registrant

          4.1      Specimen Certificate of Registrant

          4.2      Registration Rights Agreement

          4.3      Warrant Agreement

          5.1 Opinion of Manatt, Phelps & Phillips, LLP re: Legality of Securities being Registered*

         10.1      Employment Agreement with Dominic Ng

         10.2      Employment Agreement with Julia Gouw

         10.3      Employment Agreement with William Chu

         10.4      Employment Agreement with Michael Tyminski

         10.5      Employment Agreement with Douglas P. Krause

         10.6 East West Bancorp, Inc. 1998 Employee Stock Incentive Plan and Forms of Agreements

         10.7      East West Bancorp, Inc. 1998 Employee Stock Purchase Plan

         10.8      Agency Agreement

         21        Subsidiaries of the Registrant

         23.1      Consent of Manatt, Phelps & Phillips, LLP (included in
                   Exhibit 5.1)*

         23.2      Consent of Deloitte & Touche LLP

         24        Power of Attorney (reference is made to the signature page)

         27        Financial Data Schedule**

       --------
       *   To be filed by amendment.
       **  Contained in electronically filed version only.


     (b)  FINANCIAL STATEMENT SCHEDULES

          All schedules are omitted because the required information is not applicable or is included in the Financial Statements of the Bank and the related notes.

     (c)  NOT APPLICABLE.

ITEM 22.  UNDERTAKINGS

     (a) The undersigned Registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act.

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering.

     (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (e) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Marino, State of California, on September 15, 1998.

                              EAST WEST BANCORP, INC.



                              By:  /s/ Dominic Ng
                                   -------------------------------------
                                   Dominic Ng
                                   Chairman of the Board, President, and
                                    Chief Executive Officer
                                   (Duly Authorized Representative)

     We the undersigned directors and officers of East West Bancorp, Inc. do hereby severally constitute and appoint Dominic Ng and Douglas P. Krause our true and lawful attorney and agent, to do any and all things and acts in our names in the capacities indicated below and to execute all instruments for us and in our names in the capacities indicated below which said attorneys may deem necessary or advisable to enable East West Bancorp, Inc. to comply with the Securities Act of 1933, as amended, and any rules, regulations, and requirements of the Securities and Exchange Commission, in connection with the registration statement on Form S-4 relating to the offering of East West Bancorp, Inc. common stock, including specifically but not limited to, power and authority to sign for us or any of us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby ratify and confirm all that attorneys shall do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated as of September 15, 1998.



/s/ Dominic Ng                         /s/ Julia Gouw
---------------------------------      ------------------------------------
Dominic Ng                             Julia Gouw
Chairman of the Board, President,      Executive Vice President,
Chairman, and Chief                    Chief Financial
 Executive Officer                      Officer, and Director
 (principal executive officer)          (principal financial and accounting
                                         officer)


/s/ Jack C. Liu                        /s/ Herman Li
---------------------------------      ------------------------------------
Jack C. Liu                            Herman Li
Director                               Director


/s/ Kenneth P. Slosser                /s/ Edward Zapanta
---------------------------------     -------------------------------------
Kenneth P. Slosser                    Edward Zapanta
Director                              Director